  As filed with the Securities and Exchange Commission on April 26, 1999

                                      Registration Statement No. 333-72321

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                              PRE-EFFECTIVE

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                               ----------------

                             BGF INDUSTRIES, INC.
            (Exact name of Registrant as specified in its charter)

        Delaware                     2221                    56-1600845
  (State of Formation)         (Primary Standard          (I.R.S. Employer
                                  Industrial             Identification No.)
                              Classification Code
                                    Number)

                            3802 Robert Porcher Way
                       Greensboro, North Carolina 27410
                                (336) 545-0011
(Name, address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)


                                                   With a copy to:
     Richard L. Cromer, President                B. Lynn Walsh, Esq.
         BGF Industries, Inc.                     Alston & Bird LLP
        3802 Robert Porcher Way                  One Atlantic Center
   Greensboro, North Carolina 27410          1201 West Peachtree Street
            (336) 545-0011                   Atlanta, Georgia 30309-3424
                                                   (404) 881-7185
(Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

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                                                      Proposed           Proposed
                                                      Maximum            Maximum
       Title of Each Class of       Amount to be Offering Price per Aggregate Offering      Amount of
    Securities to be Registered      Registered       Note(1)             Price        Registration Fee(2)
----------------------------------------------------------------------------------------------------------
 10 1/4% Series B Senior
  Subordinated Notes due 2009.....  $100,000,000        100%           $100,000,000          $27,800

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f), based upon the book value of such securities.

(2)  Filing fee previously paid.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the SEC + +is effective. This prospectus is not an offer to sell these securities and we + +are not soliciting an offer to buy these securities in any state where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 26, 1999

PROSPECTUS

                              BGF INDUSTRIES, INC.

                    Exchange Offer for $100,000,000 of
                   10 1/4% Senior Subordinated Notes due 2009

The Exchange Notes:

 . The terms of the exchange notes we issue will be substantially identical to the outstanding notes that we issued on January 21, 1999, except for the elimination of transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

The Exchange Offer:

 . The exchange offer will expire at 5:00 p.m., New York City time, on       ,
  1999, unless extended.

 . Upon our completion of the exchange offer, all old notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act.

 . Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

 . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

 . There is no existing trading market for the exchange notes and we do not intend to list the exchange notes on any national securities exchange or Nasdaq.

 . We will not receive any cash proceeds from the exchange offer.

Notice to Investors:

 . You should consider carefully the risk factors beginning on page 11 of this prospectus before tendering your old notes in the exchange offer.

 . Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is       , 1999.

   We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the exchange notes in any state where such offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

   This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                               TABLE OF CONTENTS

Prospectus Summary.........................................................   1
Risk Factors...............................................................  11
  The old notes outstanding after the exchange offer will not have registration rights and we expect the market for the old notes to be illiquid................................................................  11
  We have a significant level of indebtedness and may incur additional indebtedness............................................................  11
  Our level of indebtedness is significant to you..........................  11
  Your exchange notes will be subordinate to our senior debt...............  12
  Our indebtedness may prevent us from satisfying our obligations under the notes...................................................................  12
  Market downturns could reduce demand for our products....................  13
  We compete in highly competitive markets.................................  13
  Our operating performance is dependent upon a limited number of customers...............................................................  14
  We may experience a decline in the supply of the raw materials we use to make our products.......................................................  14
  The Year 2000 problem may adversely affect our business operations and we may incur significant costs to make our systems Year 2000 compliant.....  14
  We may be responsible for environmental and safety and health costs that could adversely affect us...............................................  16
  We may have conflicts of interest with our controlling equity holders that could adversely affect us..........................................  16
  We may not have sufficient funds to repay the exchange notes upon a change of control.......................................................  16
  We may be adversely affected by changes in technology....................  16
  The issuance of the old notes and any note guarantee may be subject to fraudulent conveyance laws..............................................  17
  You cannot be sure that an active trading market will develop for the exchange notes..........................................................  17
Where You Can Find More Information........................................  18
Cautionary Statement Regarding Forward Looking Statements..................  18
Market and Industry Data...................................................  18
Use of Proceeds............................................................  19
Capitalization.............................................................  20
Selected Financial and Operating Information...............................  21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  23
Business...................................................................  34
Management.................................................................  43
Certain Relationships and Related Party Transactions.......................  48
Stock Ownership............................................................  50
Description of Other Indebtedness Senior to the Exchange Notes.............  51
Description of Exchange Notes..............................................  55
United States Federal Tax Considerations...................................  93
The Exchange Offer.........................................................  96
Plan of Distribution....................................................... 105
Legal Matters.............................................................. 106
Experts.................................................................... 106
Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

   This summary highlights some information from this prospectus. It may not contain all the information that is important to you. For a more complete understanding of the exchange offer, we encourage you to read the entire prospectus carefully, including the risk factors and financial statements.

                            The Exchange Offer

   In this prospectus (1) "old notes" refer to the 10 1/4% Senior Subordinated Notes due 2009 that we issued on January 21, 1999, (2) "exchange notes" refer to the 10 1/4% Series B Senior Subordinated Notes due 2009 that we previously registered under the Securities Act of 1933 and that we are offering in exchange for the old notes, and (3) "notes" refer to the old notes and the exchange notes collectively.

The Exchange Offer.....       We are offering to exchange $1,000 principal
                              amount of our exchange notes for each $1,000 principal amount of old notes. As of the date of this prospectus, $100,000,000 in aggregate principal amount of old notes are outstanding.

                              We have registered the exchange notes under the Securities Act and they are substantially identical to the old notes, except for transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

Resale of the Exchange        Under existing SEC interpretations set forth in
 Notes.................       no-action letters, we believe that the exchange
                              notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

                              . you are acquiring the exchange notes in the
                                ordinary course of business;

                              . you are not participating, do not intend to
                                participate, and have no arrangement or
                                understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                              . you are not an affiliate of ours.

                              If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

                              Each participating broker-dealer that is issued exchange notes for its own account in exchange for old notes which were acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an


                              "underwriter" within the meaning of the
                              Securities Act. A participating broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. We will make this prospectus and any amendment or supplement to this prospectus available for a period of 180 days after the date of this prospectus to any participating broker-dealer for use in connection with any such resales. We believe that no registered holder of the old notes is an "affiliate" of ours, as defined in Rule 405 of the Securities Act.

                              Any broker-dealer that is not a participating broker-dealer may not rely on existing SEC interpretations set forth in no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes or the exchange notes. Such requirements include being named as a selling security holder in a registration statement related to any such resales.

                              The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Accrued Interest on the
 Exchange Notes and the Old
 Notes.................       Interest on the exchange notes will accrue from
                              the last interest payment date on which interest was paid on the old notes, or, if no interest was paid on the old notes, from January 21, 1999, the date of issuance of the old notes. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

No Minimum Condition...      We are not conditioning the exchange offer on the
                              tender of any minimum aggregate principal amount of old notes.

Expiration Date........     The exchange offer will expire at 5:00 p.m., New
                              York City time, on       , 1999, unless we decide
                              to extend the exchange offer.

                              We can keep the exchange offer open for up to 30 business days after the effective date of our exchange offer registration statement without incurring liquidated damages under our registration rights agreement. If we begin the exchange offer immediately after the registration statement is effective, we will then be able to extend the exchange offer for an additional 10
                              business days after      , 1999 without incurring
                              liquidated damages.

Withdrawal Rights......     You may withdraw your tender at any time prior to
                              5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange    We are not required to accept for exchange any
 Offer.................       old notes, and we may terminate or amend the
                              exchange offer if:

                              . we are faced with any legal action or
                                proceeding that might materially impair our ability to proceed with the exchange offer or if any material adverse development occurs in an existing action or proceeding with respect to us;

                              . the exchange offer violates applicable law or
                                any applicable SEC interpretations; or

                              . we do not obtain any governmental or quasi-
                                governmental approvals that we deem necessary to consummate the exchange offer.

                              We may waive these conditions, but we currently anticipate that each of the conditions will be satisfied. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any of these conditions occur.

Procedures for Tendering      If you are a holder of old notes who wishes to
 Old Notes.............       accept the exchange offer, you must:

                              . complete, sign and date the accompanying letter
                                of transmittal, or a facsimile thereof, and mail or otherwise deliver such documentation, together with your old notes to the exchange agent at the address set forth under "The Exchange Offer--Exchange Agent;" or

                              . arrange for the Depository Trust Company to
                                transmit all required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

                              By tendering your old notes, in either manner, you will be representing, among other things, that:

                              . you are acquiring the exchange notes in the
                                ordinary course of business;

                              . you are not participating, do not intend to
                                participate, and have no arrangement or
                                understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                              . you are not an affiliate of ours.

Special Procedures for
 Beneficial Owners.....       If you beneficially own old notes registered in
                              the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery           If you wish to tender your old notes and time
 Procedures............       will not permit your required documents to reach
                              the exchange agent by the expiration
                              date, or the procedures for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                              Guaranteed Delivery Procedures."

Use of Proceeds.............  We will not receive any proceeds from the exchange of notes in the exchange offer. We will pay all our expenses incurred in connection with the exchange offer.

Federal Income Tax            The exchange of notes in the exchange offer will
 Consequences...............  not result in any gain or loss to you for U.S.
                              federal income tax purposes. See "United States
                              Federal Tax Considerations."

Effect on Holders of Old      As a result of this exchange offer, we will have
 Notes......................  fulfilled an obligation under the registration rights agreement with the initial purchaser of the old notes and, accordingly, there will be no increase in the interest rate on the old notes.

                              If you do not tender your old notes in the exchange offer:

                              . you will continue to hold the old notes and
                                will be entitled to all the rights and
                                limitations applicable to the old notes under the indenture governing the notes, except for any rights under the registration rights agreement that terminate as a result of the completion of the exchange offer; and

                              . you will not have any further registration or
                                exchange rights and your old notes will be subject to restrictions on transfer. Accordingly, the trading market for untendered old notes could be adversely affected.

Shelf Registration            In some situations, holders of old notes may
 Statement..................  require us to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of old notes by such holders.

Exchange Agent..............  The Bank of New York is serving as exchange agent in connection with the exchange offer.

                            The Exchange Notes

Issuer.................       The exchange notes will be the obligations of
                              BGF.

Securities Offered.....       Up to $100,000,000 in principal amount of 10 1/4%
                              Series B Senior Subordinated Notes due 2009.

Maturity Date..........       January 15, 2009.

Interest Payment Dates......  January 15 and July 15, beginning on July 15,
                              1999.

Optional Redemption....       We may redeem:

                              . all or part of the exchange notes beginning on
                                January 15, 2004, at the redemption prices described in "Description of Exchange Notes-- Redemption;" and

                              . up to 35% of the exchange notes originally
                                issued at any time prior to January 15, 2002 at the price of 110.5% of their face amount, plus accrued and unpaid interest, with money we raise in public equity offerings.

Ranking................       The exchange notes are, and any note guarantees
                              will be, senior subordinated debt. They rank behind all of our current and future indebtedness, other than trade payables, except indebtedness that expressly provides that it is not senior to the exchange notes. The exchange notes will effectively rank behind any of our future indebtedness that is secured by any of our assets to the extent of the value of such assets, even if such indebtedness expressly provides that it is not senior to the exchange notes.

                              As of March 31, 1999, the amount of our
                              indebtedness that ranked senior to the exchange notes was $53.0 million. On that date, we did not have any debt that ranked equal with or junior to the exchange notes.

                              If we are in compliance with our financial covenants, we have the ability to incur up to an additional $72 million of debt under our senior credit facility, which would be senior to the exchange notes. We have no immediate intention to enter into any additional senior or junior debt aside from what may be available under our senior credit facility.

Note Guarantees........       If we form any U.S. subsidiaries, they will
                              guarantee the exchange notes on an unsecured basis. The note guarantees will be senior subordinated debts. They will rank behind:

                              .  all of the indebtedness of the note
                                 guarantors, other than trade payables, except indebtedness that expressly provides that it is not senior to the note guarantees and

                              . any indebtedness of the note guarantors that is secured by any assets to the extent of the value of such assets.

Mandatory Offer to            If we sell assets not in the ordinary course of
 Purchase..............       business or experience a change of control, we
                              may be required to offer to purchase the exchange notes at a purchase price equal to 101% of their face amount, plus interest within 30 to 60 days after these events. If we are required to offer to purchase the exchange notes, we cannot assure you that we will have adequate funds to do so at that time or that we will be able to obtain funds from third party sources on reasonable terms, if at all.

Basic Covenants of            We will issue the exchange notes under an
 Indenture..................  indenture that will contain covenants for your benefit. Such covenants, among other things, could limit or restrict our ability and the ability of our subsidiaries to:

                              . incur additional debt;

                              . pay dividends and make distributions;

                              . repurchase securities;

                              . make investments;

                              . create liens;

                              . transfer or sell assets;

                              . enter into transactions with affiliates;

                              . issue or sell stock of subsidiaries; or

                              . merge or consolidate.

                              However, these restrictions will be subject to a number of important qualifications and exceptions. For more details, see "Description of Exchange Notes--Material Covenants."

                           BGF Industries, Inc.

   We produce specialty woven and non-woven fabrics made from glass, carbon and aramid yarns for use in a variety of electronic, filtration, composite, insulation, construction and commercial products. Both in revenue and market share, we are the second largest manufacturer of glass fiber fabrics and a leading producer of other high performance fabrics in North America. Some of our customers use glass fiber fabrics to construct multi-layered and rigid printed circuit boards, which are an integral component to virtually all advanced electronic products, including computers and cellular telephones. Other of our customers use our fabrics to strengthen, insulate and enhance the dimensional stability of hundreds of products that they make for various downstream markets, such as aerospace, transportation, construction, power generation and oil refining. For a thorough description of our products and markets, see "Business."

   We sell our products to over 400 customers, including Cytec Fiberite, Polyclad Laminates, Isola USA, General Electric, BHA Group, Chemfab and 3M. For the year ended December 31, 1998, our net sales were $201.8 million. Sales of glass fiber fabrics accounted for 84.6% of our net sales in that period. Sales of glass fiber fabrics for the electronics industry, primarily for use in printed circuit boards, accounted for approximately half of our net sales in 1998.

   Porcher Industries S.A. of Badinieres, France owns 100% of BGF through its United States holding company, Glass Holdings Corp. Porcher Industries is a worldwide leader in the industrial fabrics industry and has manufacturing facilities in France, Brazil, China, the United Kingdom and, through our facilities, the United States.

   The following chart shows the organizational structure of Porcher
Industries.


    [CHART SHOWING THE ORGANIZATIONAL STRUCTURE OF PORCHER INDUSTRIES HERE]

                           The Affiliated Transaction

   On September 30, 1998, AGY Holdings, Inc., a wholly owned subsidiary of our parent company, Glass Holdings, acquired a 51% ownership interest in Advanced Glassfiber Yarns LLC from Owens Corning for aggregate consideration of $338.9 million, including post-closing adjustments. Advanced Glassfiber owns and operates the glass yarns and specialty materials business formerly owned by Owens Corning. Advanced Glassfiber is our largest supplier of glass yarns, the principal material we use to produce glass fiber fabrics. Owens Corning, which formed Advanced Glassfiber to own and operate its glass yarns and specialty materials business, owns the remaining 49% interest through its wholly owned subsidiary, Jefferson Holdings, Inc.

   To fund AGY Holdings' purchase of the 51% ownership interest in Advanced
Glassfiber:

  . we borrowed $88.4 million, including $1.4 million to fund a post-closing purchase price adjustment, under our $125.0 million senior credit facility with First Union National Bank;

  . we borrowed $65.0 million under our $65.0 million senior subordinated credit facility with First Union Investors, Inc.;

  . we then loaned $138.6 million to Glass Holdings and Glass Holdings then loaned this amount to AGY Holdings;

  . AGY Holdings used the proceeds from this loan, along with an additional
    $198.9 million intra-day loan from First Union National Bank and $4.7 million in other borrowings, to purchase the 51% interest in Advanced Glassfiber; and

  . after the completion of the purchase, Advanced Glassfiber paid AGY
    Holdings a $203.6 million dividend and AGY Holdings used this money to repay the $198.9 million intra-day loan and the $4.7 million in other borrowings.

   The cash outlay by BGF for the 51% ownership interest in Advanced Glassfiber was $135.3 million plus costs of $3.3 million, for a total cash outlay of $138.6 million. The net proceeds from the offering of the old notes were used to repay all amounts outstanding under our senior subordinated credit facility and a portion of the amounts outstanding under our senior credit facility incurred in connection with the affiliated transaction.

                    Summary Historical Financial Information

   We present below our summary historical and as adjusted information for the periods indicated.

   We derived the historical information for the years ended December 31, 1996, 1997 and 1998 from our audited financial statements which appear elsewhere in this prospectus. We derived the historical information for each of the years in the two year period ended December 31, 1995 from our audited financial statements which are not included in this prospectus.

   Our summary unaudited as adjusted financial information as of and for the year ended December 31, 1998 gives effect to the issuance and sale of the old notes and the exchange of old notes for exchange notes and the affiliated transaction as if such events occurred on January 1, 1998, except for balance sheet data, which gives effect to the issuance and sale of the old notes and the exchange of old notes for exchange notes as if such events had occurred on December 31, 1998.

   The summary unaudited as adjusted financial information does not purport to be indicative of what our results of operations would actually have been had the affiliated transaction and the offering of the old notes been completed on such date, or to project our results of operations for any future period.

   We have presented EBITDA in our summary historical and as adjusted other data because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. EBITDA presented below may not necessarily be comparable to similarly titled measures reported by other companies as they are not calculated identically by all companies. We define EBITDA as net income before income taxes, interest expense, depreciation and amortization expense, cumulative effect of an accounting change, and other (income) expenses, net.


   You should read the summary historical financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, the related notes, and other information contained in this prospectus.

                                                        Fiscal Year Ended
                          -----------------------------------------------------------------------------
                          December 31, December 31, December 31, December 31, December 31, December 31,
                              1994         1995         1996         1997         1998         1998
                          ------------ ------------ ------------ ------------ ------------ ------------
                                                                                 Actual    As Adjusted
                                                                              ------------ ------------
                                                                                           (unaudited)
                                                     (dollars in thousands)
Statement of Operations
 Data:
Net sales...............    $150,023     $176,792     $195,196     $217,889     $201,754     $201,754
Gross profit............      25,412       32,469       50,371       47,403       39,276       39,276
Operating income........      17,839       23,320       40,151       37,664       29,576       29,576
Interest expense(1).....       4,311        2,979        1,993        2,355        4,517       15,526
Other (income) expenses,
 net....................       1,663          664       (1,868)         (73)        (112)        (112)
Income tax expense......       4,478        7,093       15,996       13,652        9,854        5,616
Income before cumulative
 effect of change in
 accounting principle...       7,387       12,584       24,030       21,730       15,317        8,546
Cumulative effect of
 change in accounting
 for post-retirement
 benefits(2)............         600           --           --           --           --           --
Net income..............    $  6,787     $ 12,584     $ 24,030     $ 21,730     $ 15,317     $  8,546

Other Data:
Capital expenditures....    $  1,942     $  8,311     $ 21,983     $  7,275     $ 11,299     $ 11,299
Depreciation and
 amortization(3)........       7,801        8,223        6,085        6,759        7,399        7,399
EBITDA(4)...............      25,640       31,543       46,236       44,423       36,975       36,975
Cash flows from
 operating activities...      11,705       17,561       22,791       19,898       29,471       23,528
Cash flows from
 investing activities...      (1,925)      (8,268)     (25,425)      (7,275)     (11,283)     (11,283)
Cash flows from
 financing activities...      (6,500)     (16,666)       2,778      (12,759)     (18,199)     (18,199)

                                                                (continued)

                                                       Fiscal Year Ended
                         -----------------------------------------------------------------------------
                         December 31, December 31, December 31, December 31, December 31, December 31,
                             1994         1995         1996         1997         1998         1998
                         ------------ ------------ ------------ ------------ ------------ ------------
                                                                                               As
                                                                                Actual    Adjusted(5)
                                                                             ------------ ------------
                                                    (dollars in thousands)                (unaudited)
Balance Sheet Data (at
 period end):
Working capital.........   $45,534      $40,745      $ 39,702     $ 51,799     $ 53,424     $ 54,072
Total assets............    95,592       97,029       123,784      136,476      136,766      138,234
Total debt:
 Senior credit
  facility..............        --           --            --           --     $ 86,000     $ 56,150
 Senior subordinated
  credit facility.......        --           --            --           --       65,000           --
 Exchange notes.........        --           --            --           --           --       98,000
 Other..................   $35,000      $17,500       $36,276      $25,000           --           --
                           -------      -------      --------     --------     --------     --------
 Total..................   $35,000      $17,500      $ 36,276     $ 25,000     $151,000     $154,150
                           =======      =======      ========     ========     ========     ========
Stockholder's equity
 (deficit)..............    45,030       57,614        66,480       83,297      (38,176)     (39,210)

--------

(1) As adjusted interest expense was calculated by multiplying the additional financing required to fund the affiliated transaction and related costs times the interest rate on the financing facilities (i.e., the senior credit facility and the exchange notes). Interest on the senior credit facility was estimated at 8.0% based on an average 90 day LIBOR rate through September 30, 1998 and an estimated applicable margin as outlined in the facility's credit agreement. The interest on the exchange notes was based on the effective interest rate of 10.58%. If the interest rate on the senior credit facility changed 1/8%, interest expense would change by $134 for the year ended December 31, 1998.

(2) Attributable to BGF's adoption in 1994 of Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits other than Pensions."

(3) Amounts do not include amortization of debt issuance costs and original issue discount, which is included in interest expense.

(4)  EBITDA is calculated as follows:

                                                           Fiscal Year Ended
                             -----------------------------------------------------------------------------
                             December 31, December 31, December 31, December 31, December 31, December 31,
                                 1994         1995        1996          1997         1998         1998
                             ------------ ------------ ------------ ------------ ------------ ------------
                                                                                    Actual    As Adjusted
                                                                                 ------------ ------------
                                                                                              (unaudited)
   Net income..............    $ 6,787      $12,584      $24,030      $21,730      $15,317      $ 8,546
   Depreciation and
    amortization...........      7,801        8,223        6,085        6,759        7,399        7,399
   Interest................      4,311        2,979        1,993        2,355        4,517       15,526
   Taxes...................      4,478        7,093       15,996       13,652        9,854        5,616
                               -------      -------      -------      -------      -------      -------
                                23,377       30,879       48,104       44,496       37,087       37,087
   Accounting changes......        600           --           --           --           --           --
   Other (income) expense..      1,663          664       (1,868)         (73)        (112)        (112)
                               -------      -------      -------      -------      -------      -------
   EBITDA..................    $25,640      $31,543      $46,236      $44,423      $36,975      $36,975
                               =======      =======      =======      =======      =======      =======

(5) As adjusted assets, total debt, and stockholder's equity at December 31, 1998 are calculated by using the historical financials at December 31, 1998 and adjusting for the issuance and the sale of the old notes and the exchange of old notes for exchange notes ($98,000), repayments of the senior subordinated credit facility ($65,000), repayments of the senior credit facility ($29,850), write-off of debt issuance costs related to the senior subordinated credit facility ($1,034, net of tax), and payment of fees related to the old notes ($3,150).

                                  RISK FACTORS

   Before you tender your old notes, you should be aware that there are various risks involved in such an investment, including those we describe below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to tender your old notes in the exchange offer.

The old notes outstanding after the exchange offer will not have registration rights and we expect the market for the old notes to be illiquid.

   If you do not exchange your old notes for exchange notes pursuant to the exchange offer, your old notes will continue to be subject to the restrictions on transfer of old notes. In general, you may not offer or sell old notes unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act.

   Under existing SEC interpretations, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that:

  .you are acquiring the exchange notes in the ordinary course of business;

  .you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

   .you are not an affiliate of ours.

   Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes may be adversely affected.


We have a significant level of indebtedness and may incur additional indebtedness.

   We incurred significant debt in connection with AGY Holdings' purchase of a 51% ownership interest in Advanced Glassfiber and as a result, we have significant debt service obligations. Our annual debt service for 1999 will be $1.0 million and will increase each year based on the payment schedule of the term loan under the senior credit facility, until its maturity in 2004. As of March 31, 1999, we had $153.0 million of indebtedness, including the old notes. We also had $72.0 million of additional borrowing availability under our senior credit facility as of such date. As of March 31, 1999, the old notes were subordinated to $53.0 million of senior debt. In addition, the indenture governing the notes does not fully prohibit us from incurring substantial additional indebtedness. If we add new debt to our current debt levels, the related risks that we now face could intensify. See "Capitalization," "Selected Financial and Operating Information" and "Description of Other Indebtedness Senior to the Exchange Notes."

Our level of indebtedness is significant to you.

   Our substantial indebtedness poses important consequences to you, including the risks that:

  . we will use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions, research and development and other general corporate purposes;

  . our indebtedness may limit our ability to obtain additional financing on satisfactory terms and to otherwise fund working capital, capital expenditures, acquisitions, research and development, and other general corporate requirements;

  . our level of indebtedness may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures;

  . our debt may bear interest at variable rates which creates higher debt service requirements if market interest rates increase; and

  . our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, could have a material adverse effect on us.

   Our ability to pay principal and interest on the exchange notes and to satisfy our other debt obligations will depend on our future operating performance. Our operating performance will be affected by prevailing economic conditions and financial, business and other factors which may be beyond our control. If we cannot generate sufficient cash flow from operations to meet our obligations, we may be forced to reduce or delay capital expenditures, sell assets, restructure or refinance our debt, or seek additional equity capital. We cannot assure you that any of these remedies would be satisfactory or could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Other Indebtedness Senior to the Exchange Notes" and "Description of Exchange Notes."

Your exchange notes will be subordinate to our senior debt.

   Before paying principal and interest on the exchange notes, we must first make payments on any of our existing and future senior debt that is in default, including all outstanding amounts under our senior credit facility. As of March 31, 1999, we had $53.0 million of senior debt outstanding. In addition, we had approximately $72.0 million of additional borrowing availability under our senior credit facility on that date.

   Substantially all of our real and personal property secures our obligations under our senior credit facility. If we default on any payments required under any of our secured debt, the secured lenders could declare all amounts outstanding, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay the amounts due, the lenders could proceed against the collateral securing the debt. If the lenders proceed against any of the collateral, we may not have enough assets left to pay you or the other noteholders. Moreover, if we become bankrupt or similarly reorganize, we may not be able to use our assets to pay you or the other noteholders until after we repay all of our senior debt, including all indebtedness under the existing senior credit facility or any replacement senior credit facility. In addition, the existing senior credit facility and any replacement senior credit facility may prohibit us from paying amounts due on the exchange notes, or from purchasing, redeeming or otherwise acquiring the exchange notes if a default exists under our senior debt. None of our non-United States subsidiaries will guarantee the exchange notes and the exchange notes will be effectively subordinated in right of payment to all debt and other liabilities, excluding trade payables, of these subsidiaries. See "Description of Exchange Notes-- Subordination of the Exchange Notes and the Note Guarantees."

Our indebtedness may prevent us from satisfying our obligations under the notes.

   Our senior credit facility and the indenture governing the old notes and the exchange notes each contain a number of significant covenants that may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interests. These covenants could limit or restrict our ability to:

  .  incur additional debt;

  .  pay dividends and make distributions;

  .  repurchase securities;

  .  make investments;

  .  create liens;

  .  transfer or sell assets;

  .  enter into transactions with affiliates;

  .  issue or sell stock of subsidiaries; or

  .  merge or consolidate.

   In addition, our senior credit facility requires us to comply with financial ratios. Events beyond our control may prevent us from complying with these ratios. If we breach any of the covenants in the senior credit facility or the indenture, or if we are unable to comply with the required financial ratios, we may be in default under the senior credit facility and the indenture. If we default under the senior credit facility, the lenders can declare all borrowings outstanding, including accrued interest and other fees, due and payable. If we use all of our available cash to repay borrowings under the senior credit facility, we may not be able to make payments on the exchange notes. See "Description of Other Indebtedness Senior to the Exchange Notes" and "Description of Exchange Notes."

Market downturns could reduce demand for our products.

   We sell our products for use in a wide range of applications in the electronics, composites, filtration, commercial, insulation and construction markets. Any downturn in these markets, which are susceptible to cyclical and general economic downturns, would reduce demand for our products. A reduction in overall demand will likely result in increased competition for customers. If we fail to meet satisfactorily the challenges of increased competition, our business, financial condition and results of operations could be adversely affected. For example, according to recent press reports, a significant number of aircraft orders placed by Asian buyers have been, or could be, cancelled. These cancellations could adversely affect the aerospace industry and, in turn, could adversely affect the demand for our composite products, the majority of which are ultimately used by end-users in the aerospace industry. If that demand were to decrease, it could have a material adverse effect on our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition."

We compete in highly competitive markets.

   The markets in which we compete are highly competitive and some of our competitors may have greater financial and other resources than we do. We cannot assure you that we will be able to continue to compete effectively in the future or that other competitors will not enter the markets in which we compete.

   We believe that the principal competitive factors affecting our markets include the:

  . quality, performance, price and consistency of products;

  . responsiveness to customer requirements; and

  . ability to maintain customer relationships.

   Our primary domestic competitor is Hexcel Corporation. In September 1998, Hexcel acquired the assets and operating liabilities of the glass fiber fabrics manufacturing business of Clark-Schwebel. Prior to the acquisition, Clark-Schwebel was our primary domestic competitor in the glass fiber fabrics market. Our major competitors globally are Hexcel/Clark-Schwebel, Nitto Boseki (Japan), Nan Ya Plastics (Taiwan) and Taiwan Glass (Taiwan).

   Historically, imports of glass fiber fabrics into the U.S. have been limited because of import quotas, restrictions, duties and tariffs. Recently, however, imports of goods such as laminates and rigid printed circuit boards from Asia have increased and are negatively affecting demand for domestically produced heavyweight glass fiber fabrics. Increased competition from Asian producers, particularly in heavyweight glass fiber fabrics for the electronics market, has also resulted from:

  . their increased vertical integration of glass yarn manufacturing and weaving operations;

  .  greater price competition due to currency fluctuations; and

  .  their increased heavyweight manufacturing capacity.

   As a result of these competitive pressures, in 1998, our net sales of heavyweight glass fiber fabrics declined 36.2% from 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition."

Our operating performance is dependent upon a limited number of customers.

   Sales to our top ten customers accounted for 54.9% of our total sales in 1998. A decrease in business from, or the loss of one or more of our major customers could have a material adverse effect on our business, financial condition and results of operations. Our customers are not contractually required to purchase any of our products and may terminate their relationship with us at any time. We have been advised by one of our top three customers that it intends to terminate its heavyweight laminates business. Consequently, this customer will no longer purchase heavyweight fiber fabrics from us for use in producing rigid printed circuit boards. We estimate that approximately $13.2 million of our total sales of heavyweight fiber fabrics to this customer in fiscal 1998 were used to produce rigid printed circuit boards. We believe this termination resulted from competitive pressures from Asian laminate producers. However, we believe that this customer will continue to purchase other fabrics from us.

   In addition, our future business, financial condition and results of operations will depend to a significant extent upon the commercial success of our major customers and their continued willingness to purchase our products. Any significant downturn in the business of our major customers could cause them to reduce or discontinue their purchases from us. This could have a material adverse effect on our business, financial condition and results of operations. See "Business--Sales and Marketing."

We may experience a decline in the supply of the raw materials we use to make our products.

   We purchase the vast majority of our glass yarns from Advanced Glassfiber and PPG Industries. We also purchase glass yarns from Nitto Boseki and Compagnie de Saint Gobain, which is also known as Vetrotex; aramid yarns from DuPont and Akzo Nobel; and carbon yarns from Amoco Performance Products, Toho Carbon Fibers and Hexcel. We do not have long-term contracts with any of our suppliers for the delivery of glass, aramid or carbon yarns and our suppliers can stop selling us glass, aramid and carbon yarns at anytime. If our suppliers are unable or unwilling to deliver us glass, aramid or carbon yarns, our business, financial condition and results of operations could be materially adversely affected. We experienced shortages of glass yarns from the fourth quarter of 1994 through the second quarter of 1996. Due in part to such shortages, the price of glass yarns increased in 1996 at a higher than historical rate. In addition, during 1996, shortages of carbon yarns occurred. We cannot assure you that glass, carbon and aramid yarns will continue to be available or that they will be available at prices that will not have a material adverse effect on our profitability. Additionally, we have generally been able to pass through increases in the cost of yarn to our customers. Our inability to do so in the future could have a material adverse effect on our business, financial condition and results of operations.

The Year 2000 problem may adversely affect our business operations and we may incur significant costs to make our systems Year 2000 compliant.

   Many computer programs use only two digits to identify a year in a date field within the program (e.g., "98" or "02") often meaning that the program will fail to distinguish dates in the "2000s" from dates in the

"1900s." If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results, or fail by or at the Year 2000.

  These Year 2000 issues are of particular importance to us. We recognized that many of the systems and equipment we use to conduct and manage our business were at risk for Year 2000 compliance. If these risks are not assessed and remediated, our ability to continue normal business operations could be substantially impaired, including our ability to manufacture our products. We also recognized that Year 2000 related issues could adversely affect the operations and financial performance of our material suppliers and customers. Any of these issues, if not addressed properly, could have a material adverse effect on our business, financial condition and results of operations.

  We operate two mission-critical systems to run our business. Our business systems also include other third-party software that has been installed on approximately 250 personal computers located throughout our various facilities. Approximately 1,200 programs make up these business systems. We also employ a large amount of manufacturing equipment, as well as systems which operate business functions such as e-mail, telephones and security. These pieces of manufacturing equipment and systems, as well as the computer hardware we use in our business, could contain embedded technology that is not Year 2000 compliant.

  Since 1997, we have been working to achieve Year 2000 readiness. Our Year 2000 efforts have been focused on mission-critical issues and are being directed by our Information Systems Department, with frequent interaction with our senior management. As a result of our efforts, we have identified and are addressing Year 2000 issues related to (1) date fields in approximately 45% of the programs making up our business systems, (2) the loom monitoring system at one of our manufacturing facilities and (3) the telephony system at our corporate offices. Other than these, to date we have not identified any other necessary material modifications or replacements pertaining to our business systems and embedded technology. However, we cannot guarantee you that we will not discover further material Year 2000 related issues as we continue through our Year 2000 efforts.

  We also face risks in connection with the Year 2000 issues of third parties on whom we rely. Aside from the manufacturers of the personal computers and manufacturing equipment we use to run our business, we rely heavily on our material suppliers of raw materials, energy and other services, as well as our material customers. If a significant number of these parties fail to be Year 2000 ready, it could prevent or substantially impair our ability to transact business with them as usual. We would then need to find alternatives for our supplies and products and if we were unable to do so, or delayed in doing so, it could have a material adverse effect on our business, results of operations and financial condition. We have already begun to contact our material suppliers and customers to survey their readiness for the Year 2000. Although we have not identified any material issues regarding these vendors and customers to date, we cannot assure you that all of these third parties will be Year 2000 ready. If any or our material vendors or customers fail to be Year 2000 ready, it could have an adverse material effect on our business and results of operations.

  Although we believe we are taking the necessary steps to become Year 2000 ready and are on schedule to complete our Year 2000 efforts no later than September 30, 1999, if our identification and evaluation efforts have not adequately detected material Year 2000 issues and a material number of our mission-critical systems and equipment fail due to the Year 2000, our business could suffer a material adverse effect. We are in the process of developing contingency plans if such an event were to occur, including manual work-arounds to back-up our mission-critical business systems. We cannot assure you, however, that, when finalized, our contingency plans will be adequate for all possible Year 2000 scenarios. These risks are heightened by our inability to control the Year 2000 readiness of material third parties on whom we rely.

  As of March 31, 1999, we had incurred approximately $350,000 in costs to address our Year 2000 issues and we expect that the overall costs related to our efforts will be approximately $440,000. Although these costs are not material to us, we cannot assure you that, as we progress through the final phases of our Year 2000 efforts, we will not identify further issues that could cause our costs to become material. A material increase in our Year 2000 costs could have a material adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

   The disclosures contained herein concerning Year 2000 are designated as "Year 2000 Readiness Disclosures" and are made pursuant to the Year 2000 Information and Readiness Disclosure Act.

We may be responsible for environmental and safety and health costs that could adversely affect us.

   We are required to comply with various federal, state and local environmental laws and requirements that govern the use of our facilities. Such laws and requirements govern:

   .  discharges to air and water;

   .  the handling and disposal of solid and hazardous substances and wastes;
and

  . the remediation of contamination associated with releases of hazardous substances at our facilities and off-site disposal locations.

   Laws and requirements relating to workplace safety and worker health also govern our operations. These laws and requirements establish formaldehyde, asbestos and noise standards and regulate the use of hazardous chemicals in the workplace. We cannot assure you that existing and future laws and requirements, ordinances or regulations will not give rise to compliance or remediation capital expenditures which could have a material adverse effect on our business, financial condition and results of operations.

We may have conflicts of interest with our controlling equity holders that could adversely affect us.

   Glass Holdings owns 100% of BGF and the Porcher family, through its controlling interest in Porcher Industries, controls Glass Holdings. As a result, the Porcher family has the power to elect all of our directors and appoint new management. Consequently, the Porcher family has the ability to control our policies and operations. In addition to controlling Advanced Glassfiber, the Porcher family also controls companies in Europe and Asia which manufacture products competitive to ours. Circumstances may occur in which the interests of the Porcher family could be in conflict with the interests of our noteholders. See "Management--Directors, Executive Officers and Senior Managers of BGF," "Certain Relationships and Related Party Transactions" and "Stock Ownership."

We may not have sufficient funds to repay the exchange notes upon a change of control.

   If we experience a change of control, you may have the right to require us to purchase your exchange notes at a purchase price equal to 101% of the principal amount of your exchange notes plus accrued and unpaid interest. If this occurs, we may also be required to (1) repay our outstanding senior debt or (2) obtain our lender's consent to our purchase of the exchange notes. If we cannot repay our debt or cannot obtain the needed consents, we may be unable to purchase the exchange notes. This would be an event of default under the indenture. Upon a change of control, we cannot guarantee you that we will have sufficient funds to make any debt payment as described above, including purchases of the exchange notes. To avoid default, we would try to refinance our debt. We cannot guarantee you, however, that such refinancing, if available, would be on favorable terms. See "Description of Exchange Notes-- Change of Control."

   The events that qualify as a change of control under the indenture may also be events of default under our senior credit facility or other indebtedness. An event of default under our senior credit facility would permit our lenders to accelerate our indebtedness. If we cannot repay such borrowings when due, the lenders could proceed against the collateral securing the debt.

We may be adversely affected by changes in technology.

   We cannot assure you that we will be able to maintain our current technological position. Rapid technological advances in the markets we serve place rigorous demands on the weight, quality and consistency of our products. For example, technological changes in the printed circuit board industry are rapid and continuous and require extensive technological and manufacturing capability and expertise. In addition, we could face increased competition if cost-effective alternatives to glass, carbon or aramid fiber fabrics are developed for our products. If competitors develop and introduce cost-effective alternatives to our products or if we do not anticipate and respond to technological changes, our business, financial condition and results of operations could suffer a material adverse effect.

The issuance of the old notes and any note guarantee may be subject to fraudulent conveyance laws.

   Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if we, at the time we issued the old notes:

     (1) incurred such indebtedness with the intent to hinder, delay or defraud creditors; or

     (2) received less than reasonably equivalent value or fair consideration for incurring such indebtedness, and:

     . were insolvent at the time of incurrence;

     . were rendered insolvent by reason of such incurrence and the application of the proceeds thereof;

     . were engaged or were about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our businesses; or

     . intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured,

  a court of competent jurisdiction could:

     (1) void, in whole or in part, the notes, and direct the repayment of any amounts paid thereunder to our creditors;

     (2) subordinate the notes to our obligations to our existing and future creditors; or

     (3) take other actions detrimental to the holders of the notes.

   The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, was greater than all of our assets at fair valuation or if the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured. A note guarantee, at the time it is issued by one of our subsidiaries, would also be subject to the same fraudulent transfer or conveyance laws as the notes.

You cannot be sure that an active trading market will develop for the exchange notes.

   The old notes were offered to a small number of institutional buyers and are eligible for trading in the PORTAL Market. The exchange notes will be a new issue of securities for which there is no existing trading market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the market for similar securities. First Union Capital Markets has advised us that it currently intends to make a market with respect to the exchange notes. However, it is not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. We do not intend to apply for listing of the exchange notes on any national securities exchange or on Nasdaq. The liquidity of, and trading market for, the exchange notes also may be adversely affected by changes in the market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

                    WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents. We have filed certain of these documents as exhibits to our registration statement.

   In addition, for so long as any notes remain outstanding, we will furnish to you and the trustee and file with the SEC all such information, documents and reports specified in Section 13 or 15(d) of the Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

   You should direct any request for information to our Chief Financial Officer at least 10 business days before you tender your old notes in the exchange offer. Our mailing address and telephone number are:

                             BGF Industries, Inc.

                           3802 Robert Porcher Way

                       Greensboro, North Carolina 27410

                                (336) 545-0011

          CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

   Some of the information in this prospectus may contain forward looking statements. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." You can identify forward looking statements by our use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved. Important factors that could cause our actual results to differ materially from the forward looking statements we make in this prospectus are set forth in the "Risk Factors" section and elsewhere in this prospectus. All forward looking statements attributable to us or persons acting for us are expressly qualified in their entirety by our cautionary statements.

                         MARKET AND INDUSTRY DATA

   Unless we indicate otherwise, we derived the industry data in this prospectus from our internal surveys and estimates. We believe there are no industry-wide publications or trade associations that report data on the markets in which we compete and therefore no independent sources have verified our internal surveys or our market data. Our methodology in estimating market and industry data, including data in this prospectus, include, among other things, the following sources:

  . routine discussions with manufacturers of glass yarns to estimate existing and projected purchases of glass yarns;

  . information from third parties, when possible, to estimate existing industry manufacturing capacity; and

  .    public statements by competitors and independent financial analysts.

  We believe that our competitors use a similar methodology to estimate market and industry data. However, we cannot guarantee the accuracy of any of the market or industry data in this prospectus.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the exchange of old notes pursuant to the exchange offer. The net proceeds to us from the sales of the old notes were approximately $94.9 million, after deducting the initial purchaser's discount and expenses of the offering of the old notes. We used the net proceeds from the offering to repay all $65.0 million of indebtedness under the term loan under our senior subordinated credit facility and $29.9 million of indebtedness under the revolver under our senior credit facility. This indebtedness was incurred on September 30, 1998 to fund the purchase by AGY Holdings of the 51% ownership interest in Advanced Glassfiber. Upon the repayment of the $65.0 million of indebtedness under the senior subordinated credit facility, the facility was terminated. Affiliates of First Union Capital Markets are a lender and the agent under the senior credit facility and were a lender and the agent under the senior subordinated credit facility.

   The term loan under the senior credit facility expires on September 30, 2004, and the revolver under the senior credit facility expires September 30, 2003. As of March 31, 1999, debt outstanding under the term loan and the revolver each accrued interest at approximately 7.7% per annum. Had we not repaid and then terminated the senior subordinated credit facility, it would have expired on September 30, 2008. As of January 21, 1999, the date of our repayment of the term loan under the senior subordinated credit facility, the term loan accrued interest at approximately 9.8% per annum.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1998 and as adjusted to give effect to the issuance and sale of the old notes and the exchange of old notes for exchange notes as if such events had occurred on December 31, 1998.

   You should read this table together with our historical consolidated financial statements, the related notes, and other information contained elsewhere in this prospectus. See "Where You Can Find More Information," "Summary Historical Financial Information," "Selected Financial and Operating Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                         At December 31, 1998
                                                         ----------------------
                                                          Actual    As Adjusted
                                                         ---------  -----------
                                                                    (unaudited)
                                                              (dollars in
                                                              thousands)
Long-term debt (including current portion):
  Senior credit facility................................ $  86,000   $  56,150
  Senior subordinated credit facility...................    65,000          --
  Exchange notes, net of original issue discount........        --      98,000
                                                         ---------   ---------
    Total long-term debt................................   151,000     154,150
                                                         ---------   ---------
Stockholder's equity:
  Common stock, $1.00 par value, authorized 3,000
   shares; issued and outstanding 1,000 shares..........         1           1
  Capital in excess of par value........................    34,999      34,999
  Retained earnings(1)..................................    63,614      62,580
  Loan to parent(2).....................................  (136,790)   (136,790)
                                                         ---------   ---------
    Total stockholder's deficit.........................   (38,176)    (39,210)
                                                         ---------   ---------
      Total capitalization.............................. $ 112,824   $ 114,940
                                                         =========   =========

--------

(1) Write-off of deferred financing fees related to senior subordinated credit facility.

(2) Loan to parent related to the affiliated transaction of $138.6 million net of an existing outstanding loan from parent.

                  SELECTED FINANCIAL AND OPERATING INFORMATION
                             (dollars in thousands)

   The following selected historical financial information, except for the as adjusted amounts, for the fiscal years ended December 31, 1996, 1997 and 1998, and as of December 31, 1997 and 1998, are derived from our consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, and are included in this prospectus. The following selected historical financial information for the fiscal years ended December 31, 1994 and 1995, and as of December 31, 1994 and 1995, were derived from our consolidated financial statements which have been audited and are not included in this prospectus.

   The unaudited as adjusted financial information for the year ended December 31, 1998 gives effect to the issuance and sale of the old notes and the exchange of old notes for exchange notes and the affiliated transaction as if such events had occurred on January 1, 1998, except for balance sheet data which gives effect to the issuance and sale of the old notes and the exchange of old notes for exchange notes as if such events had occurred on December 31, 1998.

   EBITDA, as presented below, is defined as net income before interest expense, income taxes, depreciation, amortization expense, accounting changes and other (income) expenses, net. We believe that EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. Not every company calculates EBITDA in exactly the same fashion. As a result, EBITDA as presented below may not necessarily be comparable to similarly titled measures of other companies.

   The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income before taxes and changes in accounting principles and fixed charges, excluding capitalized interest. Fixed charges consists of interest expense, capitalized interest, amortization of debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor).

   You should read the selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, the related notes, and other information contained in this prospectus.

                                                             Fiscal Year Ended
                               -----------------------------------------------------------------------------
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   1994         1995         1996         1997         1998         1998
                               ------------ ------------ ------------ ------------ ------------ ------------
                                                                                      Actual    As Adjusted
                                                                                   ------------ ------------
                                                                                                (unaudited)
Net sales....................    $150,023     $176,792     $195,196     $217,889     $201,754     $201,754
Cost of goods sold...........     124,611      144,323      144,825      170,486      162,478      162,478
                                 --------     --------     --------     --------     --------     --------
Gross profit.................      25,412       32,469       50,371       47,403       39,276       39,276
Selling, general and
 administrative expenses.....       7,573        9,149       10,220        9,739        9,700        9,700
                                 --------     --------     --------     --------     --------     --------
Operating income.............      17,839       23,320       40,151       37,664       29,576       29,576
Interest expense(1)..........       4,311        2,979        1,993        2,355        4,517       15,526
Other (income) expenses,
 net.........................       1,663          664       (1,868)         (73)        (112)        (112)
                                 --------     --------     --------     --------     --------     --------
Income before taxes and cumu-
 lative effect of change in
 accounting principle........      11,865       19,677       40,026       35,382       25,171       14,162
Income tax expense...........       4,478        7,093       15,996       13,652        9,854        5,616
                                 --------     --------     --------     --------     --------     --------
Income before cumulative ef-
 fect of change in
 accounting principle........       7,387       12,584       24,030       21,730       15,317        8,546
Cumulative effect of change
 in accounting for
 post-retirement benefits(2)..        600           --           --           --           --           --
                                 --------     --------     --------     --------     --------     --------
Net income...................    $  6,787     $ 12,584     $ 24,030     $ 21,730     $ 15,317     $  8,546
                                 ========     ========     ========     ========     ========     ========

                                                       Fiscal Year Ended
                         -----------------------------------------------------------------------------
                         December 31, December 31, December 31, December 31, December 31, December 31,
                             1994         1995         1996         1997         1998         1998
                         ------------ ------------ ------------ ------------ ------------ ------------
                                                                                Actual    As Adjusted(6)
                                                                             ------------ ------------
Other Data:                                                                               (unaudited)
Depreciation and
 amortization (3).......   $ 7,801      $ 8,223      $  6,085     $  6,759     $  7,399      $  7,399
Capital expenditures....     1,942        8,311        21,983        7,275       11,299        11,299
EBITDA (4)..............    25,640       31,543        46,236       44,423       36,975        36,975
Cash flows from
 operating activities...    11,705       17,561        22,791       19,898       29,471        23,528
Cash flows from
 investing activities...    (1,925)      (8,268)      (25,425)      (7,275)     (11,283)      (11,283)
Cash flows from
 financing activities...    (6,500)     (16,666)        2,778      (12,759)     (18,199)      (18,199)
Ratio of earnings to
 fixed charges (5)......       3.4x         6.8x         17.4x        14.5x         6.1x          1.9x
Balance Sheet Data (at
 period end):
Working capital.........   $45,534      $40,745      $ 39,702     $ 51,799     $ 53,424      $  4,072
Total assets............    95,592       97,029       123,784      136,476      136,766       138,234
Total debt:
 Senior credit
  facility..............        --           --            --           --     $ 86,000      $ 56,150
 Senior subordinated
  credit facility.......        --           --            --           --       65,000            --
 Exchange notes.........        --           --            --           --           --        98,000
 Other..................   $35,000      $17,500      $ 36,276     $ 25,000           --            --
                           -------      -------      --------     --------     --------   -----------
  Total.................   $35,000      $17,500      $ 36,276     $ 25,000     $151,000      $154,150
                           =======      =======      ========     ========     ========   ===========
Stockholder's equity
 (deficit)..............    45,030       57,614        66,480       83,297      (38,176)      (39,210)

--------

(1) As adjusted interest expense was calculated by multiplying the additional financing required to fund the affiliated transaction and related costs times the interest rate on the financing facilities (i.e., the senior credit facility and the exchange notes). Interest on the senior credit facility was estimated at 8.0% based on an average 90 day LIBOR rate through September 30, 1998 and an estimated applicable margin as outlined in the facility's credit agreement. The interest on the exchange notes was based on the effective interest rate of 10.58%. If the interest rate on the senior credit facility changed 1/8%, interest expense would change by $134 for the year ended December 31, 1998.

(2) Attributable to BGF's adoption in 1994 of Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits other than Pensions."

(3) Amounts do not include amortization of debt issuance costs and original issue discount, which is included in interest expense.

(4)  EBITDA is calculated as follows:

                                                           Fiscal Year Ended
                             -----------------------------------------------------------------------------
                             December 31, December 31, December 31, December 31, December 31, December 31,
                                 1994         1995        1996          1997         1998         1998
                             ------------ ------------ ------------ ------------ ------------ ------------
                                                                                    Actual    As Adjusted
                                                                                 ------------ ------------
                                                                                              (unaudited)
   Net income..............    $ 6,787      $12,584      $24,030      $21,730      $15,317      $ 8,546
   Depreciation and
    amortization...........      7,801        8,223        6,085        6,759        7,399        7,399
   Interest................      4,311        2,979        1,993        2,355        4,517       15,526
   Taxes...................      4,478        7,093       15,996       13,652        9,854        5,616
                               -------      -------      -------      -------      -------      -------
                                23,377       30,879       48,104       44,496       37,087       37,087
   Accounting changes......        600           --           --           --           --           --
   Other (income) expense..      1,663          664       (1,868)         (73)        (112)        (112)
                               -------      -------      -------      -------      -------      -------
   EBITDA..................    $25,640      $31,543      $46,236      $44,423      $36,975      $36,975
                               =======      =======      =======      =======      =======      =======

(5) Earnings were adequate to cover fixed charges for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 by $11.3 million, $19.6 million, $39.8 million, $35.4 million and $25.0 million, respectively.

(6) As adjusted assets, total debt, and stockholder's equity at December 31, 1998 are calculated by using the historical financials at December 31, 1998 and adjusting for the issuance of the sale of the old notes and the exchange of old notes for exchange notes ($98,000), repayments of the senior subordinated credit facility ($65,000), repayments of the senior credit facility ($29,850), write-off of debt issuance costs related to the senior subordinated credit facility ($1,034, net of $648 tax), and payment of fees related to the old notes ($3,150).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with our consolidated financial statements and related notes contained in this prospectus. You should carefully read the "Risk Factors" section of the prospectus for trends and uncertainties known to us that could cause our future results to differ materially from our reported financial information.

Overview

   Both in revenue and market share, we are the second largest manufacturer of glass fiber fabrics and a leading producer of other high performance fabrics in North America. Our fabrics are a critical component in the production of a variety of electronic, filtration, composite, insulation, construction and commercial products. In 1998, we derived approximately half of our net sales and EBITDA from sales of glass fiber fabrics for use in printed circuit boards.

   Over the last five years, the demand for multi-layer printed circuit boards, which primarily use lightweight glass fiber fabrics, has been increasing. In contrast, over the last eighteen months, the demand for our heavyweight fabrics has been decreasing due to competitive pressures from Asian laminate producers. As a result, we have shifted our electronics glass fiber fabrics manufacturing capacity mix in recent years from heavyweight fabrics, which are typically used in rigid printed circuit boards, toward more technologically advanced and higher-margin lightweight fabrics. Beginning in the fourth quarter of 1997, we have experienced downward pricing pressures on our heavyweight glass fiber fabrics due to foreign exchange fluctuations between the dollar and various Asian currencies and over-capacity in Asian heavyweight fabrics manufacturing, which has led to increased imports of laminates and printed circuit boards into the U.S. from Asia. However, our sales of the higher-margin, lightweight glass fiber fabrics used in multi-layer printed circuit boards have continued to increase. We believe that currently, there is no cost-effective substitute for glass fiber fabrics that can satisfy the stringent quality and performance criteria demanded of printed circuit boards.

   From 1993 to 1998, our net sales of glass fiber fabrics to the electronics industry increased at a compound annual growth rate of 7.7%, from $73.2 million to $101.3 million. Over the same time period, net sales of heavyweight glass fiber fabrics to the electronics industry decreased slightly from $42.6 million to $41.9 million, and net sales of lightweight glass fiber fabrics to the electronics industry increased from $30.6 million to $59.4 million. In 1998, net sales of glass fiber fabrics to the electronics industry represented 50.2% of our net sales.

   In 1998, we derived approximately 35.9% of our net sales from the sale of products to the composites and filtration markets. Our sales to the composites market are dependent on new aircraft building programs and the refurbishment of existing aircraft. Our sales to the filtration market are dependent on environmental laws regulating emissions by industrial customers into the environment. We have continued to direct resources to these markets, which is demonstrated by an increase in net sales from $37.6 million in 1993 to $72.5 million in 1998.

   We purchase glass yarns, our principal raw material, primarily from two suppliers. While glass yarns have been in short supply from time to time, currently the supply is adequate. We generally have been able to pass through price increases in raw materials to our customers.

   The following table summarizes approximate net sales for each of the markets we serve, as classified by us, for the fiscal years ended December 31, 1996, 1997 and 1998.

                                                             Fiscal Year Ended
                                                                December 31,
                                                            --------------------
                                                             1996   1997   1998
                                                            ------ ------ ------
                                                                (dollars in
                                                                 millions)
Electronics:
  Lightweight fabrics...................................... $ 46.1 $ 57.6 $ 59.4
  Heavyweight fabrics......................................   69.0   65.7   41.9
Composites.................................................   31.2   45.7   52.3
Filtration.................................................   21.7   22.8   20.2
Commercial.................................................   11.5   11.0   10.1
Insulation.................................................   10.3    9.0    8.1
Construction...............................................    5.4    6.1    9.8
                                                            ------ ------ ------
    Total net sales........................................ $195.2 $217.9 $201.8
                                                            ====== ====== ======

Results of Operations

The following table summarizes our historical results of operations as a percentage of net sales for the years ended December 31, 1996, 1997 and 1998:

                                                            Fiscal Year Ended
                                                              December 31,
                                                            -------------------
                                                            1996   1997   1998
                                                            -----  -----  -----
Net sales.................................................. 100.0% 100.0% 100.0%
Cost of goods sold.........................................  74.2   78.2   80.5
                                                            -----  -----  -----
  Gross profit.............................................  25.8   21.8   19.5
Selling, general and administrative expenses...............   5.2    4.5    4.8
                                                            -----  -----  -----
  Operating income.........................................  20.6   17.3   14.7
Other (income) expenses:
  Interest expense.........................................   1.1    1.1    2.2
  Other expenses, net......................................  (1.0)   0.0    0.0
                                                            -----  -----  -----
    Income before taxes....................................  20.5   16.2   12.5
Income tax expense.........................................   8.2    6.2    4.9
                                                            -----  -----  -----
    Net income.............................................  12.3%  10.0%   7.6%
                                                            =====  =====  =====

Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended December 31, 1997

   Net Sales. Net sales decreased $16.1 million, or 7.4% to $201.8 million in 1998 from $217.9 million in 1997, due primarily to a decrease of $23.8 million, or 36.2%, in sales of heavyweight fabrics used in rigid printed circuit boards.

   Sales of our products in the composites market increased $6.6 million, or 14.4%, from $45.7 million in 1997 to $52.3 million in 1998 due to strong purchases of carbon, aramid and glass fabrics by the aerospace industry.

   Sales in the construction market increased $3.7 million, or 60.7%, from $6.1 million in 1997 to $9.8 million in 1998 primarily due to strong export sales. Sales in our other markets decreased $2.6 million due to decreased sales in the filtration, commercial, and insulation markets, partially offset by increases in sales of lightweight fabrics used in the electronics market.

   Gross Profit Margins. Gross profit margins decreased from 21.8% in 1997 to 19.5% in 1998 due primarily to lower capacity utilization and price pressures in heavyweight fabrics used in rigid printed circuit boards.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses have remained relatively constant at 4.8% and 4.5% of net sales for the years ended 1998 and 1997, respectively.

   Operating Income. As a result of the aforementioned factors, operating income decreased $8.1 million to $29.6 million, or 14.7% of net sales in 1998 from $37.7 million or 17.3% of net sales in 1997.

   Interest Expense. Interest expense increased $2.1 million to $4.5 million in 1998 from $2.4 million in 1997. This increase was primarily due to the increase in our debt, which was incurred on September 30, 1998, in order to loan our parent company, Glass Holdings, funds to enable AGY Holdings, a wholly owned subsidiary of Glass Holdings, to purchase a 51% ownership interest in Advanced Glassfiber Yarns.

   Income Tax Expense. The effective tax rate in 1998 of 39.1% and in 1997 of 38.6% was higher than the federal statutory tax rate of 35.0% primarily due to state income taxes.

   Net income. As a result of the aforementioned factors, net income decreased $6.4 million to $15.3 million in 1998 from $21.7 million in 1997.

Fiscal Year Ended December 31, 1997 Compared to Fiscal Year Ended December 31, 1996

   Net Sales. Net sales increased $22.7 million, or 11.6%, to $217.9 million in 1997 from $195.2 million in 1996. Sales in the electronics market increased $8.2 million, or 7.1%, to $123.3 million in 1997 from $115.1 million in 1996 due primarily to strong demand in the electronics industry, as well as a shift in product mix toward higher margin lightweight fiber fabrics. The effect of this increased volume was offset in part by price decreases in sales of heavyweight fabrics to Asia in the electronics market. Sales in the composites market increased $14.5 million, or 46.5%, from $31.2 million in 1996 to $45.7 million in 1997, due primarily to increased purchases of carbon fabrics by the aerospace industry. Net sales in other markets remained relatively unchanged.

   Gross Profit Margins. Gross profit margins decreased from 25.8% in 1996 to 21.8% in 1997 due to a decrease in the price of heavyweight fiber fabrics sold to Asia and start-up costs associated with the South Hill, Virginia facility.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $0.5 million to $9.7 million, or 4.5% of net sales, in 1997 from $10.2 million, or 5.2% of net sales, in 1996. This decrease was primarily due to continued cost controls by management and lower professional service expenses.

   Operating Income. As a result of the aforementioned factors, operating income decreased $2.5 million to $37.7 million, or 17.3% of net sales, in 1997 from $40.2 million or 20.6% of net sales, in 1996.

   Interest Expense. Interest expense increased $0.4 million to $2.4 million in 1997 from $2.0 million in 1996. This increase was primarily due to an increase in the interest rates on outstanding debt in 1997 and higher average borrowings throughout the year as a result of a distribution to Glass Holdings to fund the equity of Shanghai Porcher Industries Co., Ltd., a PRC Company and Belmont of America, Inc.

   Income Tax Expense. The effective tax rate in 1997 of 38.6% and in 1996 of 40.0% was higher than the federal statutory tax rate of 35.0% primarily due to state income taxes.

   Net Income. As a result the aforementioned factors, net income decreased $2.3 million to $21.7 million in 1997 from $24.0 million in 1996.

Liquidity and Capital Resources

   Historically, our primary sources of liquidity have been cash flow from operations and borrowings under our credit facilities. Our future need for liquidity will arise primarily from interest payable on the notes and our senior credit facility, principal payments on the senior credit facility beginning in December 1999 and the funding of our capital expenditures and working capital requirements. See "Description of Other Indebtedness Senior to the Exchange Notes." We have no mandatory payments of principal on the notes scheduled prior to their maturity.

   Net Cash Provided by Operating Activities. Net cash provided by operating activities was $29.5 million in 1998. Our net operating cash was primarily a result of net income of $15.3 million, depreciation of $7.2 million and decreases in accounts receivable of $11.9 million. Net cash provided by operating activities was $19.9 million for the year ended December 31, 1997 and was primarily the result of net income of $21.7 million and depreciation of $6.6 million, offset by increases in working capital. Net cash provided by operating activities was $22.8 million for the year ended December 31, 1996, and was primarily the result of net income of $24.0 million and depreciation of $6.0 million, offset by increases in working capital.

   Net Cash Used in Investing Activities. Net cash used in investing activities was $11.3 million in 1998, and was primarily the result of purchases of property, plant and equipment. Net cash used in investing activities was $7.3 million for the year ended December 31, 1997, and was the result of purchases of property, plant and equipment. Net cash used in investing activities was $25.4 million for the year ended December 31, 1996, and was primarily the result of purchases of property, plant, and equipment of $22.0 million, of which $13.9 million was related to the construction of phase one of our lightweight fabrics facility in South Hill, Virginia. Net cash used in investing activities in 1996 was also impacted by our payment of approximately $3.5 million in connection with a U.S. federal income tax settlement relating to Porcher Industries' purchase of us in 1988.

   Net Cash Used in Financing Activities. Net cash used in financing activities was $18.2 million in 1998, resulting primarily from a loan to our parent, Glass Holdings, of $136.8 million, payments on long-term debt and other debt of $37.0 million and $4.6 million of debt issuance costs offset by borrowings under our senior credit facility and senior subordinated credit facility of $163.0 million. Net cash used in financing activities was $12.8 million for the year ended December 31, 1997, and was primarily a result of net payments on debt of $11.3 million, as well as a distribution to Glass Holdings of $4.9 million. This was offset by an increase in the book overdraft of $3.5 million. Net cash provided by financing activities was $2.8 million for the year ended December 31, 1996, which was primarily due to the net borrowings on the working capital line of credit of $27.5 million offset by payments on long-term debt of $8.8 million and a distribution to Glass Holdings of $15.2 million.

   Certain Indebtedness and Other Matters. At December 31, 1998, we had outstanding $151.0 million of long-term debt, consisting of $86.0 million under our senior credit facility and $65.0 million under our senior subordinated credit facility. We repaid in February 1999 all amounts outstanding under the senior subordinated credit facility with the proceeds of the offering of the old notes and then terminated this facility. The credit agreement governing the senior credit facility requires us to maintain certain minimum net worth, debt to equity, cash flow and current ratio requirements.

   We do not believe that our current exposure to changes in interest rates under the senior credit facility will have a material adverse effect on our business, financial condition or results of operations. We have entered into interest rate swap agreements to hedge our exposure to changes in interest rates under the senior credit facility term loan such that our exposure under the term loan will not have a material adverse effect on our business, financial condition or results of operations.

   On September 30, 1998, we entered into a credit agreement with certain lenders and First Union National Bank, as Agent, pursuant to which such lenders have provided us with our senior secured credit facility in an aggregate amount of up to $125.0 million. This senior credit facility consists of: (1) a five-year revolving credit facility in an aggregate principal amount of up to $75.0 million and (2) a six-year amortizing term loan in an aggregate principal amount of $50.0 million. The revolver includes (a) a swingline loan facility with a $5.0 million sublimit and (b) a letter of credit facility with a $20.0 million sublimit. The term loan is payable in twenty consecutive fiscal quarterly installments commencing on December 31, 1999 and ending on September 30, 2004. Installments one through four are each $1.0 million; five through eight are each $1.75 million; nine through twelve are each $2.5 million; thirteen through sixteen are each $3.25 million; and seventeen through twenty are each $4.0 million. As of December 31, 1998, we had outstanding borrowings under the revolver of $36.0 million ($39.0 million remained available for borrowings) and had fully drawn down the term loan. See "Description of Other Indebtedness Senior to the Exchange Notes."

   We also entered into a senior subordinated credit facility on September 30, 1998 which provided for a loan in the aggregate principal amount of $65.0 million. The senior subordinated credit facility, which was drawn down in full on December 31, 1998 in connection with the affiliated transaction, was repaid with the proceeds of the offering of the old notes and then terminated. See "Description of Other Indebtedness Senior to the Exchange Notes."

   Interest on the term loan under the senior credit facility and the exchange notes is anticipated to approximate $14.3 million in 1999. Principle payments committed under the term loan for 1999 are $1.0 million.

   On September 30, 1998, AGY Holdings purchased a 51% ownership interest in Advanced Glassfiber for aggregate consideration of approximately $338.9 million, including post-closing adjustments. In connection with the acquisition, we loaned Glass Holdings approximately $138.6 million to provide Glass Holdings a portion of the capital necessary to fund the acquisition. We raised the proceeds for this loan by borrowing (1) $88.4 million under the senior credit facility, and (2) $65.0 million under the senior subordinated credit facility. Our loan to Glass Holdings is evidenced in part by promissory notes that bear interest at our "cost of funds rate" for the calendar year immediately preceding the date on which any interest is due. With respect to any period of determination, the "cost of funds rate" means a rate per annum equal to the blended interest rate, as reasonably calculated by us, applicable to our borrowings during such period related to indebtedness we incurred to fund the loan to Glass Holdings. Accrued interest is due and payable on the first business day of February of each year commencing on February 1, 1999 and on any date on which any principal is due. The promissory notes are payable on October 31, 2008 or such later date as we and Glass Holdings may agree to. Payments made pursuant to the promissory notes are expected to be offset by other of our cash distributions to Glass Holdings, if any, and therefore, the promissory notes should not be considered a source of liquidity. Further, we have no commitment or plans to make dividends or other distributions in 1999 and the senior credit facility restricts our ability to pay dividends and other distributions. See "Prospectus Summary--The Affiliated Transaction," "Use of Proceeds," "Capitalization" and "Certain Relationships and Related Party Transactions."

   In connection with its purchase of a 51% ownership interest in Advanced Glassfiber, AGY Holdings intends to make a partnership election to step up the basis of certain of its intangible assets. The resulting increase in amortization expense will allow the consolidated U.S. tax group of Porcher Industries (which includes BGF, hereinafter "Porcher U.S.") to significantly reduce its tax liability, and as a result, Porcher U.S. has agreed to defer the receipt of annual distributions which AGY Holdings was otherwise required to make in order to fund those taxes, to the extent that such taxes relate to income earned by AGY Holdings (the "Deferred Distributions"). The amortization deductions may be challenged by the Internal Revenue Service; however, our tax advisor has informed us, without providing a formal opinion, that the amortization deductions are valid and that AGY Holdings is likely ultimately to prevail in any challenge. If, however, the amortization deductions are disallowed, AGY Holdings will be required to distribute all accumulated annual Deferred Distributions to the extent that both before and after such distribution there is not a default under its senior credit facility or its senior subordinated notes. Moreover, all Deferred Distributions would cease, and AGY Holdings would have to pay in full all future distributions for taxes to Porcher U.S. Based on the purchase price paid by AGY Holdings for its purchase of a 51% ownership interest in Advanced Glassfiber, and a 15 year amortization period, the maximum annual Deferred Distribution will be $6.8 million. The actual amounts of Deferred Distributions may be less if Porcher U.S.'s share of taxes due with respect to income earned by BGF is less than $6.8 million.

   We believe that Advanced Glassfiber will have sufficient funds available under its senior credit facility and available cash to fund any potential tax liability resulting from the disallowance of the amortization deductions. However, since we are a member of the same consolidated group as AGY Holdings for U.S. federal income tax purposes, we may be liable for any unpaid amounts in the event Advanced Glassfiber has insufficient funds to make distributions to AGY Holdings to pay its tax liability in full or if all accumulated annual Deferred Distributions are less than the tax liability. Based on our current level of operations, we believe that cash flow from operations and borrowings under our senior credit facility will be adequate to fund any tax liability imposed upon us as a result of the IRS disallowing the amortization deductions. However, we cannot assure you that we will generate sufficient cash from operations or that our future borrowings will be available under the senior credit facility to pay any tax liability resulting from the disallowance of the amortization deductions.

   Capital Expenditures. We have historically financed our capital expenditures through cash flow from operations and borrowings under our credit facilities. Capital expenditures were $22.0 millions, $7.3 million and $11.3 million for the years ended December 31, 1996, 1997 and 1998, respectively. The principal capital expenditures during this period included:

     (1) a total of $16.2 million in 1996 and 1997 for the construction of the first phase of our lightweight fabrics facility in South Hill, Virginia and the acquisition of new weaving looms and finishing equipment;

     (2) a total of $0.8 million and $3.7 million in 1997 and 1998, respectively, for the construction of the yarns manufacturing facility at the lightweight fabrics facility;

     (3) $1.8 million in 1998 of a $4.0 million new non-woven line for insulation applications; and

     (4) $1.4 million in 1998 for the beginning of the second phase of our lightweight fabrics facility in South Hill, Virginia.

  We are anticipating total capital expenditures in 1999 to be approximately
     $10.0 million.

   Our ability to make scheduled payments of principal of, or to pay the interest or liquidated damages, if any, on, or to refinance our indebtedness, including the notes, or to fund planned capital expenditures will depend on our future performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of our operations, we believe that cash flow from operations and available cash, together with availability under the senior credit facility, will be adequate to meet our future liquidity needs for at least the next two years. However, we cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available under the senior credit facility in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. In addition, we may need to refinance all or a portion of the principal of the notes on or prior to maturity. We cannot assure you that we will be able to effect any such refinancing on commercially reasonable terms or at all. See "Risk Factors--We have a significant level of indebtedness and may incur additional indebtedness," "Risk Factors--Our level of indebtedness is significant to you," "Risk Factors--Our indebtedness may prevent us from satisfying our obligations under the notes," "Description of Other Indebtedness Senior to the Exchange Notes" and "Description of Exchange Notes."

Market Risk

   Our senior credit facility is subject to market risks, including interest rate risk. Our financial instruments are not currently subject to foreign currency risk or commodity price risk. We have no financial instruments held for trading or speculative purposes.

   We are exposed to market risk related to changes in interest rates on borrowings under our senior credit facility. The senior credit facility bears interest based on LIBOR.

   We entered into an interest rate swap agreement to manage our exposure to interest rate changes under the senior credit facility. The swap involves the exchange of fixed and variable interest rate payments based on a contractual principal amount and time period. Payments or receipts on the agreement are recorded as adjustments to interest expense. At December 31, 1998, we had an interest rate swap agreement effective through September 30, 2004 on an initial notional amount of $50.0 million. Under this agreement, we have secured a fixed LIBOR rate of interest of 5.04% on the notional amount which is reduced in a manner consistent with the amortization of the principal on our term loan. This swap effectively changes our payment of interest on $50.0 million of variable rate debt for the contract period.

   The fair value of the interest rate swap agreement represents the estimated receipts or payments that would be made to terminate the agreement. At December 31, 1998, we would have received approximately $349,000 to terminate the agreement. A 1% decrease in LIBOR would decrease the amount received by approximately $82,000. The fair value is based on dealer quotes, considering current interest rates.

Impact of Inflation

   We generally attempt to pass cost increases on to our customers. Costs are affected by, among other things, inflation, and we may experience the effects of inflation in future periods. We believe, however, that inflation has not had a material impact on us during the past three years.

Impact of New Accounting Pronouncements

   Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" became effective in 1998. We have provided comparative disclosures in accordance with the provisions of this statement.

   SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits," became effective in 1998. We have provided comparative disclosures, which include prior period information, in accordance with the provisions of this statement.

   On June 15, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We anticipate that, due to our limited use of derivative instruments, the adoption of SFAS 133 will not have a significant effect on our results of operations or financial position.

   Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities"' defines such costs and requires that they be expensed as incurred. This pronouncement is effective for financial statements for fiscal years beginning after December 15, 1998 although earlier adoption is encouraged. We will adopt this pronouncement effective January 1, 1999 and do not believe that it will materially affect our reported results of operations or financial condition upon adoption.

Seasonality

   Our business is not materially subject to seasonality.

Year 2000

   Many computer programs use only two digits to identify a year in a date field within the program (e.g., "98" or "02") often meaning that the program will fail to distinguish dates in the "2000s" from dates in the "1900s." If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results, or fail by or at the Year 2000.


   Risks Presented. These Year 2000 issues are of particular importance to us. We recognized that many of the systems and equipment we use to conduct and manage our business were at risk for Year 2000 compliance. If these risks are not assessed and remediated, our ability to continue normal business operations could be substantially impaired, including our ability to manufacture our products. We also recognized that Year 2000 related issues could adversely affect the operations and financial performance of our material suppliers and customers. Any of these issues, if not addressed properly, could have a material adverse effect on our business, financial condition and results of operations.

   Business Systems. We operate two mission-critical business systems to run our business. We purchased the primary of these two systems in 1990, modified the system to conform it to our business needs and then installed it in stages between 1990 and 1993. This system is necessary for us to successfully process orders, manufacture products, ship products, bill customers and collect data for both internal and external reporting requirements. Our other mission-critical business system is a financial package which we purchased and installed recently in January 1999. This system is used for general accounting purposes. We have developed an interface between these two systems, so that relevant data can be transported from one to the other. Our business systems also include other third-party software that has been installed on approximately 250 personal computers located throughout our various facilities. Our employees using such software have also at times modified various modules of such software to improve business functions. We do not consider these modified applications as mission-critical, however.

   Embedded Technology. We employ a large amount of manufacturing equipment, as well as systems which operate business functions such as e-mail, telephones and security. As mentioned above, we also utilize approximately 250 personal computers in our business. These systems, pieces of equipment and computer hardware could contain embedded technology that is not Year 2000 compliant.

   Our Year 2000 Efforts. Since 1997, we have been working to achieve Year 2000 readiness. Our Year 2000 efforts have been focused on mission-critical issues and are being directed by our Information Systems

Department, with frequent interaction with our senior management. The Information Systems Department is responsible for:

  (1) identifying systems and applications that may be affected by Year 2000 issues;

  (2) evaluating and/or developing alternatives for affected systems, including modifying, replacing or discontinuing the systems; and

  (3) converting, testing and implementing affected systems to ensure that the systems and their applications are Year 2000 compliant.

   We refer to these phases as (1) The Identification Phase; (2) The Evaluation Phase; and (3) The Conversion, Testing and Implementation Phase.

   Our Information Systems Department is also responsible for evaluating the Year 2000 readiness of our primary vendors and customers. It is also responsible for developing contingency plans in the event we or our primary vendors or customers are not Year 2000 ready on a timely basis.



  Specifics of Phases.

      .Business Systems.

     Identification Phase. With regard to our business systems, in 1997, we purchased specialty software to run against the "library" of approximately 1,200 programs that make up our business systems. This specialized software is designed to identify programs that contain fields that could be date-oriented and thus susceptible to Year 2000 issues. Approximately 50% of our 1,200 programs were identified as containing date-oriented fields. We completed this work in March 1998.

     Evaluation Phase. The Evaluation Phase then consisted of our individually reviewing the date fields of each of the identified programs to determine whether that program would need to be modified, replaced or discontinued. We prioritized our review of the programs by difficulty level, reviewing the more complex of the programs first. As a result of these evaluations, we determined that we would need to address approximately 80-90% of the programs identified as containing date fields. This phase was complete as of June 1998.

     Conversion, Implementation and Testing Phase. We completed the remediations necessary to programs relating to our PC-based software in March 1999 and are about 95% complete with the remediations necessary to programs relating to our other business systems. We expect to complete this phase by the end of April 1999. As programs are modified, they are put back into operation and tested. Based on our evaluation efforts, we were not required to replace or discontinue any of our business systems.

      .Embedded Technology.

     Identification Phase. Beginning in early 1998, we developed a list of specific manufacturing equipment and computer hardware that might contain technology susceptible to Year 2000 issues. We developed this list through communications among our various plant managers, machinery operators, MIS personnel and other of our personnel, as well as discussions with the various manufacturers of our equipment and hardware. After the list was compiled, we created an internal database outlining the specifics on the equipment and hardware and assigned responsibility for evaluating and performing the necessary remedial efforts for each one. This phase was completed in November 1998.

     Evaluation Phase. We have consistently updated our database of equipment and hardware as our Evaluation Phase progresses. We have evaluated approximately 86% of the items identified as potentially having Year 2000 related issues. Typically, our evaluation involves seeking representatives from the manufacturer that their equipment or hardware is Year 2000 compliant and/or manually running Year 2000 regression tests ourselves against the equipment/hardware. We expect to complete this phase concurrent with our Conversion, Testing and Implementation Phase by the end of June 1999.

     Conversion, Testing and Implementation Phase. As a result of our evaluation efforts, we determined that the computers/equipment used to monitor some of our looms at one of our manufacturing facilities would need to be upgraded. The manufacturer of this hardware is scheduled to perform and complete this upgrade in September 1999. We are already operating the same, upgraded, loom monitoring equipment at another of our manufacturing facilities. The upgraded equipment passed our Year 2000 tests. Other than this loom monitoring system, we are currently replacing the telephony system for our corporate offices. So far, we have not identified any other necessary material modifications or replacements pertaining to embedded technology. Otherwise, we are making some immaterial modifications to equipment and purchasing some hardware to upgrade some of our older PCs because of Year 2000 issues. Other than the upgrade of the loom monitoring equipment, we expect to complete this phase by the end of June 1999, and as each of these projects are completed, we have and will continue to put the specific equipment back into operation and run tests for Year 2000 compliance.

   State of Readiness. The following table shows our progress as of April 26, 1999 through each phase of our Year 2000 efforts for our business systems and PC-based software, as well as for embedded technology:

                                  Business Systems               Embedded Technology
                         ----------------------------------- ---------------------------
                                            Actual/Estimated    %      Actual/Estimated
         Phase               % Complete     Completion Date  Complete  Completion Date
         -----           ------------------ ---------------- -------- ------------------
Identification..........        100%           3/31/1998       100%       11/30/1998

Evaluation..............        100%           6/30/1998        86%        6/30/1999

Conversion, Testing and  PC-based software:    3/31/1999        82%    Loom monitoring
 Implementation.........        100%                                  systems: 9/30/1999

                             Other: 95%        4/30/1999               Other: 6/30/1999

   Third Parties. Aside from the manufacturers of the personal computers and manufacturing equipment we use to run our business, the third parties which we rely on most heavily are our suppliers of raw materials, energy and services, as well as our customers. We purchase our resources from several vendors and sell our products to a number of customers for a wide variety of applications. However, if a significant number of these vendors or customers fail to be Year 2000 ready, it could prevent or substantially impair our ability to transact business with them as usual. We would then need to find alternative supplies of these resources or customers for our products. If we could not find or were delayed in finding, alternatives, it could have a material adverse effect on our business, results of operations and financial condition.

   In addition to our suppliers of equipment, which we discussed above, we have also identified our key vendors of raw materials, energy and services. We have contacted each of these suppliers regarding their plans for dealing with Year 2000 issues and have received responses from substantially all of them. We are in the process of following up with suppliers who have not yet responded to us. Also, beginning in the first quarter of 1999, we began to survey our major customers as to their preparations for the Year 2000 and any anticipated changes in their purchases from us related to this issue. Of the responses we have received to date, we have not identified any material issues regarding the Year 2000 readiness of our major vendors and customers. However, we cannot assure you that our vendors and customers will be Year 2000 ready. If any of our material vendors or customers fail to be Year 2000 ready, it could have an adverse material effect on our business and results of operations.

   Costs. We are currently using mainly internal resources to address our Year 2000 issues. We estimate that we have and will continue to use the equivalent of 2 full time members of our Information Systems Department to implement our Year 2000 efforts. Also, in October 1998, we retained a programmer on a temporary basis to assist us on Year 2000 modifications. We retained this programmer through mid-April 1999. Costs associated with our Year 2000 efforts are being expensed as incurred through our normal budget with no additional funding allocated to the Information Systems Department. We currently estimate that our total overall costs related to our Year 2000 efforts will be approximately $440,000. Expenses incurred through March 31, 1999 were approximately $350,000. We cannot assure you, however, that as we progress through the final phases of our Year 2000 efforts, that we will not identify further issues that could cause our costs to become material. A material increase in our Year 2000 costs could have a material adverse effect on our financial condition and results of operations.

   Worst Case Scenario and Contingency Plans. If our systems and equipment, or our material vendors and customers, are not Year 2000 ready on a timely basis, it could have a material adverse effect on our business, financial condition and results of operation. Excluding the potential impact of the Year 2000 issues of material third parties, which we are unable to control, a reasonable worst case scenario for our company would be if our identification and evaluation efforts had not adequately detected material Year 2000 issues and a material number of our mission-critical systems and equipment were rendered inoperable.

   In order to be ready for such a scenario, we are currently developing contingency plans, which we expect to have in place by the end of September 1999. Our contingency plans will include the development, where necessary, of additional manual work-arounds in the event of system failures. We plan to ensure that our staff is up-to-date on any such new procedures, as well as the manual procedures that already back-up our systems and have previously received ISO certification. Despite these efforts, because of the uncertain nature of the Year 2000, as well as the potential impact of third party Year 2000 issues, we cannot assure you that, when finalized, our contingency plans will be adequate.

   As we discuss above, currently, we are not aware of any Year 2000 issues that would materially affect our business or financial condition. However, we cannot assure you that our systems will be Year 2000 compliant on schedule, that Year 2000 related costs will not become material or that our contingency plans, when finalized, will be adequate. Furthermore, we are currently unable to anticipate the magnitude of the effect on us of the failure of any of our material vendors and customers to be Year 2000 ready. If any such risks, either with respect to our systems or our vendors or customers, materialize, they could have a material adverse effect on our business, financial condition and results of operations.

   The disclosures contained herein concerning Year 2000 are designated as "Year 2000 Readiness Disclosures" and are made pursuant to the Year 2000 Information and Readiness Disclosure Act. The estimates and conclusions related to our Year 2000 efforts contain forward looking statements and are based on our management's best estimates of future events. Risks to achieving Year 2000 compliance include the availability of resources, our ability to discover and correct potential Year 2000 sensitive problems which could have a serious impact on specific systems, equipment or facilities, and the ability of our material vendors and customers to make their systems Year 2000 compliant.

                                    BUSINESS

General

   Our business focuses on the production of value-added specialty woven and non-woven fabrics made from glass, carbon and aramid yarns. Both in both revenue and market share, we are the second largest manufacturer of glass fiber fabrics and a leading producer of other high performance fabrics in North America. Our fabrics are a critical component in the production of a variety of electronic, filtration, composite, insulation, construction and commercial products. Our glass fiber fabrics are used in printed circuit boards, which are integral to virtually all advanced electronic products, including computers and cellular telephones. Our fabrics are also used to strengthen, insulate and enhance the dimensional stability of hundreds of products in a variety of other downstream markets, such as aerospace, transportation, construction, power generation and oil refining.

   We began our glass fiber product development efforts in cooperation with Owens Corning in 1938. As a result of our combined research and development efforts, glass fiber fabrics were available to the market by 1941. In 1947, we began to manufacture and sell glass fiber fabrics independently of Owens Corning. In 1951, we merged with Horace Linton & Brothers, a narrow tape manufacturer that had teamed with Owens Corning to develop and market glass fiber electrical insulation tapes. In 1956, we were acquired by Burlington and remained a division of Burlington until we were purchased in 1988 by Porcher Industries.

   BGF is a Delaware corporation. Our headquarters are located at 3802 Robert Porcher Way, Greensboro, North Carolina 27410, and our telephone number is
(336) 545-0011.

   The following is a glossary of technical terms we use throughout this prospectus and in our business:





   "Aramid yarn" means a category of man-made fibers, the most commonly recognized of which is Kevlar(R).

   "Carbon yarn" means yarn made from carbonized fibers used in woven fabrics to make composites.

   "Composite" means the use of fabric in conjunction with resin to make moulded parts, primarily for aircraft and aerospace applications.

   "Composites market" means the market for composites. Applications include aircraft interiors, helicoptor rotor blades and brake linings.

   "Filtration market" means the market for filtration applications, including cement production and carbon black production.

   "Heavyweight glass fiber fabric" means fabric made of fiberglass yarns used primarily in rigid printed circuit boards.

   "Lightweight glass fiber fabric" means fabric made of fiberglass yarns used primarily in multi-layer printed circuit boards.

   "Multi-layer printed circuit board" means a printed circuit board having multiple (more than two) layers of circuitry produced by stacking thin copper clad laminate cores.

   "Printed circuit board" means a plastic substrate on which electronic components are mounted within electronic devices.

   "Rigid printed circuit board" means a printed circuit board that has circuitry on one or both sides.

Industry Overview

   Glass fiber fabrics are a critical component in the production of numerous products in the electronics industry, including primarily printed circuit boards, as well as products in a variety of other downstream markets, such as aerospace, transportation, construction, power generation and oil refining. In general, the industry we compete in is characterized by:

  .  a limited number of domestic producers;

  . barriers to entry consisting primarily of a limited supply of raw materials;

  .  diversified downstream markets; and

  .  a lack of product substitutes.

   Limited Number of Domestic Producers. We are one of a limited number of major domestic manufacturers of glass fiber fabrics. We and our primary competitor, Hexcel/Clark-Schwebel, account for approximately 90% of domestic capacity, which is estimated to be 400 million yards. We estimate domestic market share as follows:

                                              Glass Fabric Domestic Market Share
                                              ----------------------------------
   Hexcel/Clark-Schwebel.....................                 50%
   BGF.......................................                 40%
   JPS Converter and Industrial..............                <10%

   The major competitors in the global glass fabric weaving industry are BGF/Porcher Industries, Hexcel/Clark-Schwebel, Nitto Boseki (Japan), Nan Ya Plastics (Taiwan) and Taiwan Glass (Taiwan). Although currently direct imports of glass fiber fabrics into the U.S. have been limited, increasing imports of laminates and rigid printed circuit boards from Asia have been impacting demand for domestically produced heavyweight glass fiber fabrics used in rigid printed circuit boards.

   Barriers to Entry. There are a limited number of major global suppliers of glass and carbon yarns to fabric producers such as BGF, and we have experienced supply shortages from time to time. Accordingly, we believe that it would be difficult for new competitors to ensure a constant and adequate supply of glass and carbon yarns. Additionally, the process of producing high quality glass fiber and other high performance fabrics requires extensive technological expertise and research and development capability, both of which require substantial know-how and capital compared to many less complex businesses.

   Diversified Downstream Markets. The unique characteristics of our fabrics make them critical components in a variety of products manufactured for sale in the electronics, composites, filtration, commercial, insulation and construction markets. Within each of these markets, our fabrics have a variety of downstream applications, including:


                                             .  helicopter blades
  .  printed circuit boards


                                             .  reinforced concrete
  .  telecommunications equipment


                                             .  roofing materials
  .  filtration bags


                                             .  wall coverings
  .  heat shields


                                             .  filtration equipment
  .  welding curtains


                                             .  sporting goods
  .  aircraft laminates

   Lack of Product Substitutes. For many applications of our products, there are a limited number of economical product substitutes, if any. For example, substantially all printed circuit boards for high-end electronics applications use glass fiber fabrics. The unique properties of glass fiber also make it a critical component in high temperature filtration and insulation products. In many composite products, only glass, carbon and aramid fibers can meet the requisite strength-to-weight ratios.

   Glass fiber fabrics are the reinforcement for the vast majority of high-end electronic products. Demand for electronics products has experienced substantial growth in recent years and is expected to continue to grow due to expanded applications, technological advancements and new computer products and systems introductions.

We believe this growth is primarily attributable to the development of more complex and sophisticated electronic products, including cellular telephones, pagers, personal computers and portable computing devices, as well as the increasing electronic content of products in which such use has been historically absent or limited, such as automobiles, home appliances and medical equipment.

   The following chart illustrates the role of glass fiber fabric producers in the U.S. electronics industry supply chain based on estimated 1998 sales:

 [In the document to be delivered to investors, a reverse pyramid appears here that contains the following information from top to bottom:]
                  Electronics                    $ 403 Billion
                  Printed Circuit Boards         $ 7.8 Billion
                  High Pressure Laminates        $1.14 Billion
                  Glass Fiber Fabrics            $ 210 Million
                  Glass Fiber Yarn               $ 155 Million

                          Sources: BGF estimates

   Glass fiber fabrics offer an excellent combination of properties from high strength to fire resistance. Wide ranges of yarn sizes and weave patterns provide broad design potential, enabling customers to choose the best combination of material performance, economics and product flexibility. Carbon fiber fabrics possess many of the same characteristics of glass fiber fabrics and provide higher strength, higher modulus and lighter weight in the products in which they are incorporated. Aramid fiber fabrics also share many of the same characteristics as glass fiber fabrics and are lighter in weight and provide greater impact resistance in the products in which they are incorporated.

Company Strengths

   We attribute our strong historical results and positive outlook for growth and profitability to the following factors:

   Leading Market Position. We have been a technological leader in producing glass fiber fabrics since we pioneered the industry with Owens Corning in the 1930s. We were the first to produce glass fiber fabrics, the first glass fiber fabric weaver to become ISO 9002 certified and the first to bring a variety of innovative products and manufacturing techniques to the market. We continue to capitalize on our strong position as the second largest North American manufacturer of glass fiber fabrics with an estimated 40% of domestic capacity.

   Attractive Industry Fundamentals. The glass fiber fabrics industry is characterized by a limited number of domestic manufacturers; barriers to entry consisting primarily of a limited supply of raw materials; diverse downstream markets; and a limited number of product substitutes. In addition, the electronics industry, which accounted for approximately half of our net sales and EBITDA in 1998, has experienced substantial growth in recent years and is expected to continue to grow due to expanded applications, technological advancements, and new computer products and systems introductions. According to PCI Quarterly Forecast, First Quarter 1999, the United States printed circuit board market is forecasted to grow from approximately $8.5 billion in 1998 to approximately $11.5 billion in 2003, representing a 6.2% compound annual growth rate. We cannot assure you, however, that our sales of glass fiber fabrics to this market will grow at a comparable rate. See "--Competition."

   State-of-the-Art Facilities. To maintain our position as a technological leader in producing glass fiber fabrics for the electronics industry, we commenced operations at our 128,000 square foot facility in South Hill, Virginia in 1996. This facility is dedicated to the production of lightweight glass fiber fabrics for the electronics industry. Advanced Glassfiber leases segregated space at the South Hill facility to manufacture glass yarns exclusively for our production of lightweight glass fiber fabrics. We also built a state-of-the-art research and development laboratory as part of our new corporate headquarters in 1995 to focus on the development of new products.

   Strong Cash Flow Generator in a Leveraged Environment. Our strong cash flow characteristics and experienced management team have enabled us to successfully operate as a leveraged company in the past. In 1988, Porcher Industries acquired us from Burlington in a leveraged buyout. Immediately following the buyout, our total debt was $88.0 million. Between 1988 and September 30, 1998, not adjusted for the affiliated transaction, we reduced our debt by $75.0 million, while making significant investments in our business, including a new corporate headquarters and research and development facility and the first phase of the South Hill, Virginia lightweight fabric facility.

   Long-Term Customer Relationships. Due to the high quality of our products, our ability to meet the unique quality specifications required by our customers, the emphasis we place on customer service, and a limited number of domestic producers, we have been able to maintain long-term relationships with many of our customers. Each of our top ten customers in 1998 has been a customer since 1989.

   Unique Physical Properties of Glass Fiber Fabrics. Glass fiber fabrics possess several desirable characteristics including:

  .  dimensional stability;

  .  heat resistance;

  .  moisture resistance;

  .  chemical resistance;

  .  electrical resistance;

  .  thermal conductivity; and

  . when combined with other composite materials, a high strength-to-weight ratio.

   These unique characteristics make glass fiber fabrics the material of choice for a variety of downstream applications, including:

  .  printed circuit boards                    .  automotive part
                                                  reinforcement


  .  telecommunications equipment
                                               .  muffler insulation


  .  structural aircraft parts and interiors
                                               .  filtration bags


  .  window coverings
                                               .  sporting goods

Business Strategy

   Our goal is to be the preferred supplier to markets that require a technically complex application of fabrics made of glass, carbon and aramid yarns. To achieve this goal, we intend to pursue the following key strategies:

   Continue to Focus on Lightweight Fabrics for the Multi-Layer Printed Circuit Board Market. We seek to continue to expand our sales of lightweight glass fiber fabrics to meet the growing demand for multi-layer printed circuit boards. Our investment in the South Hill, Virginia lightweight fabrics facility is an important part of this strategy. In addition, we have leased a portion of this facility to Advanced Glassfiber to manufacture glass yarns exclusively for our production of lightweight glass fiber fabrics. We believe that this arrangement strengthens the compatibility between our weaving process and the glass yarns we use in such process, thereby enabling us to produce the highest quality lightweight glass fiber fabrics. We also believe that the quality of the products we manufacture at the South Hill facility will enable us to enhance and expand our relationships with customers in the multi-layer printed circuit board market. We have increased our net sales of lightweight glass fiber fabrics by 94.1%, from $30.6 million in 1993 to $59.4 million in 1998.

   Capitalize on the Growth in the Filtration and Composites Markets. We believe substantial opportunities exist to increase our sales and market share in both the filtration and composites markets, which together accounted for approximately 35.9% of our net sales in 1998.

   We intend to leverage our already strong position in the high temperature filtration market by developing new woven and non-woven high performance fabrics for environmental applications in power generation, steel mills and other industries that are subject to strict environmental regulations. In addition, we believe that there may be increased opportunities internationally in this market as lesser developed countries adopt stricter environmental regulations.

   We also believe that we have substantial opportunities to increase our sales in the composites market for applications in the transportation industry. In the composites market, we are pursuing strategic relationships with key suppliers to the aerospace and automobile industries for the design and manufacture of new products. We have increased net sales in the filtration and composites markets by 92.8%, from $37.6 million in 1993 to $72.5 million in 1998.

   Developing New Applications for Fabrics. We plan to continue to leverage the technical expertise and experience of our research and development and sales and marketing staff to develop new applications for existing fabrics and to develop new fabrics that meet customer requirements for strength, weight, fire resistance and durability. We believe that many opportunities exist to continue to develop both woven and non-woven fabrics to replace traditional materials in markets which have historically not utilized fabrics such as those we produce. For example, we have begun selling certain of our fabrics for use in the reinforcement of metal automobile body parts.

Products and Markets

   We sell our products primarily in North America and focus on the following markets:

   Electronics. We produce glass fiber fabrics for multi-layer and rigid printed circuit boards for use in the electronics industry. The demand for multi-layer printed circuit boards, which primarily use lightweight glass fiber fabrics, has been increasing. Furthermore, the demand for our heavyweight fabrics has decreased due to competitive pressures from Asian laminate producers. As a result of the increasing demand for multi-layer printed circuit boards, which primarily use lightweight glass fiber fabrics, we have shifted our electronics glass fiber fabrics manufacturing capacity mix in recent years from heavyweight fabrics, which are typically used in rigid printed circuit boards, toward more technologically advanced and higher margin lightweight fabrics. Sales of glass fiber fabrics to the electronics industry were $101.3 million in 1998, representing 50.2% of our net sales.

   Composites. Our glass, carbon and aramid fiber fabrics are used in various composite materials, which are used in various applications, including structural aircraft parts and interiors, helicopter rotor blades, tooling, brake linings and ducting. Sales of fabrics for composites were $52.3 million in 1998, representing 25.9% of our net sales.

   Filtration. We produce fabrics for high temperature dust filtration used by industrial customers to control emissions into the environment. Our filtration bags are sold to utilities, producers of asphalt and carbon black, cement plants and steel mills. Sales of our filtration fabrics were $20.2 million in 1998, representing 10.0% of our net sales.

   Commercial. Our glass fiber fabrics are used in commercial applications where fire resistance and dimensional stability are critical. Applications for these products include ceiling tile and acoustical facing fabrics, window coverings and movie screens. Sales of our commercial fabrics were $10.1 million in 1998, representing 5.0% of our net sales.

   Insulation. We produce materials for high-temperature, fire-resistant insulation. Applications for these products include insulation for joints, pipes, valves, transportation exhaust systems, heat shields and home appliances. Sales of our insulation fabrics were $8.1 million in 1998, representing 4.0% of our net sales.

   Construction. The fire resistant qualities of glass fiber fabrics make them a critical component of products used in the construction industry. Applications for these products include smoke and fire barrier curtains, drywall bonding tape, rubber mat backing and fabric structures, such as commercial tents and roofs. Sales of our construction fabrics were $9.8 million in 1998, representing 4.9% of our net sales.

Sales and Marketing

   We sell our products through a direct sales force of eight sales representatives, four market managers and two telemarketing representatives. All of the sales representatives and three of the four market managers have been with us for more than ten years. Our sales representatives have geographic territories, while the market managers are responsible for specific product lines. The sales representatives are compensated on a salary and commission basis and the market managers are compensated on a salary and bonus basis. Each sales representative has a technical orientation and the necessary expertise to sell our full line of products. We maintain an internet web site, located at www.bgf.com, which contains extensive product information.

   We sell our products to over 400 customers, including many leading companies in their respective industry segments such as Cytec Fiberite, Polyclad Laminates, Isola USA and General Electric. We continually seek to strengthen and expand our relationships with our customers. Due to the stringent quality, delivery and performance standards demanded by many of our customers and users of our products in downstream markets, customers are increasingly moving toward single source supply and collaborative agreements among both fabric producers, such as BGF, and downstream users. We believe that we are well positioned to benefit from this trend because of our strong competitive position within the industry, our investment in technical and manufacturing expertise and our long-term relationships with customers and suppliers. In 1998, two of our customers, Cytec Fiberite and Polyclad Laminates, each accounted for more than 10% of our net sales and our top ten customers accounted for 54.9% of our total sales.

Manufacturing Facilities and Processes

   We own and operate four manufacturing facilities and a research and development facility, together occupying over 786,000 square feet. By exchanging manufacturing technology and expertise with our international affiliates within Porcher Industries, we are able to develop innovative, efficient and flexible manufacturing processes. We were the first weaver of glass fiber in the United States to be ISO 9002 certified, which evidences our strong focus on high-quality manufacturing processes. The following table sets forth the general location, principal uses and approximate size of our properties and whether such properties are leased or owned.

                                                                         Approximate Leased
                                                                           Area In     Or
Facility                 Use                                             Square Feet Owned
--------                 ---                                             ----------- ------
Greensboro, North        Headquarters; Research and Development Facility    36,000   Owned
Carolina

Altavista, Virginia      Weaving glass fiber and aramid fibers             399,000   Owned

South Hill, Virginia
 Heavyweight Fiber       Weaving heavyweight glass fibers                  147,000   Owned
 Fabrics Facility

 Lightweight Fiber       Weaving lightweight glass fibers                  128,000   Owned
 Fabrics Facility

Cheraw, South Carolina   Weaving carbon fibers                              76,000   Owned

Altavista, Virginia      Warehouse                                         101,000   Leased

Altavista, Virginia      Warehouse                                          24,000   Leased

Los Angeles, California  Warehouse                                          20,000   Leased

South Hill, Virginia     Warehouse                                          18,000   Leased

   South Hill, Virginia--Lightweight Fabrics Facility. This facility is dedicated to producing lightweight glass fiber fabrics for the multi-layer printed circuit board market. Lightweight glass fiber fabrics are manufactured through a multi-step process applied to glass yarns which consist of glass filaments gathered together in twine-like strands. We first purchase glass yarns and then add a protective coating to protect the yarns during the weaving process. We then weave the yarns into various patterns and constructions generally established by industry standards. The woven fabric is then sent through a heat cleaning process where organic materials are burned away. After the cleaning process is completed, the fabric may be treated with a finishing process at our Altavista, Virginia facility if required by the particular application or end-use of the fabric. The specific finishing agent that is used depends upon the chemistry and processes of the customer's products. We have developed several proprietary finishing agents that we believe allow our fabrics to interact more effectively with certain of our customers' processes than our competitors' finishes.

   The first phase of the lightweight fabrics facility has been operating for approximately two years. We expect the second phase of the facility, which will provide finishing capability and additional weaving capacity for lightweight fabrics, to be completed in 2000. We expect the third phase of the facility, which will provide distribution capabilities as well as additional finishing capabilities, to be completed by the end of 2002. Currently, Advanced Glassfiber leases approximately 27,200 square feet of segregated space at the lightweight fiber fabric facility for the purpose of manufacturing glass yarns for exclusive supply to us under a supply contract, extendible at the option of Advanced Glassfiber, that expires on December 31, 2008. We also provide Advanced Glassfiber with leased employees and administrative and technical support services.

   South Hill, Virginia--Heavyweight Fabrics Facility. This facility produces heavyweight glass fiber fabrics used primarily for rigid printed circuit board applications and utilizes some of the same manufacturing processes as our lightweight fabric facility. This facility also produces certain lightweight glass fiber fabrics, which production can be increased if necessary.

   Altavista, Virginia. This facility produces specialty woven and non-woven glass fiber fabrics for high temperature filtration, scrim, glass mat and general industrial fabrics. The Altavista facility is fitted with modern twisting and texturing equipment to provide the flexibility necessary for processing a variety of yarns to produce fabrics for multiple markets. For woven products, the manufacturing process is similar to the process utilized at our South Hill, Virginia facilities, except that some of the yarns undergo a preparation stage whereby we twist and ply the yarns prior to the weaving process to produce the desired texture and thickness to meet specific customer needs and product designs. After the weaving process is completed, the fabric may be sold with or without a finishing process. We also manufacture a non-woven fabric made of glass fiber, and others made of glass, aramid and other synthetic fibers, at the Altavista facility. We also weave Kevlar(R) and Twaron(R) aramid fibers at our Altavista facility. The Altavista facility has the capability to finish all of the fabric types we manufacture and currently finishes all of our products, including products manufactured at our other facilities that are shipped by truck to the Altavista facility.

   Cheraw, South Carolina. This facility handles all stages of weaving carbon yarns for the highly technical aerospace, transportation and composites markets. To produce carbon fiber fabrics, we purchase carbon yarns and, upon confirming that the yarns are of a sufficient quality to meet our customer needs, weave the yarns to the customer's specifications. Unlike glass and aramid yarns, carbon yarns are conductors of electricity and therefore, are isolated from our other manufacturing facilities to ensure quality and safety in the production process.

   Leased Warehouses. We lease four warehouses from third party lessors that are used to store raw materials and finished products. We pay $14,200 in rent per month for the larger warehouse in Atlavista, Virginia and our lease for this warehouse expires on March 20, 2002. The rent for the smaller warehouse in Atlavista, Virginia is $1,000 per month and our lease is on a month to month basis. The rent for the Los Angeles, California warehouse is $5,500 per month and our lease expires on December 1, 2001. The South Hill, Virginia warehouse costs $2,200 per month and the lease expires on February 1, 2000.

Research and Development

   Throughout our history, we have demonstrated that we are one of the industry's leading innovators, by becoming the first to:

  .  weave glass fabrics;

  . develop a patented process for heat cleaning glass fabrics to improve the physical properties of composites;

  .  weave single yarns by developing warp size;

  .  develop unidirectional fabrics; and

  . develop a product using "DE" size filaments to improve composite strengths.

   We believe our innovations have enhanced existing customer relationships and created new applications for our fabrics.

   We maintain a research and development staff of seven chemical and four laboratory technicians who work under our Director of Research and Development. We have a modern, well-equipped research and development facility, located at our headquarters in Greensboro, North Carolina, that divides its efforts among developing new products and improving current products. The research and development facility is divided into seven state-of-the-art laboratories focusing on the following strategic areas of product development:

  .  Applications Development;                 .  Pilot Processing;


  .  Physical Testing;                         .  Composites Development; and


  .  Microscopy;                               .  Filtration Technology.

  .  Analytical Testing;

Raw Materials

   The principal materials we use to manufacture our products are glass, aramid and carbon yarns. We purchase glass yarns from Advanced Glassfiber, PPG Industries, Nitto Boseki and Vetrotex. Beginning in September 1998, Advanced Glassfiber began to supply us with glass yarns produced at the South Hill, Virginia lightweight fiber fabrics facility. The supply agreement for such yarns expires on December 31, 2008, unless extended by Advanced Glassfiber. Glass Holdings, our parent corporation, through a wholly owned subsidiary, purchased a 51% interest in Advanced Glassfiber from Owens Corning on September 30, 1998. Our main suppliers of carbon yarns are Amoco, Toho and Hexcel and our main suppliers of aramid yarns are DuPont and Akzo Nobel.

Competition

   Both in revenue and market share, we are the second largest domestic manufacturer of glass fiber fabrics and a leading producer of other high performance fabrics. Our primary competitor is Hexcel/Clark-Schwebel. Other competitors are smaller and generally compete in niche markets. The major competitors in the global glass fabric weaving industry are BGF/Porcher Industries, Hexcel/Clark-Schwebel, Nitto Boseki (Japan), Nan Ya Plastics (Taiwan) and Taiwan Glass (Taiwan).

   Beginning in the fourth quarter of 1997, we have experienced downward pricing pressures on our heavyweight glass fiber fabrics due to foreign exchange fluctuations between the dollar and various Asian currencies and over-capacity in Asian heavyweight fabrics manufacturing, which has led to increased Asian imports of laminates and printed circuit boards into the United States.

Employees

   As of March 31, 1999, we employed 1,123 full time and part time employees, 207 of which are salaried employees and 916 of which are paid on an hourly basis. All of our employees are located in the United States. Of these employees, 1,017 were engaged in manufacturing and manufacturing related services, and 106 were engaged in sales, marketing and administrative functions. None of our employees is represented by a labor union. We consider our relationship with our employees to be strong and from January 1994 through March 31, 1999, we experienced an annual turnover rate of 5.7%.

Environmental and Safety and Health Matters

   Our past and present operations, including our ownership and operation of real properties, are subject to extensive and changing federal, state, local and foreign environmental laws and requirements including those governing discharges to air and water, the handling and disposal of soils and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at our facilities and off-site disposal locations. Our operations are also governed by laws and requirements relating to workplace safety and health. We believe that we are generally in material compliance with currently applicable environmental laws and requirements.

   We may incur costs or liabilities relating to environmental or safety and health matters in the future, including those relating to compliance with laws and requirements, remediation of contamination or claims by third parties.

   Like all weavers of glass, carbon and aramid fibers, we are subject, in certain jurisdictions, to laws and regulations designed to reduce solid wastes by requiring, among other things, certain wastes to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of certain products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of additional environmental protection measures. We do not believe that the legislation promulgated to date and currently pending initiatives will have a material adverse effect on our business, financial condition and results of operations. We cannot assure you, however, that any future legislation or regulatory efforts will not have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

   From time to time, we are involved in various legal proceedings arising in the ordinary course of business. None of the legal matters in which we are currently involved, either individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition and results of operations. See "Environmental and Safety and Health Matters."

Patents and Trademarks

   We have several United States patents, patent applications and trademarks. While we consider our patents to be valuable assets, we do not believe that our competitive position is dependent on patent protection or that our operations are dependent on any individual patent or group of related patents. However, in some instances, patents and patent protection may serve as a barrier to entry in certain of our product lines. Our policy is to obtain patents on our new products and enforce our patent rights.

                                   MANAGEMENT

Directors, Executive Officers and Senior Managers of BGF

   The following sets forth information with respect to our directors, executive officers and other senior managers.

Name                      Age                           Positions with BGF
----                      ---                           ------------------
Robert T. Porcher.......   70 Chairman of the Board, Chief Executive Officer and Director
Philippe Porcher........   45 Vice Chairman
Graham A. Pope..........   65 Director
Richard L. Cromer.......   56 President
Philippe R. Dorier......   42 Senior Vice President, Chief Financial Officer, Secretary and Treasurer
James R. Henderson......   62 Executive Vice President Sales and Merchandising
Gerald F. Mitchell......   51 Vice President Manufacturing
Robert A. Frank.........   56 Vice President Operations
Charles H. Alligood.....   59 Vice President Quality Assurance and Industrial Engineering
Lee-Pei H. Chou, Ph.D...   51 Vice President Research and Development
Edward P. Cardille......   59 Vice President Information Systems
Thomas E. Mann, Jr......   45 Vice President Human Resources

   Robert T. Porcher has been our Chairman of the Board and Chief Executive Officer and one of our directors since 1988. Mr. Porcher has maintained various positions with Porcher Industries, including Chairman of the Board of Directors and Chief Executive Officer of Porcher Industries, since 1952. Mr. Porcher, together with certain members of his family, beneficially owns a controlling interest in Porcher Industries, which owns 100% of the outstanding capital stock of our parent, Glass Holdings. Since December 9, 1998, Mr. Porcher has served as Chairman of the Supervisory Board of Porcher Industries.

   Philippe Porcher has been our Vice Chairman since April 1998. He has also served as Vice President of Porcher Industries since March 1993. Before becoming Vice President of Porcher Industries, Mr. Philippe Porcher served as Director of Porcher Industries' industrial division. Mr. Philippe Porcher is the son of Robert Porcher, who is our Chairman of the Board and Chief Executive Officer and one of our directors. Since December 9, 1998, Mr. Philippe Porcher has served as Chairman of the Executive Board of Porcher Industries.

   Graham A. Pope has been one of our directors since 1989. From 1989 until 1998, Mr. Pope served as our President and Chief Operating Officer. From 1959 to 1988, Mr. Pope served in various positions with Burlington, including Division Manufacturing Manager of Burlington's Glass Division. Since December 9, 1998, Mr. Pope has served as a member of the Supervisory Board of Porcher Industries.

   Richard L. Cromer was named President of BGF in April 1998. Prior to joining BGF, Mr. Cromer was employed by Owens Corning for 31 years in various capacities, including as Director of Operations Strategy from 1997 to 1998, General Manager-Textiles from 1994 to 1997 and Director of Operations Support from 1989 to 1994. Since December 9, 1998, Mr. Cromer has served as a member of the Executive Board of Porcher Industries.

   Philippe R. Dorier has been our Senior Vice President, Chief Financial Officer, Secretary and Treasurer since 1993. From 1988 to 1993, he served as our Vice President International Audit. From 1984 until 1988, Mr. Dorier served as the Vice President of Finance of Babolat VS, S.A., and from 1980 until 1983, as the Administration and Finance Manager of Syva-Biomerieux S.A. Since December 9, 1998, Mr. Dorier has served as a member of the Executive Board of Porcher Industries.

   James R. Henderson has been Executive Vice President Sales and Merchandising since joining BGF in 1989. Prior to joining BGF, Mr. Henderson was employed for 31 years with United Merchants and Manufacturers, Inc., a company engaged in the textile business. Mr. Henderson served as the Senior Vice

President of United Merchants and Manufacturers, President of their Uniglass Division, and as Chairman of the Board of United's Marglass subsidiary in England.

   Gerald F. Mitchell has been our Vice President Manufacturing since 1991. From 1970 until 1991, Mr. Mitchell was employed with Burlington in various capacities, including as a Plant Manager of Burlington's Knit Division from 1989 to 1991 and as the Vice President, Manufacturing of Burlington's Lees Carpet Division from 1986 to 1989.

   Robert A. Frank has been our Vice President Operations since 1988. From 1967 until 1988, Mr. Frank held various planning and marketing positions with Burlington, including Marketing Manager of Burlington's Electronics Applications Department, Operations Manager of Burlington's Glass Division and Vice President of Operations.

   Charles H. Alligood has been our Vice President Quality Assurance and Industrial Engineering since 1988. From 1964 until 1988, Mr. Alligood was employed by Burlington and served in various positions including as Division Industrial Engineer for Burlington's Glass Division from 1983 until 1988 and as Cost Reduction Coordinator for Burlington's Industrial Division from 1981 to 1983.

   Lee-Pei H. Chou, Ph.D. has been our Vice President Research and Development since 1997. From 1986 until 1996, Dr. Chou served as the Research and Development Director/Manager of Elk Corporation. From 1984 until 1986, Dr. Chou served as the Research and Development Leader of Trenco, Inc. a subsidiary of BF Goodrich Co. From 1979 until 1984, Dr. Chou served as the Research and Development Project Leader of Ferro Corporation and from 1976 until 1979, Dr. Chou was a Senior Research Chemist within the Coatings & Resins Division of PPG Industries, Inc.

   Edward P. Cardille has been our Vice President Information Systems since 1997. From 1991 until 1997, Mr. Cardille served as our Director of Information Systems. From 1968 until 1991, Mr. Cardille served in various positions with Burlington, including as Manager of Systems and Programming for Burlington's Carpet Division from 1983 until 1991.

   Thomas E. Mann, Jr. was named Vice President Human Resources of BGF in December 1998. Since 1997, he had served as our Director of Human Resources. From 1993 until 1997, Mr. Mann served as our Corporate Planning Manager, and from 1988 until 1993, as a Plant Personnel Manager of BGF.

Executive Compensation

   The following table shows, for the fiscal year ended December 31, 1998, the compensation paid to or earned by our Chief Executive Officer and our four other most highly compensated executive officers who were serving at the end of 1998, as well as Mr. Graham Pope, who served as our President and Chief Operating Officer until April 1998 (the "Named Executive Officers").

                                                                   Other Annual
Name and Principal Position               Salary(1)     Bonus      Compensation
---------------------------               ---------     -----      ------------
Robert T. Porcher........................ $120,000(2)  $200,000(5)   $49,505(6)
Chairman of the Board, Chief
Executive Officer and Director

Philippe Porcher......................... $120,000(2)  $120,000(5)
Vice Chairman

Graham A. Pope........................... $204,452(3)  $150,000      $19,200(7)
Director; former President
and Chief Operating Officer

Richard L. Cromer........................ $155,331(4)  $110,500
President

Philippe R. Dorier....................... $141,828(5)  $ 90,000(5)   $16,524(7)
Senior Vice President, Chief
Financial Officer, Secretary and
Treasurer

James R. Henderson....................... $146,058     $120,000      $16,940(7)
Executive Vice President Sales and
Marketing

--------
(1) Includes the following amounts deferred at the election of the following Named Executive Officers pursuant to BGF's Profit Sharing and Tax Savings Plan (the "401(k) Plan"): Mr. Pope--$10,000; Mr. Dorier--$7,738; and Mr.
    Henderson--$10,000.
(2) Represents a "management fee" paid by BGF Services, Inc., an affiliate of BGF, to Messrs. Robert and Philippe Porcher and reimbursed by BGF to cover services provided by Messrs. Robert and Philippe Porcher to BGF. See "Certain Relationships and Related Party Transactions."
(3) Mr. Pope remained an employee of BGF after retiring from the offices of President and Chief Operating Officer.
(4) Based on an annualized gross salary of $207,108. Mr. Cromer has served as President of BGF since April 1, 1998.
(5) Paid for by BGF Services and reimbursed by BGF to BGF Services in the form of "management fees" to cover services rendered to BGF. See "Certain Relationships and Related Party Transactions."
(6) Includes $3,086 for club membership fees; $932 for maintenance of automobile; $25,824 depreciation associated with cost of residence; and $19,663 associated with maintenance of residence.
(7) Represents gross annual profit sharing distributions. Named Executive Officers contributed the following portions of such amounts to the 401(k)
    Plan: Mr. Pope--$19,200; Mr. Dorier--$10,328; and Mr. Henderson--$16,940.

Retirement Plans

   Retirement System. The Retirement System of BGF Industries, Inc. covers substantially all employees of BGF after they have completed one year of service. Employees with five or more years of service are entitled to benefits beginning at normal retirement age. This plan also provides reduced benefits to participants electing to retire early, beginning at age 55. Participants are required to contribute three percent of covered compensation per year and interest is credited on employee contributions. In general, the normal retirement benefit is payable as an annuity. Participants may also elect a lump-sum distribution of their accrued benefit.

   Normal retirement benefits are determined by reference to an employee's "accumulated contributions." Accumulated contributions are the sum of all required employee contributions plus interest credited on such contributions, compounded annually at the rate of 120% of the federal mid-term rate in effect under section 1274 of the Internal Revenue Code for the first month of the plan year. In general, the annual normal retirement benefit is equal to 50% of the accumulated employee contributions, plus 3/4% of employee plan compensation up to $6,600 for plan year 1989.

   The estimated annual benefits payable upon retirement at normal retirement age for the Named Executive Officers is as follows: Mr. Pope--$24,160.56; Mr. Cromer--$21,800.00; Mr. Dorier--$54,932.40; and Mr. Henderson--$23,508.36.
These calculations are based on 1998 compensation, assume benefits are payable as a straight-life annuity, and assume that each individual will work until age
65. As of December 31, 1998, Mr. Cromer had not completed a qualifying year of service required to participate in the Retirement System. The benefit shown is based on his electing to participate in the Retirement Plan effective April 1, 1999. Mr. Robert Porcher and Mr. Philippe Porcher do not participate in the Retirement System.

   401(k) Plan. The Employees' Profit Sharing and Tax Savings Plan of BGF Industries, Inc. covers most employees of BGF, after they have completed one year of service. Employees may defer up to 15% of their plan compensation each year, subject to Internal Revenue Code limitations. We may, in our discretion, match employees' elective deferrals up to a specified limitation each year and may make a discretionary employer contribution. All contributions are 100% vested and nonforfeitable at all times. Benefits are payable after separation from service in a lump sum in cash.

Compensation of Directors

   Our directors did not receive separate compensation for their services as directors in 1998.

Compensation Committee Interlocks and Insider Participation

   Mr. Robert Porcher, who serves as both an executive officer and as a member of the board of directors of BGF, serves as the Chairman of the Supervisory Board of Porcher Industries, which is the equivalent of a board of directors . Mr. Pope also serves on the Supervisory Board of Porcher Industries. Messrs. Cromer and Dorier also serve as members of the Executive Board of Porcher Industries, whose members are equivalent to executive officers. Mr. Philippe Porcher serves as Chairman of the Executive Board. Mr. Robert Porcher serves as the President and Chairman of the Board of Directors of BGF Services, Inc., an affiliate of BGF. Mr. Philippe Dorier serves as Secretary/Treasurer and as a director of BGF Services. See also "Certain Relationships and Related Party Transactions."

Deferred Compensation Agreements

   We have entered into Deferred Compensation Agreements with Messrs. Pope, Cromer and Henderson and we are the guarantor of Mr. Dorier's Deferred Compensation Agreement with BGF Services. The agreements provide for both pre-retirement survivor benefits, as well as post-retirement benefits to the executive. The agreements also contain a non-competition provision. Generally, under each of the agreements, if the executive dies before the age of 65, his beneficiary or, if none, his estate will receive monthly payments for a 10-year period of an amount equal to 50% of the greater of:

      (A) the executive's monthly base salary in effect on the January 1 prior to his death; or

      (B) the executive's average monthly base salary on January 1 of the five years prior to his death.

   This amount is decreased by certain percentages if the executive dies after the age of 60 but before 65. The agreements also provide for post-retirement benefits in the form of:

     (1) monthly payments over 10 years, the sum of which is equal to the "applicable percentage" multiplied by the greater of (a) the executive's annual base salary on January 1 immediately preceding or concurrent with his retirement or (b) the average of the executive's annual base salary on January 1 of the five years prior to his retirement; and

  . (2) a payment on death equal to three-quarters of his annual base salary on the January 1 immediately preceding or concurrent with his retirement.

   The "applicable percentage" for Mr. Pope is two and one quarter. The "applicable percentage" for Mr. Cromer, Mr. Dorier and Mr. Henderson is one and one-half. Mr. Pope's agreement has been amended to pay his death benefit over the 10-year period mentioned in (1) above. If the executive dies prior to receiving all of the monthly payments, the payments are made to his designated beneficiary or, if none, his estate. Reduced benefits are paid if the executive retires prior to age 65.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   We are wholly owned by Porcher Industries through its U.S. holding company, Glass Holdings. As such, we have on-going financial, managerial and commercial agreements and arrangements with Porcher Industries, Glass Holdings and other wholly-owned subsidiaries of Glass Holdings, as well as other affiliates of Porcher Industries. Mr. Robert Porcher, our Chairman of the Board and Chief Executive Officer, together with certain members of his family, beneficially owns a controlling interest in Porcher Industries.

   We pay management fees to BGF Services, Inc., a wholly owned subsidiary of Glass Holdings, that cover the periodic management services of Robert Porcher and his son Philippe Porcher, the Vice President of Porcher Industries, and the full time services of Philippe Dorier, our Chief Financial Officer. We also reimburse BGF Services for the costs associated with automobiles provided to Messrs. Robert Porcher and Dorier and maintenance and upkeep of Robert Porcher's Greensboro, North Carolina residence, which is owned by BGF Services and has a net book value of $1.0 million. In connection with these arrangements, we paid an aggregate of $1.0 million, $1.0 million and $948,000 to BGF Services in 1996, 1997 and 1998, respectively. Such payments are based on the estimated value of services provided and are comparable to that which would be given to third parties.

   Porcher Industries and its French parent company provide general management and strategic planning advice to us in exchange for management fees that reimburse such companies for a portion of the compensation of Robert Porcher, Philippe Porcher and other employees who allocate their time among us and other Porcher Industries affiliates. We paid an aggregate of $388,000, $304,000 and $324,000 to such companies in management fees in 1996, 1997 and 1998, respectively. Such amounts billed are based on the estimated value of services provided and are comparable to that which would be given to third parties. However, we believe that Porcher Industries and its parent would not provide such services to a third party.

   We provide management, accounting and administrative services to Belmont, a wholly owned subsidiary of Glass Holdings that produces non-woven glass and carbon products for reinforcement applications in exchange for fees that reimburse us for our costs associated with these services. We also sublease approximately 12,800 square feet of our Cheraw, South Carolina facility to Belmont for its production facilities and lease to Belmont 11 employees that work at such facility. Belmont paid us an aggregate of $13,000, $360,000 and $658,000 in fees, leased employee payments, rent and its proportionate share of utilities costs at the Cheraw plant in 1996, 1997 and 1998, respectively. We believe that the sublease to Belmont is on no more favorable terms than would be given to third parties. The leased employees are provided at cost and are thus leased on terms more favorable than what would be given to a third party. Currently, Belmont is in the process of winding down its operations, which is expected to be complete by the end of April 1999. BGF and Glass Holdings are also guarantors of a $5.0 million industrial revenue bond originally issued by Belmont in June 1997. As of December 31, 1998, approximately $4.6 million remained outstanding on this bond.

   We provide on-going senior management, technological support and administrative assistance to Shanghai-Porcher, a joint venture company between Glass Holdings, which owns 85% of such company and China Worldbest Development Co., LTD, that produces glass fiber fabrics for the electronics markets in Asia. Porcher Industries and Shanghai-Porcher have entered into a ten year Technology Know-How Agreement, dated February 7, 1996, under to which Porcher Industries is entitled to receive royalty payments of up to 3% of net sales revenue in years in which Shanghai-Porcher achieves a pre-tax profit. Under the agreement, Shanghai-Porcher is required to reimburse Porcher Industries for all travel, lodging and other reasonable expenses of Porcher Industries personnel that conduct on-site training visits. We anticipate that Porcher Industries will assign its rights and obligations under the Technology Know-How Agreement to us. From time to time, we have acted as Shanghai-Porcher's billing agent at no cost to Shanghai-Porcher. Shanghai-Porcher paid us a total of $705,000, $349,000 and $52,000 in 1996, 1997 and 1998, respectively. We are reimbursed only for expenses in this arrangement. Such terms are comparable to that which would be provided to a third party.

   We paid dividends to Glass Holdings of $15.2 million, $4.9 million and $0 in 1996, 1997 and 1998, respectively, approximately all of which was used to fund start up costs of Shanghai-Porcher and Belmont.

   On June 23, 1997, Glass Holdings loaned us $2.0 million for working capital purposes. This loan is non-interest bearing. On September 30, 1998, we repaid the remaining $1.8 million outstanding on the loan. The loan, because it is non-interest bearing, was provided on terms more favorable than would have been provided to a third party.

   We purchase carbon fibers and finished products from Porcher Industries. We paid Porcher Industries $5.7 million, $8.1 million and $7.0 million in 1996, 1997 and 1998, respectively, for such purchases. We sell finished goods and occasionally unfinished goods directly to Porcher. Porcher Industries paid us $484,000, $329,000 and $1.7 million in 1996, 1997 and 1998, respectively. We have paid Porcher Industries commissions for sales of its products in Asia, Europe, and Australia of $307,000, $380,000 and $363,000 in 1996, 1997 and
1998, respectively. We believe that prices and commissions paid or received by us for these transactions are comparable to those paid to third parties.

   We collect and deposit customer payments on behalf of two wholly owned subsidiaries of Porcher Industries in exchange for fees equal to 2% of amounts collected. We received $17,000, $23,000 and $43,000 in fees for these services in 1996, 1997 and 1998, respectively. We believe that these fees are comparable to those that would be paid to third parties.

   On April 14, 1998, we loaned $365,258 to Richard L. Cromer, our President, for the purchase of a residence in Greensboro, North Carolina. The loan bears no interest and is payable upon the sale of Mr. Cromer's residence in Toledo, Ohio and thus is on terms more favorable than we would provide to third parties.

   On September 30, 1998, AGY Holdings purchased its 51% ownership interest in Advanced Glassfiber for aggregate consideration of approximately $338.9 million, including post-closing adjustments. We loaned Glass Holdings approximately $138.6 million to provide it with a portion of the capital necessary to fund the acquisition. Our loan to Glass Holdings is evidenced in part by promissory notes that bear interest at "our cost of funds rate" for the calendar year immediately preceding the date on which any interest is due. With respect to any period of determination, the "cost of funds rate" means a rate per annum equal to the blended interest rate, as reasonably calculated by us, applicable to our borrowings during such period in respect of indebtedness we incurred to fund the loan to Glass Holdings. Accrued interest is due and payable on the first business day of February of each year commencing on February 1, 1999 and on any date on which any principal is due. The promissory notes are payable on October 31, 2008 or such later date as we and Glass Holdings may agree to. Payments made pursuant to the promissory notes are expected to be offset by other of our distributions to Glass Holdings. We believe that these transactions were on terms no more favorable than if Glass Holdings had borrowed the funds directly from a third party. See "Prospectus Summary--The Affiliated Transaction," "Use of Proceeds" and "Capitalization."

   Currently, Advanced Glassfiber leases approximately 27,200 square feet of segregated space at our South Hill, Virginia lightweight fiber fabric facility for the purpose of manufacturing glass yarns for exclusive supply to us under a supply contract, extendible at the option of Advanced Glassfiber, that expires on December 31, 2008. We also provide Advanced Glassfiber with leased employees and administrative and technical support services. Advanced Glassfiber paid us approximately $340,000 pursuant to this arrangement from October 1, 1998 to December 31, 1998. We also purchased approximately $11,185,000 of raw materials from Advanced Glassfiber from October 1, 1998 to December 31, 1998. We believe that each of these arrangements are on terms no more favorable than those that would be provided to third parties.

                                STOCK OWNERSHIP

   The following table sets forth information regarding each person or entity that beneficially owns more than a 5% ownership interest in BGF. The indicated entity has sole voting and investment power with respect to its ownership interest.

   Name of Beneficial Owner                                   Ownership Interest
   ------------------------                                   ------------------
   Porcher Industries S.A.(/1/)..............................        100%

--------

(1) Address is Badinieres, F-38300 Bourgoin-Jallieu, France. Porcher Industries owns 100% of the outstanding capital stock of Glass Holdings Corp., which owns 100% of the outstanding capital stock of BGF. Mr. Robert Porcher may be deemed to beneficially control voting and investment power of 56.05% of the outstanding capital stock of Porcher Industries, and therefore, Glass Holdings and BGF, pursuant to the ownership structure of Porcher Industries, as reflected in the following graphic. Mr. Porcher's address is c/o Porcher Industries S.A., Badinieres, F-38300, Bourgoin-Jallieu, France.


   [CHART SHOWING THE OWNERSHIP STRUCTURE OF PORCHER INDUSTRIES HERE]

   * Mr. Robert Porcher effectively controls the voting and investment power of this entity.

      DESCRIPTION OF OTHER INDEBTEDNESS SENIOR TO THE EXCHANGE NOTES

   We entered into a credit agreement on September 30, 1998, with a syndicate of lenders and First Union National Bank, as agent. The lenders under this senior credit facility have agreed to provide us with up to $125.0 million of credit.

   The senior credit facility consists of (1) a five-year revolving credit facility, or "revolver," for up to $75.0 million and (2) a six-year amortizing term loan in the amount of $50.0 million. The revolver contains two sub facilities: (1) a $5.0 million swingline facility for working capital requirements and (2) a $20.0 million letter of credit facility. As of December 31, 1998, the term loan was fully funded, and $36.0 million was outstanding under the revolver.

Repayment

   Under the senior credit facility, we may have to prepay the term loan and the revolver if:

  . we sell assets in transactions outside the ordinary course of business;

  . we issue debt or equity securities;

  . we receive insurance proceeds for casualty losses and do not repair or replace the damaged facilities; or

  . our EBITDA for a fiscal year exceeds certain expenditures and payments.

These prepayments would be applied first to the term loan, and upon payment of the term loan, to permanently pay outstanding loans under the revolver.

   The term loan has a quarterly scheduled amortization and is payable on the following dates in the following amounts:

                                                                      Term Loan
                                                                       Payment
   Term Loan Payment Date                                              Amount
   ----------------------                                            -----------
   December 31, 1999................................................ $ 1,000,000
   March 31, 2000...................................................   1,000,000
   June 30, 2000....................................................   1,000,000
   September 30, 2000...............................................   1,000,000
   December 31, 2000................................................   1,750,000
   March 31, 2001...................................................   1,750,000
   June 30, 2001....................................................   1,750,000
   September 30, 2001...............................................   1,750,000
   December 31, 2001................................................   2,500,000
   March 31, 2002...................................................   2,500,000
   June 30, 2002....................................................   2,500,000
   September 30, 2002...............................................   2,500,000
   December 31, 2002................................................   3,250,000
   March 31, 2003...................................................   3,250,000
   June 30, 2003....................................................   3,250,000
   September 30, 2003...............................................   3,250,000
   December 31, 2003................................................   4,000,000
   March 31, 2004...................................................   4,000,000
   June 30, 2004....................................................   4,000,000
   September 30, 2004...............................................   4,000,000
                                                                     -----------
                                                                     $50,000,000
                                                                     ===========

Security

   The senior credit facility is secured by a first priority lien on substantially all of our real and personal property. The lien also covers (1) 100% of the capital stock of each of our direct or indirect domestic subsidiaries, (2) 65% of the capital stock of each of our first tier foreign subsidiaries and (3) promissory notes issued by our affiliates. The senior credit facility is also secured by a non-recourse pledge by Glass Holdings, our parent, of capital stock of two of our affiliates, Belmont of America, Inc. and AGY Holdings, Inc.

Interest and Fees

   The annual interest rate applicable to the revolver and the term loan is a fluctuating rate of interest. The rate is measured, at our option, by reference to either (1) LIBOR or (2) the greater of the published prime rate of First Union National Bank or the overnight federal funds rate plus 0.5% ("ABR"), plus, in either case, an additional amount which fluctuates based upon our leverage ratio. This additional amount ranges from 2.00% to 2.75% for LIBOR based borrowings and 0.75% to 1.50% for ABR based borrowings. We have entered into an interest rate hedging agreement that effectively fixes the interest rate on the term loan at 5.04% per annum plus the applicable additional amount.

   Our senior credit facility provides for an annual administrative fee to be paid to the agent, an unused commitment fee payable to the lenders and certain other fees payable in connection with letters of credit issued under the revolver.

Covenants and Events of Default

   The senior credit facility contains affirmative and negative covenants customary for agreements of its type. Such covenants include, among others:

  . covenants restricting our and our subsidiaries' ability to incur debt, including guarantees;

  . the creation of liens;

  . substantially changing the nature of our or our subsidiaries' businesses;

  . the consummation of certain transactions such as dispositions of substantial assets, mergers, acquisitions, reorganizations and recapitalizations;

  . the making of certain investments and loans, non-ordinary course asset sales and capital expenditures;

  . the making of dividends and other distributions; and

  . transactions with affiliates and our ability to prepay certain debt.

   The senior credit facility also requires us to comply with the following financial tests and maintain the following financial ratios. These tests and ratios include:

 . maintaining a maximum leverage ratio as of the last day of each fiscal quarter of the fiscal years set forth below in the corresponding amounts set forth below:

  Fiscal Quarter(s) Ending                                      Leverage Ratio
  ------------------------                                      --------------
  March 31, 1999...............................................  5.00 to 1.00
  June 30 and September 30, 1999...............................  4.75 to 1.00
  December 31, 1999 and March 31, 2000.........................  4.50 to 1.00
  June 30 and September 30, 2000...............................  4.00 to 1.00
  December 31, 2000 and March 31, June 30 and September 30,
   2001........................................................  3.75 to 1.00
  December 31, 2001 and March 31, June 30 and September 30,
   2002........................................................  3.50 to 1.00
  December 31, 2002 and each fiscal quarter thereafter.........  3.25 to 1.00

 . maintaining a minimum consolidated net worth as of the end of each fiscal quarter in an amount equal to:

  .  negative $43,000,000 plus

  . 50% of quarterly consolidated net income (less tax payments) beginning with the fiscal quarter ended December 31, 1998 plus

  . 100% of the net proceeds of any equity issuance after September 30, 1998;

 . maintaining a minimum interest coverage ratio as of the last day of each fiscal quarter of the fiscal years set forth below in the corresponding amounts set forth below:

  Fiscal Quarter(s) Ending                                   Interest Coverage
  ------------------------                                   -----------------
  March 31, June 30, September 30 and December 31, 1999.....   2.25 to 1.00
  March 31, June 30 and September 30, 2000..................   2.25 to 1.00
  December 31, 2000 and March 31, June 30 and September 30,    2.50 to 1.00
   2001.....................................................
  December 31, 2001 and March 31, June 30 and September 30,    2.75 to 1.00
   2002.....................................................
  December 31, 2002 and each fiscal quarter thereafter......   3.00 to 1.00

 . maintaining a minimum fixed charge coverage ratio as of the last day of each fiscal quarter of the fiscal years set forth below in the corresponding amounts set forth below:

  Fiscal Quarter(s) Ending                          Fixed Charge Coverage Ratio
  ------------------------                          ---------------------------
  March 31, June 30, September 30 and December 31,
   1999...........................................         1.05 to 1.00
  March 31, June 30 and September 30, 2000........         1.05 to 1.00
  December 31, 2000 and March 31, June 30 and Sep-
   tember 30, 2001................................         1.10 to 1.00
  December 31, 2001 and March 31, June 30 and Sep-
   tember 30, 2002................................         1.20 to 1.00
  December 31, 2002 and March 31, June 30 and Sep-
   tember 30, 2003................................         1.30 to 1.00
  December 31, 2003 and each fiscal quarter there-
   after..........................................         1.40 to 1.00

   Our senior credit facility also contains customary events of default including:

  .  failing to make payments under the senior credit facility when due;

  . making material misrepresentations in the senior credit facility documents;

  . failing to comply with any other covenants or provisions of the senior credit facility;

  . failing to make payments under the indenture or any other indebtedness in the aggregate in excess of $3,000,000;

  . failing to comply with any other covenants or provisions of the indenture or any other indebtedness in the aggregate in excess of $3,000,000 which causes or permits the acceleration of the indebtedness or notes; or

  .  the occurrence of:

    -  voluntary and involuntary bankruptcy events;

    - judgments or decrees against us and our subsidiaries in excess of $3,000,000 over insurance coverage which are not satisfied, vacated, discharged, stayed or bonded within 30 days;

    -  materially adverse ERISA events;

    -  a change in control;

    - the senior credit facility documents failing to be in full force and effect or enforceable;

    - the senior credit facility ceasing to be designated as senior indebtedness.

   The senior credit facility also includes cross defaults to the Advanced Glassfiber Yarns, LLC senior credit facility and the indenture.

   An event of default under the senior credit facility permits the lenders to accelerate or, in the case of bankruptcy related defaults, triggers an automatic acceleration of, the maturity of the indebtedness under the senior credit facility. An event of default may also restrict our and any note guarantors' ability to meet our and their obligations to the holders of the notes.

   As of March 31, 1999, we were in compliance with all of the financial covenants, ratios and other provisions of the senior credit facility.

Senior Subordinated Credit Facility

   On September 30, 1998, we also entered into a senior subordinated credit agreement with First Union Investors, Inc. as agent. Subsequently, other institutions became lenders under this senior subordinated credit facility. The senior subordinated credit facility, which provided us with $65.0 million of credit, was fully drawn by us in connection with the closing of the affiliated transaction. The senior subordinated credit facility is an unsecured senior subordinated obligation of ours. We repaid the senior subordinated credit facility in full with the net proceeds of the offering. Upon such repayment, the senior subordinated credit facility was terminated.

                       DESCRIPTION OF EXCHANGE NOTES

   The exchange notes will be issued under the indenture, dated as of the issue date, among us and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those incorporated by reference to the Trust Indenture Act, as in effect on the date of the indenture.

   The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

   The definitions of the material capitalized terms used in the following summary are set forth below under "Material Definitions."

   The exchange notes will be issued solely in exchange for an equal principal amount of old notes pursuant to the exchange offer. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes except that:

     (1) the exchange notes will have been registered under the Securities Act; and

     (2) the registration rights and liquidated damages provisions applicable to the old notes are not applicable to the exchange notes.

   The exchange notes will be unsecured senior subordinated obligations of ours. The exchange notes will be unconditionally guaranteed, jointly and severally on an unsecured senior subordinated basis by all future direct and indirect Restricted Subsidiaries other than Foreign Subsidiaries of ours.

   As of the date hereof:

  .there are no Restricted Subsidiaries providing note guarantees; and

  .we have one Foreign Subsidiary which will be a Restricted Subsidiary.

   Initially, the trustee will act as paying agent and registrar for the exchange notes. We may change any paying agent and registrar without notice to holders of the exchange notes. Holders must surrender notes to a paying agent to collect principal payments and premium, if any. Principal, premium, if any, and interest on the exchange notes will be paid by check mailed to the registered holders at their registered addresses; but all payments to holders who have given wire transfer instructions to us will be made by wire transfer of immediately available funds to the accounts specified by those holders.

Principal, Maturity and Interest

   The exchange notes will mature on January 15, 2009. Interest on the exchange notes will accrue at the rate of 10 1/4% per annum. Interest will be payable semi-annually in arrears on each January 15 and July 15 commencing on July 15, 1999, to the persons who are registered holders at the close of business on the January 1 and July 1, respectively, immediately preceding the applicable interest payment date. Interest on the exchange notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including January 21, 1999, the date of issuance. The exchange notes will not be entitled to the benefit of any mandatory sinking fund.

Additional Notes

   Subject to the limitations set forth under "--Material Covenants--Limitation on Incurrence of Additional Indebtedness," we may Incur additional Indebtedness which, at our option, may consist of additional notes, in one or more series, having identical terms as old notes or exchange notes. Holders of the additional notes will have the right to vote together with holders of the old notes and the exchange notes as one class.

   No offering of any additional notes is being or shall be deemed to be made by this prospectus. In addition, we cannot assure you as to when or whether we will issue any additional notes or as to the aggregate principal amount of the additional notes.

Ranking

   The exchange notes will rank:

     (1) junior to, and be subordinated in right of payment to, all existing and future senior Indebtedness;

     (2) pari passu in right of payment with all Senior Subordinated Indebtedness; and

     (3) senior in right of payment to all Subordinated Indebtedness.

   As of March 31, 1999, we had $53.0 million of senior Indebtedness outstanding, exclusive of unused commitments. All debt Incurred under the senior credit facility is senior Indebtedness of ours, is guaranteed by all Note Guarantors on a senior basis and is secured by substantially all of our assets.

Note Guarantees

   In the event that any Person shall become a Restricted Subsidiary, other than Foreign Subsidiaries, but including a Subsidiary which becomes a Restricted Subsidiary upon a revocation of the designation of a Subsidiary as an unrestricted Subsidiary, we will cause the Restricted Subsidiary to execute and deliver to the trustee a supplemental indenture in a form reasonably satisfactory to the trustee pursuant to which the Restricted Subsidiary shall become a party to the indenture and thereby unconditionally guarantee all of our obligations under the exchange notes and the indenture on the terms set forth in the indenture. Thereafter, the Restricted Subsidiary shall, unless released in accordance with the terms of the indenture, be a "Note Guarantor" for all purposes of the indenture.

   Each Note Guarantor will irrevocably and unconditionally guarantee, jointly and severally, on an unsecured senior subordinated basis the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the indenture and the exchange notes, whether for principal of, premium, if any, or interest on the exchange notes, expenses, indemnification or otherwise. Each Note Guarantor will agree to pay, on a senior subordinated basis and in addition to the "Guaranteed Obligations" stated above, any and all expenses, including reasonable counsel fees and expenses, incurred by the trustee or the holders in enforcing any rights under such Note Guarantor's note guarantee.

   The Guaranteed Obligations will rank:

     (1) junior to, and be subordinated in right of payment to, all existing and future senior Indebtedness of the Note Guarantors;

     (2) pari passu in right of payment with all Senior Subordinated Indebtedness of the Note Guarantors; and

     (3) senior in right of payment to all Subordinated Indebtedness of the Note Guarantors.

   All debt Incurred under the senior credit facility will be guaranteed by each Note Guarantor on a senior basis and will be secured by substantially all of the assets of each Note Guarantor.

   The Guaranteed Obligations of each Note Guarantor will be limited to the maximum amount as will,

  . after giving effect to all other contingent and fixed liabilities of such Note Guarantor; and

  . after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the Guaranteed Obligations of such other Note Guarantor under its note guarantee or pursuant to its contribution obligations under the indenture, result in the Guaranteed Obligations of such Note Guarantor not constituting a fraudulent conveyance or fraudulent transfer under federal, state or other applicable law.

   Each Note Guarantor that makes a payment or distribution under a note guarantee will be entitled to a contribution from each other Note Guarantor in a pro rata amount, based on the net assets of each Note Guarantor determined in accordance with GAAP. For further information, you should review the section "Risk Factors" under the heading "Issuance of old notes and any note guarantee may be subject to fraudulent conveyance laws."

   In the event:

     (1) there is a defeasance of the exchange notes as described under "Legal Defeasance and Covenant Defeasance,"

     (2) there is a sale or other disposition of all or substantially all of the assets of any Note Guarantor,

     (3) there is a sale or other disposition of all of the capital stock or other equity interests of any Note Guarantor, or

     (4) a Note Guarantor is designated as an unrestricted Subsidiary as described under "Material Covenants-Designation of Unrestricted
  Subsidiaries,"

the Note Guarantor will be released and relieved of its obligations under its note guarantee if, in the case of clauses (2) or (3), the transaction is carried out pursuant to and in accordance with "Material Covenants--Limitation on Asset Sales" and, if applicable, "Material Covenants--Merger, Consolidation and Sale of Assets."

Subordination of the Exchange Notes and the Note Guarantees

   The payment of the principal of, premium, if any, and interest on the exchange notes is subordinated in right of payment, to the prior payment in full in cash of all our existing and future obligations in respect of senior Indebtedness, whether outstanding on the issue date or thereafter Incurred. In addition, the payment of the Guaranteed Obligations of each future Note Guarantor, if any, under its note guarantee will be subordinated and junior in right of payment to the prior payment in full of all senior Indebtedness of that Note Guarantor to substantially the same extent as the exchange notes are subordinated to all existing and future obligations in respect of our senior Indebtedness. As a result, the exchange notes will be effectively subordinated to all senior Indebtedness of any Note Guarantor and to all debt of any other Subsidiaries that we may have in the future.

   Upon any payment or distribution of our assets or the assets of a Note Guarantor upon a total or partial liquidation, dissolution or reorganization of, or similar proceeding relating to us, our property or a Note Guarantor or its property, the holders of our senior Indebtedness or the senior Indebtedness of a Note Guarantor will be entitled to receive payment in full of all obligations due in respect of that senior Indebtedness before the holders are entitled to receive any payment, and until all obligations due in respect of the senior Indebtedness is paid in full in cash, any payment or distribution to which holders would be entitled but for the subordination provisions of the indenture will be made to holders of our senior Indebtedness or the senior Indebtedness of that Note Guarantor as their interests may appear. If a distribution is made to holders that, due to the subordination provisions, should not have been made to them, the holders are required to hold it in trust for the holders of our senior Indebtedness or the senior Indebtedness of the Note Guarantor and pay it over to them as their interests may appear.

   However, neither we nor any Note Guarantor may pay principal of, premium, if any, or interest on the exchange notes or make any deposit pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" below or repurchase, redeem or otherwise retire any exchange notes (collectively, "pay the exchange notes") if

     (1) any Designated Senior Indebtedness is not paid when due or

     (2) any other default on Designated Senior Indebtedness occurs and the maturity of that Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or that Designated Senior Indebtedness has been paid in full in cash.

However, we and any Note Guarantor may pay the exchange notes without regard to the foregoing if we and the Note Guarantor and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

   During the continuance of any other default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice or the expiration of any applicable grace periods, except such notice as may be required to effect such acceleration, neither we nor any Note Guarantor may pay the exchange notes for a period which commences upon the receipt by the trustee, with a copy to us and each Note Guarantor, of written notice of that default from the Representative of the holders of that Designated Senior Indebtedness specifying an election to effect a payment blockage period and ending 179 days thereafter, or earlier if the prohibition on payments is terminated in any of the following ways:

     (1) by written notice to the trustee, the Note Guarantors and us from the Person or Persons who gave such Blockage Notice,

     (2) because the Representative of the holders of the Designated Senior Indebtedness has notified the trustee that the default giving rise to the notice blocking payments is no longer continuing, or

     (3) because the Designated Senior Indebtedness has been repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding sentence, but subject to the first sentence of the previous paragraph, unless the holders of the Designated Senior Indebtedness or the Representative of those holders have accelerated the maturity of such Designated Senior Indebtedness, we and any Note Guarantors may resume payments on the exchange notes after the end of the period during which we are prohibited by the holders of that Designated Senior Indebtedness from making any payments on the notes. The exchange notes and any note guarantees shall not be subject to more than one of these periods in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during that 360-day period.

   If payment of the exchange notes is accelerated because of an Event of Default, we or the trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

   By reason of the subordination provisions contained in the indenture:

  . in the event of an insolvency, bankruptcy, reorganization, or liquidation of us, or

  . upon the occurrence of a change of control or an Asset Sale requiring repurchase by us of any exchange notes, or

  . in the event that any Note Guarantors are required to make payments under their note guarantees,

there may not be sufficient assets remaining to satisfy the claims of the holders after satisfying the claims of creditors of ours and those of the Note Guarantors who are holders of senior Indebtedness and claims of creditors of our other Subsidiaries. For more information, you should review "Risk Factors-- Your exchange notes will be subordinate to our senior debt."

  The terms of the subordination provisions described above will not apply to any payment or distribution of Permitted Junior Securities or to payment from money or the proceeds of U.S. government obligations held in trust by the trustee for the payment of principal of, premium, if any, and interest on the exchange notes pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance."

Redemption

   Optional Redemption. The exchange notes will be redeemable, at our option, in whole at any time or in part from time to time, on and after January 15, 2004, upon not less than 30 nor more than 60 days' notice, at the following redemption prices, plus, in each case, accrued interest to the date of redemption, subject to the right of holders of record on a record date to receive interest due on the related interest payment date that is on or prior to the date of redemption. The redemption prices are expressed as percentages of the principal amount of the exchange notes if redeemed during the twelve-month period commencing on January 15 of the year set forth below:

   Year                                                               Percentage
   ----                                                               ----------
   2004..............................................................  105.250%
   2005..............................................................  103.500%
   2006..............................................................  101.750%
   2007 and thereafter...............................................  100.000%

   Optional Redemption upon Public Equity Offerings. In addition, at any time, or from time to time, on or prior to January 15, 2002, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings, as defined below, to redeem in the aggregate up to 35% of the aggregate principal amount of the exchange notes originally issued. The redemption price will be equal to 110.5% of the principal amount of the exchange notes, plus accrued and unpaid interest thereon to the date of redemption, subject to the right of holders of record on a record date to receive interest due on the related interest payment date that is on or prior to such date of redemption. After giving effect to the redemption at least 65% of the aggregate principal amount of the exchange notes originally issued must remain outstanding. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, we shall make such redemption not more than 60 days after the consummation of the Public Equity Offering.

   As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of our Qualified Capital Stock pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, or any successor statute.

   In the event that less than all of the exchange notes are to be redeemed at any time, selection of the exchange notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which those exchange notes are listed or, if those exchange notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate, but no exchange notes of a principal amount of $1,000 or less shall be redeemed in part and exchange notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only. If a partial redemption is made with the proceeds of a Public Equity Offering, selection of the exchange notes or portions of the exchange notes for redemption shall, subject to the preceding proviso, be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable, subject to the procedures of DTC or a successor depositary, unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note shall state the portion of the principal amount of that exchange note to be redeemed. A new exchange note in a principal amount equal to the unredeemed portion of that exchange note will be issued in the name of the holder of that exchange note upon cancellation of the original exchange note. On and after the redemption date, interest will cease to accrue on exchange notes or portions of exchange notes called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the indenture.

Change of Control

   The indenture provides that upon the occurrence of a change of control, as defined in "Material Definitions", each holder will have the right to require that we purchase all or a portion, in integral multiples of $1,000, of that holder's notes in connection with the "Change of Control Offer" described below, at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest thereon to the date of purchase, subject to the right of holders of record on a record date to receive interest due on the related interest payment date that is on or prior to such date of purchase. Within 30 days following the date upon which the change of control occurred, we must send a notice by first-class mail to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice shall state, among other things, the "Change of Control Payment Date", which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

   The senior credit facility contains, and our future senior Indebtedness may contain, prohibitions on the occurrence of events that would constitute a change of control and requires that the senior Indebtedness to be repaid or repurchased upon a change of control. Moreover, the exercise by the holders of their right to require us to repurchase the notes would cause a default under the senior credit facility and could cause a default under such other senior Indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us.

   If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event that we are required to purchase outstanding notes in connection with a Change of Control Offer, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations and any other obligations in respect of senior Indebtedness. However, there can be no assurance that we would be able to obtain this financing.

   If we cannot obtain the necessary consents of senior lenders under the senior Indebtedness outstanding at the time of the change of control and we cannot obtain the necessary third-party financing to repay the borrowings under that senior Indebtedness, we will remain prohibited from purchasing the notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which may only be waived by the holders of not less than a majority in principal amount of the outstanding notes. The Event of Default may not be waived merely by us or the Trustee.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture by virtue thereof.

Material Covenants

 Limitation on Incurrence of Additional Indebtedness.

     (1) We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness other than Permitted Indebtedness, including Acquired Indebtedness; but we and any Note Guarantor may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to the Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

     (2) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

   Limitation on Restricted Payments. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly:

     .declare or pay any dividend or make any distribution on or in respect of shares of our capital stock or capital stock or other equity interest of any Restricted Subsidiary to holders of that capital stock or other equity interest, other than

       (a)dividends or distributions payable in

             -- our Qualified Capital Stock or

             -- in warrants, rights or options to purchase or acquire shares of our Qualified Capital Stock; or

             -- to us or a Restricted Subsidiary; and

       (b) pro rata dividends or distributions to us and/or our Restricted Subsidiaries and to minority holders of capital stock of Restricted Subsidiaries;

     .purchase, redeem or otherwise acquire or retire for value

       (a) any of our capital stock or any capital stock or other equity interests of our Restricted Subsidiary; or

       (b) any warrants, rights or options to purchase or acquire shares of any class of that capital stock or other equity interests and other than any capital stock or other equity interests, warrants, rights or options owned by us or any Restricted Subsidiary and other than any such purchase, redemption, acquisition or retirement that constitutes a Permitted Investment;

     .make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness, or

     .make any Investment (other than Permitted Investments)

if at the time of any of the foregoing "Restricted Payments" or immediately after giving effect thereto,

     (1) a Default or an Event of Default shall have occurred and be continuing or

     (2) we are not able to Incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, in compliance with the covenant described under "--Limitation on Incurrence of Additional Indebtedness"; or

     (3) the aggregate amount of cash or fair market value of any other property comprising the Restricted Payments, including such proposed Restricted Payment, made subsequent to the issue date shall exceed the sum of:

       (a) 50% of cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of the loss) accrued during the period beginning on January 1, 1999 to the end of the most recent fiscal quarter for which our consolidated financial information is available; plus

       (b) 100% of the aggregate net cash proceeds received by us from any Person, other than a Restricted Subsidiary, from any of the following:

         .a capital contribution to us or

             . the issuance and sale of our Qualified Capital Stock subsequent to the issue date, or

             . the issuance and sale of any warrants, rights or options to purchase or acquire shares of our capital stock, or

             . the issuance and sale subsequent to the issue date of any of our Indebtedness or any Indebtedness of a Restricted Subsidiary that has been converted into or exchanged for our Qualified Capital Stock (excluding any net cash proceeds applied in accordance with the following paragraph); plus

       (c) without duplication of any amounts included in clause (a) above or clause (d) below, in the case of the disposition or repayment of, or the receipt by us or any Restricted Subsidiary of any dividends or distributions from, any Investment constituting a Restricted Payment made after the issue date, an amount equal to the lesser of the amount of such Investment and the amount received by us or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution; plus

       (d) without duplication of any amounts included in clause (c) above, in the event we or any Restricted Subsidiary make any Investment in a Person that, as a result of or in connection with that Investment, becomes a Restricted Subsidiary, an amount equal to our or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment; plus

       (e) so long as the designation of any Subsidiary as an unrestricted Subsidiary was treated as a Restricted Payment made after the issue date, with respect to any unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the issue date in accordance with "--Designation of Unrestricted Subsidiaries," an amount equal to our Investment in such unrestricted Subsidiary, but such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its designation; plus

       (f) $3.0 million; which amount shall not be reduced by any negative amounts occurring pursuant to clause (a) above; minus

       (g) the Designation Amount (measured as of the date of designation) with respect to any of our Subsidiaries which have been designated as an unrestricted Subsidiary after the issue date in accordance with "-- Designation of Unrestricted Subsidiaries."

   Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

     (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of our capital stock or any warrants, rights or options to purchase or acquire shares of our capital stock:

       (a) in exchange for shares of our Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of our Qualified Capital Stock or

       (b) through the application of the net proceeds of a substantially concurrent sale for cash, other than to a Restricted Subsidiary, of

             . shares of our Qualified Capital Stock or

             . any warrants, rights or options to purchase or acquire shares of our Qualified Capital Stock;

but the value of that Qualified Capital Stock or those warrants, rights and options issued in exchange for the acquired capital stock, warrants, rights or options and any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph (and were not included in clause 3(b) at any time);

     (3) if no Default or Event of Default shall have occurred and be continuing, the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness:

       (a) solely in exchange for shares of our capital stock or any warrants, rights or options to purchase or acquire shares of our capital stock; however if that capital stock is, or those warrants, rights or options to purchase that capital stock are convertible into or exchangeable at the option of the holder for Disqualified Capital Stock then such Disqualified Capital Stock shall not

             . by its terms, or upon the happening of any event, mature or be mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder of the Disqualified Capital Stock, in any case, on or prior to the final maturity of the Indebtedness permitted to be prepaid, purchased, defeased, redeemed or acquired pursuant to this clause (3) and

             . have a Weighted Average Life to Maturity less than the
               Indebtedness permitted to be prepaid, purchased, defeased, redeemed or acquired pursuant to this clause (3) or

       (b) in exchange for Refinancing Indebtedness or through the application of net proceeds of a substantially concurrent sale for cash, other than to a Restricted Subsidiary, of:

             . shares of our Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of our Qualified Capital Stock or

             . Refinancing Indebtedness; but the value of the capital stock or warrants, rights or options issued in exchange for the Subordinated Indebtedness and any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph (and were not included in that clause 3(b) at any time);

     (4) the making of loans or advances to officers and directors of ours or any Restricted Subsidiary in the ordinary course of business in an amount not to exceed $1.0 million at any one time outstanding;

     (5) the repurchase, redemption or other acquisition or retirement for value of

       (a) any of our capital stock, or interests under any stock appreciation rights plan, held by any member of our management under any management equity subscription agreement or stock option agreement in effect as of the date of the indenture or entered into thereafter with members of the management of any Person acquired after the issue date in connection with the acquisition of that Person or

       (b) our capital stock held by employees, former employees, directors or former directors pursuant to the terms of agreements, including employment agreements, approved by the board of directors; but the aggregate price paid for all of that repurchased, redeemed, acquired or retired capital stock, or interests under any stock appreciation rights plan, set forth in clauses 5 (a) and (b) shall not exceed $750,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after any such transaction and

     (6) the making of book-entry dividends to Glass Holdings Corporation to make payments of interest on the Acquisition Loan so long as

       (a) Glass Holdings Corporation makes a book-entry contribution to AGY Holdings to enable AGY Holdings to pay interest on the Purchase Price Loan,

       (b) AGY Holdings uses such contribution to pay interest on the Purchase Price Loan,

       (c) Glass Holdings Corporation applies the interest payment to the payment of interest on the Acquisition Loan and

       (d) after giving effect to the dividend and the application of the interest payment on the Acquisition Loan, there is no change to the retained earnings of our Consolidated Net Income solely as a result of the making of the dividend and the payment of the interest.

In determining the aggregate amount of Restricted Payments made subsequent to the issue date in accordance with clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (4) and (5) shall be included in the calculation and amounts expended pursuant to clauses (2), (3) and (6) shall not be included in the calculation.

   Limitation on Asset Sales. We will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

     (1) we or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and

     (2) at least 75% of the consideration received for the assets sold by us or the Restricted Subsidiary, as the case may be, in that Asset Sale shall be in the form of:

       (a) cash or Cash Equivalents or

       (b) "Replacement Assets" of

             . long-term assets, including intellectual property associated with the use of such long-term assets, to be used by us or any Restricted Subsidiary in a Permitted Business or

             . capital stock or other equity interests of a Restricted
               Subsidiary or a Person engaged primarily in a Permitted Business that will become, upon such purchase, a Restricted Subsidiary; but any securities, notes or other obligations received by us or a Restricted Subsidiary from such transfers that are converted within 90 days of receipt thereof by us or the Restricted Subsidiary into cash or Cash Equivalents, to the extent so received, shall be deemed to be cash or Cash Equivalents for purposes of this provision.

The amount of any Indebtedness of us or that Restricted Subsidiary that is actually assumed by the transferee in that Asset Sale and from which we or that Restricted Subsidiary is fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by us or that Restricted Subsidiary. The foregoing shall not apply to Subordinated Indebtedness assumed by the transferee.

   We or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any Asset Sale within 270 days of such Asset Sale to:

     (1) repay any senior Indebtedness and permanently reduce the commitments, if any, with respect thereto,

     (2) purchase from a Person other than us and our Restricted Subsidiaries Replacement Assets or

     (3) any combination of (1) and (2).

   If we or a Restricted Subsidiary make an investment in Replacement Assets not earlier than 90 days prior to:

     (1) the Asset Sale, or

     (2) the execution by us or a Restricted Subsidiary of a binding commitment to consummate that Asset Sale, which commitment is not subject to any conditions precedent other than obtaining necessary financing and the closing in respect of the Asset Sale that is the subject of such binding commitment occurs within 90 days of the date such commitment is executed, then the investment shall satisfy, to the extent of the amount of such investment, the requirements of clause (2) of the preceding sentence.

   To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within 270 days of such Asset Sale as described in clause (1),
(2) or (3) of the immediately preceding paragraph (the "Net Proceeds Offer Trigger Date"), we will make an offer to purchase from all holders on a pro rata basis (and on a pro rata basis with the holders of any other Senior Subordinated Indebtedness with similar provisions requiring us to offer to purchase the Senior Subordinated Indebtedness with the proceeds of Asset Sales), the principal amount of notes and such other Indebtedness equal to the unapplied Net Cash Proceeds at a price, in the case of the notes, equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase. The interest payment will be subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of purchase. This "Net Proceeds Offer" shall occur on the "Net Proceeds Offer Payment Date" which is a date not less than 20 business days following the date on which such offer is made, or such longer period as may be required by law, nor more than 60 days following such Net Proceeds Offer Trigger Date.

   We may defer the Net Proceeds Offer until there is an aggregate amount of unapplied Net Cash Proceeds equal to or in excess of $5.0 million resulting from one or more Asset Sales, at which time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph.

   Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders of notes and holders of other Senior Subordinated Indebtedness, if any, which are or is the subject of a Net Proceeds Offer properly tender notes or the other Senior Subordinated Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, notes of tendering holders and the other Senior Subordinated Indebtedness of tendering holders will be purchased on a pro rata basis based on amounts tendered.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Assets Sale" provisions of the indenture by virtue thereof.

   Upon completion of a Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of notes and other Senior Subordinated Indebtedness tendered pursuant to a Net Proceeds Offer is less than the aggregate amount of unapplied Net Cash Proceeds, we may use any remaining Net Cash Proceeds for general corporate purposes.

   In the event of the transfer of substantially all, but not all, of our property and assets and the property and assets of our Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the entity which survives the transaction shall be deemed to have sold our properties and assets and the properties and assets of our and our Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to that deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of our properties and assets or the properties and assets of our Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant. If at any time any non-cash consideration received by us or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, other than interest received with respect to any non-cash consideration, then the conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. We will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on or in respect of its capital stock or other equity interests to us or any other Restricted Subsidiary or pay any Indebtedness owed to us or any other Restricted Subsidiary;

     (2) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, us or any other Restricted Subsidiary; or

     (3) transfer any of its property or assets to us or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

       (a) applicable law;

       (b) the indenture;

       (c) the senior credit facility as in effect on the issue date, and any amendments or restatements of the senior credit facility; so long as any amendment or restatement is not materially more restrictive with respect to encumbrances or restrictions than those in existence on the issue date;

       (d) customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Purchase Money Indebtedness of that Restricted Subsidiary;

       (e) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

       (f) restrictions with respect to any Restricted Subsidiary of ours imposed pursuant to a binding agreement which has been entered into for the sale or disposition of capital stock or assets of that Restricted Subsidiary; but the restrictions apply solely to the capital stock or assets of that Restricted Subsidiary which are being sold;

       (g) customary restrictions imposed on the transfer of copyrighted or patented materials;

       (h) secured Indebtedness otherwise permitted to be incurred under the covenants described under "--Limitation on the Incurrence of Additional Indebtedness" and "--Limitation on Liens," which encumbrance or restriction is not applicable to any property or assets other than the property or assets subject to the Lien securing the Indebtedness; or

       (i) an agreement governing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (c), (e) or (h) above; but that refinancing agreement shall not be materially more restrictive with respect to encumbrances or restrictions than those contained in the agreement referred to in such clause (3), (5) or (8) as determined by the board of directors in their reasonable good faith judgment.

   Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. We will not sell or otherwise dispose of any shares of capital stock or other equity interests of a Restricted Subsidiary, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its capital stock or other equity interests, except:

     (1) to us or a Wholly Owned Restricted Subsidiary;

     (2) the sale of 100% of the shares of the capital stock or other equity interests of any Restricted Subsidiary owned by us or any Restricted Subsidiary effected in accordance with the covenants described under "-- Limitation on Asset Sales" and "--Merger, Consolidation and Sale of Assets";

     (3) in the case of Restricted Subsidiaries other than Wholly Owned Restricted Subsidiaries, issuance of capital stock or other equity interests on a pro rata basis to us and our Restricted Subsidiaries and minority shareholders of that Restricted Subsidiary (or on less than a pro rata basis to any minority holder if such minority holder does not acquire its pro rata amount);

     (4) the sale of capital stock or other equity interests of a Restricted Subsidiary or issuance by a Restricted Subsidiary of capital stock or other equity interests if following such sale or issuance,

       (a) that Restricted Subsidiary is no longer a Subsidiary,

       (b) our continuing Investment in that former Restricted Subsidiary is in compliance with "--Limitations on Restricted Payments" and

       (c) any sale of capital stock or other equity interests by us or that Restricted Subsidiary is made in compliance with the covenant described under "--Limitation on Asset Sales".

   Designation of Unrestricted Subsidiaries. We may designate after the issue date any Subsidiary of ours as an "unrestricted Subsidiary" under the indenture only if:

     (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to the designation:

     (2) at the time of and after giving effect to the designation, we could Incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the covenant described under "--Limitation on Incurrence of Additional Indebtedness"; and

     (3) we would be permitted to make an Investment at the time of designation, assuming the effectiveness of such designation and treating such designation as an Investment at such time, pursuant to the first paragraph of "-Limitation on Restricted Payments" in an amount (the "Designation Amount") equal to the amount of our Investment in that Subsidiary on such date.

     Neither we nor any Restricted Subsidiary shall at any time

     (1) provide credit support for, subject any of its property or assets other than the capital stock of any unrestricted Subsidiary to the satisfaction of, or guarantee, any Indebtedness of any unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing that Indebtedness) unless such credit support or guarantee constitutes an Investment permitted under the covenant described under "--Limitation on Restricted Payments,"

     (2) be directly or indirectly liable for any Indebtedness of any unrestricted Subsidiary or

     (3) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may, upon notice, lapse of time or both, declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by us or any Restricted Subsidiary of the capital stock or other equity interests of any unrestricted Subsidiary.

For purposes of the foregoing, the designation of a Subsidiary of ours as an unrestricted Subsidiary shall be deemed to include the designation of all of the Subsidiaries of that Subsidiary.

   We may revoke any designation of a Subsidiary as an unrestricted Subsidiary only if:

     (1) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to the revocation; and

     (2) all Liens and Indebtedness of such unrestricted Subsidiary outstanding immediately following the revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the indenture.

   All designations and revocations must be evidenced by resolutions of our board of directors, delivered to the trustee certifying compliance with the foregoing provisions.

   Limitation on Layered Indebtedness. We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness, unless that Indebtedness is subordinate in right of payment to, or ranks pari passu with, the notes or, in the case of Restricted Subsidiaries that are Note Guarantors, that Indebtedness is subordinate in right of payment to, or ranks pari passu with, the note guarantees of those Note Guarantors.

   No Note Guarantor will, directly or indirectly, guarantee any of our Indebtedness that is subordinate in right of payment to any of our other Indebtedness unless the guarantee is subordinate in right of payment to, or ranks pari passu with, the note guarantee of the Note Guarantor.

   Limitation on Liens. We will not, and will not cause or permit any Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets, whether owned on the issue date or acquired after the issue date, or any proceeds therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made,

     (1) in the case of us, to secure the notes and all other amounts due under the indenture and

     (2) in the case of a Note Guarantor, to secure such Note Guarantor's note guarantee and all other amounts due under the indenture,

in each case, equally and ratably with such Indebtedness or, in the event that the Indebtedness is subordinated in right of payment to the notes or the note guarantee, prior to such Indebtedness with a Lien on the same properties and assets securing the Indebtedness for so long as the Indebtedness is secured by that Lien, except for:

     (1) Liens securing senior Indebtedness and

     (2) Permitted Liens.

   Merger, Consolidation and Sale of Assets. We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, whether or not we are the surviving Person, or sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of our and our Restricted Subsidiaries' properties and assets (determined on a consolidated basis for us and our Restricted Subsidiaries) to any Person unless:

     (1) either

       (a) we shall be the surviving or continuing entity or

       (b) the Person, if other than us, formed by such consolidation or into which we are merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of our properties and assets and the properties and assets of our Restricted Subsidiaries substantially as an entirety

             . shall be a corporation organized and validly existing under the laws of the United States or any State thereof and

             . shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance and observance of every covenant of the notes and the indenture and the registration rights agreement to be performed or observed by us;

     (2) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b) above, including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred in connection with or in respect of such transaction,

       (a) we or the Person formed by or surviving the transaction, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness" or

       (b) the Consolidated Fixed Charge Coverage Ratio for us or or the Person formed by or surviving the transaction, as the case may be, would be greater than our Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction;

     (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b) above, including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing;

     (4) each Note Guarantor, including Persons which become Note Guarantors as a result of the transaction, shall have confirmed by supplemental indenture that its note guarantee shall apply for the obligations in respect of the indenture and the notes or the Person formed by or surviving the transaction; and

     (5) we or the Person formed by or surviving the transaction shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the transaction have been satisfied.

   For purposes of the foregoing, the transfer by lease, assignment, sale or otherwise, in a single transaction or series of transactions of all or substantially all of the properties or assets of one or more of our Restricted Subsidiaries, the capital stock or other equity interests of which constitute all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

   The provisions of clause (2) above shall not apply to:

       (a) any transfer of the properties or assets of a Restricted Subsidiary to us or to a Wholly Owned Restricted Subsidiary,

       (b) any merger of a Restricted Subsidiary into us or

       (c) any merger of us into a Restricted Subsidiary.

   The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of our properties and assets and the properties and assets of our Restricted Subsidiaries in accordance with the foregoing, in which we are not the continuing corporation, the successor Person formed by that consolidation or into which we are merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise all of our rights and powers under the indenture and the notes with the same effect as if such surviving entity had been named as such.

   Each Note Guarantor, unless that Note Guarantor's note guarantee is to be released in accordance with the terms described under "Note Guarantees", will not, and we will not cause or permit any Note Guarantor to, consolidate with or merge into any Person that is not a Note Guarantor unless that Person (if such Person is the surviving entity) assumes by supplemental indenture all of the obligations of the Note Guarantor in respect of its note guarantee.

   Limitations on Transactions with Affiliates.

     (1) We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions with, or for the benefit of, any of its Affiliates, unless:

       (a) the terms of the Affiliate transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at that time on an arm's-length basis from a Person that is not an Affiliate of ours;

       (b) in the event that the Affiliate transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of $2.5 million during any twelve-month period, the terms of that Affiliate transaction shall be approved by a majority of the members of our board of directors, including a majority of the disinterested members of our board of directors, the approval to be evidenced by a Board Resolution stating that such board of directors has determined that such transaction complies with the foregoing provisions; and

       (c) in the event that the Affiliate transaction involves aggregate payments, or transfer of property or services with a fair market value, in excess of $7.0 million during any twelve-month period, we shall, prior to the consummation of the Affiliate transaction, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to us and the relevant Restricted Subsidiary, if any, from a financial point of view from an Independent Financial Advisor and file the same with the trustee.

     (2) Notwithstanding the foregoing, the restrictions set forth in paragraph (1) shall not apply to:

       (a) transactions with or among us and any Restricted Subsidiary or between or among Restricted Subsidiaries;

       (b) reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of ours or any Restricted Subsidiary as determined in good faith by our board of directors;

       (c) any transactions undertaken pursuant to any contractual obligations or rights in existence on the issue date (as in effect on the issue date);

       (d) any Restricted Payments made in compliance with "Limitation on Restricted Payments";

       (e) loans and advances to officers, directors and employees ours or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; and

       (f) the entering into by us and any of our consolidated Restricted Subsidiaries of a tax sharing or similar arrangement.

   Conduct of Business. We and our Restricted Subsidiaries will not engage in any businesses other than a Permitted Business.

   Reports to Holders. Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes remain outstanding, we shall:

     (1) provide the trustee, the holders and the initial purchaser with annual reports and any information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those sections within 15 days after the times specified for the filing of such information, documents and reports under such sections and

     (2) beginning on the earlier of

       (a) the effective date of the exchange offer registration statement and

       (b) 150 days following the issue date,
file with the Securities and Exchange Commission, to the extent permitted, the information, documents and reports referred to in clause (1) within the periods specified under those sections. In addition, at any time when we are subject to or are not current in our reporting obligations under clause
(2) of the preceding sentence, we will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

   Payments for Consent. Neither we nor any of our Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the notes, unless the consideration is offered to be paid or agreed to be paid to all holders of the notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Events of Default

   The following events are defined in the indenture as "Events of Default":

     (1) the failure to pay the principal of, or premium, if any, on any note when due, at Stated Maturity, upon redemption or otherwise, including the failure to make a required payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer, whether or not prohibited by the provisions of the indenture described under "Subordination of the Notes and the Note Guarantees";

     (2) the failure to pay any interest on any notes when due, continued for 30 days or more, whether or not prohibited by the provisions of the indenture described under "Subordination of the Notes and the Note Guarantees";

     (3) the failure to perform or comply with any of the provisions described under "Material Covenants--Merger, Consolidation and Sales of Assets";

     (4) the failure to perform or comply with any other covenant or agreement contained in the indenture or in the notes for 30 days or more after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

     (5) the failure to pay at final maturity, giving effect to any applicable grace periods and any extensions of the maturity, the principal amount of any Indebtedness of ours or any Restricted Subsidiary, or the acceleration of the final stated maturity of that Indebtedness by reason of a default or event of default in respect of that Indebtedness, in any case, if the aggregate principal amount of that Indebtedness, together with the principal amount of any other Indebtedness in default for failure to pay principal at final maturity or which has been so accelerated, aggregates $5.0 million or more at any time;

     (6) one or more judgments in an aggregate amount in excess of $5.0 million (to the extent not covered by third-party insurance as to which a financially sound insurer has not disclaimed coverage) shall have been rendered against us or any Restricted Subsidiary and the judgment or judgments remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and non-appealable;

     (7) certain events of bankruptcy affecting us or any of our Significant Subsidiaries or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

     (8) the note guarantee of any Note Guarantor is held or declared to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note Guarantor or any Person acting on behalf of any Note Guarantor denies or disaffirms that Note Guarantor's obligations under its note guarantee, but this clause (8) does not apply to note guarantees under which the Note Guarantor is released from its note guarantee in accordance with the terms of the indenture; or

     (9) at any time prior to the repayment in full of the Acquisition Loan, the Acquisition Loan Pledge is held or declared to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect.

   If an Event of Default specified in clauses (1) through (6), (8) or (9) above shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of, and premium, if any, and accrued and unpaid interest on all the notes to be due and payable by notice in writing to us and the trustee. The notice shall specify the respective Event of Default and that it is a "notice of acceleration", and the notes shall become immediately due and payable. If an Event of Default specified in clause (7) relating to us occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

   The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel the declaration and its consequences:

     (1) if all existing Events of Default have been cured or waived other than the nonpayment of principal or interest that has become due solely because of the acceleration,

     (2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by the declaration of acceleration, has been paid and

     (3) if we have paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances.

   No rescission shall affect any subsequent Default or impair any right arising therefrom.

   The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any notes.

   Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless those holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   No holder of any notes will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

     (1) that holder gives to the trustee written notice of a continuing Event of Default,

     (2) holders of at least 25% in principal amount of the then outstanding notes make a written request to pursue the remedy,

     (3) those holders of the notes provide to the trustee satisfactory indemnity,

     (4) the trustee does not comply within 60 days and

     (5) during the 60 day period the holders of a majority in principal amount of the outstanding notes do not give the trustee a written direction which, in the opinion of the trustee, is inconsistent with the request.

   Otherwise, no holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, except

     (1) a holder of a note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on the holder's note on or after the respective due dates expressed in that note or

     (2) the institution of any proceeding with respect to the indenture or any remedy thereunder, including acceleration, by the holders of a majority in principal amount of the outstanding notes; however, upon institution of any proceeding or exercise of any remedy, the holder or holders provide the trustee with prompt notice thereof.

   We are required to deliver to the trustee written notice of any event which would constitute a Default, its status and what action we are taking or propose to take in respect of the Default. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous fiscal year.

   The indenture provides that if a Default occurs, is continuing and is known to the trustee, the trustee must mail to each holder a notice of the Default within five days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is not opposed to the interest of the holders.

Legal Defeasance and Covenant Defeasance

   We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding notes. This "defeasance" means that we shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

     (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when the payments are due,

     (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

     (3) the rights, powers, trust, duties and immunities of the trustee and our obligations in connection with those rights, powers, trust, duties and immunities of the trustee and

     (4) the defeasance provisions of the indenture.

   In addition, we may, at our option and at any time, elect a "covenant defeasance" which means we would have our obligations released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event a covenant defeasance occurs, certain events described under "Events of Default" will no longer constitute an Event of Default with respect to the notes. Non-payment, bankruptcy, receivership, reorganization and insolvency events, however, shall continue to be "Events of Default" with respect to the notes.

   In order to exercise either a defeasance or a covenant defeasance:

     (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash, in U.S. dollars, direct non-callable obligations of, or guaranteed by, the United States, or a combination of the foregoing, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

     (2) in the case of defeasance, we shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the issue date, there has been a change in the applicable federal income tax law, in either case to the effect that and based thereon such Opinion of Counsel shall state that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

     (3) in the case of covenant defeasance, we shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

     (4) the trustee shall have received an Officers' Certificate stating that no Default or Event of Default shall have occurred and be continuing on the date of deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) the trustee shall have received an Officers' Certificate stating that the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or our Subsidiaries are a party or by which we or our Subsidiaries are bound (and in that connection, the trustee shall have received a certificate from the agent under the senior credit facility to that effect with respect to the senior credit facility then in effect);

     (6) we shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders over any other creditors of our or any Subsidiary of ours or with the intent of defeating, hindering, delaying or defrauding any other creditors of ours or others;

     (7) we shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with;

     (8) we shall have delivered to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

     (9) other customary conditions precedent are satisfied.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture, as to all outstanding notes when

     (1) either

       (a) all the notes previously authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from the trust, have been delivered to the trustee for cancellation or

       (b) all notes not previously delivered to the trustee for cancellation have become due and payable, or will be due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we have irrevocably deposited or caused to be deposited with the trustee funds or direct, non-callable obligations of, or guaranteed by, the United States sufficient to pay and discharge the entire Indebtedness on the notes not previously delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the earlier of the Stated Maturity or the redemption date together with irrevocable instructions from us directing the trustee to apply the funds and/or the proceeds of the direct, non-callable obligations to the payment of the principal, premium, if any, and any interest at maturity or redemption, as the case may be;

     (2) we have paid all other sums payable under the indenture by us; and

     (3) we have delivered to the trustee an Officers' Certificate stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

   From time to time, we and the trustee, without the consent of the holders, may amend the indenture or the notes for specified purposes, including:

    . curing ambiguities, defects or inconsistencies,

    . providing for additional Note Guarantors and

    . making other changes which do not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect.

   In formulating its opinion on these matters, the trustee will be entitled to rely on evidence it deems appropriate, including, solely on an Opinion of Counsel. Other modifications and amendments of the indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

     (1) reduce the amount of notes whose holders must consent to an amendment or waiver;

     (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

     (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

     (4) make any notes payable in money other than that stated in the notes;

     (5) make any change in provisions of the indenture entitling each holder to receive payment of principal of, premium, if any, and interest on the notes on or after the due date of the payment or to bring suit to enforce the payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

     (6) amend, change or modify in any material respect our obligation to make and consummate a Change of Control Offer in respect of a change of control that has occurred or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated;

     (7) modify the subordination provisions of the indenture with respect to us or any Note Guarantor in a manner that adversely affects the rights of any holder; or

     (8) eliminate or modify in any manner a Note Guarantor's obligations with respect to its note guarantee which adversely affects holders in any material respect.

   No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior Indebtedness of ours or a Note Guarantor then outstanding unless the holders of the senior Indebtedness, or their representative, consent to the change.

Governing Law

   The indenture provides that the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

   The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

   The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; but if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Material Definitions

   The following is a summary of the material defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries which

     (1) exists at the time that Person becomes a Restricted Subsidiary or at the time it merges or consolidates with us or any of our Restricted Subsidiaries or

     (2) is assumed in connection with the acquisition of assets from that Person and in each case not Incurred in connection with, or in anticipation or contemplation of, the acquisition, merger or consolidation. The Indebtedness shall be deemed to have been Incurred at the time that Person becomes a Restricted Subsidiary or at the time it merges or consolidates with us or a Restricted Subsidiary or at the time that Indebtedness is assumed in connection with the acquisition of assets from that Person.

   "Acquisition Loan" means the secured loan of approximately $136.7 million from us to Glass Holdings Corporation to fund a portion of the purchase price payable by AGY Holdings in connection with its acquisition of a 51% interest in AGY.

   "Acquisition Loan Pledge" shall mean the pledge by Glass Holdings Corporation to us of all of the capital stock of AGY Holdings and Belmont of America, Inc., a Delaware corporation, as security for the Acquisition Loan.

   "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling", "controlled by" and "under common control with" have meanings correlative of the foregoing. However, the beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "AGY" means Advanced Glassfiber Yarns, LLC, a Delaware limited liability company.

   "AGY Holdings" means AGY Holdings Inc., a Delaware corporation and Wholly-Owned Subsidiary of Glass Holdings Corporation.

   "Asset Acquisition" means:

     (1) an Investment by us or any Restricted Subsidiary in any other Person resulting in that Person becoming a Restricted Subsidiary, or that Person being merged with or into us or any Restricted Subsidiary, or

     (2) the acquisition by us or any Restricted Subsidiary of the assets of any Person, other than a Subsidiary of ours, which constitute all or substantially all of the assets of any Person or comprises any division or line of business of that Person or any other properties or assets of that Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, assignment or other transfer for value by us or any of our Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than us or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after such sale, issuance, conveyance, transfer, assignment or other transfer for value, of:

     (1) any capital stock of any Restricted Subsidiary; or

     (2) any other property or assets (other than cash, Cash Equivalents or capital stock) of ours or any Restricted Subsidiary other than in the ordinary course of business;

   An Asset Sale shall not include:

     (1) the sale, conveyance, disposition or other transfer of all or substantially all of the assets of ours and its Restricted Subsidiaries as permitted under "Material Covenants--Merger, Consolidation and Sale of Assets,"

     (2) any sale of capital stock in, or Indebtedness or other securities of an unrestricted Subsidiary,

     (3) a disposition of inventory or leases in the ordinary course of business,

     (4) dispositions of assets in any fiscal year with a Fair Market Value not to exceed $2.0 million in the aggregate,

     (5) for purposes of "Material Covenants--Limitation on Asset Sales" only, the making of a Permitted Investment or Restricted Payment, and

     (6) a disposition in the ordinary course of business of obsolete or worn-out equipment.

   "Asset Sale Transaction" means Asset Sales and, whether or not constituting an Asset Sale:

     (1) any sale or other disposition of capital stock and

     (2) any sale or other disposition excluded from the definition of Asset Sale by clause (1) or (5) of such definition.

   "Blockage Notice" has the meaning set forth under "--Subordination of the Exchange Notes and the Note Guarantees."

   "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of that Person (or person performing a similar function) to have been duly adopted by the board of directors of that Person and to be in full force and effect on the date of that certification, and delivered to the trustee.

   "Capitalized Lease Obligations" means, as to any Person, the obligations of that Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of those obligations at any date shall be the capitalized amount of those obligations at that date, determined in accordance with GAAP.

   "Cash Equivalents" means:

     (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of their acquisition;

     (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any state or any public instrumentality of any state maturing within one year from the date of their acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

     (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

     (4) certificates of deposit or bankers' acceptances maturing within one year from the date of their acquisition issued by any bank organized under the laws of the United States of America or any state or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition combined capital and surplus of not less than $500 million;

     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

     (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
  (5) above.

   "change of control" means the occurrence of one or more of the following events:

     (1) Prior to the first Public Equity Offering, the permitted holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate at least of 51% of the total voting power of our Voting Stock, whether as a result of

    . the issuance of securities by us or any parent company of ours,

    . any merger, consolidation, liquidation or dissolution of us, or

    . any direct or indirect transfer of securities by us or otherwise.

For purposes of this clause (1) and clause (2) below, the permitted holders shall be deemed to beneficially own any Voting Stock of a corporation held by any "parent corporation" so long as the permitted holders beneficially own, directly or indirectly, in the aggregate at least 51% of the voting power of the Voting Stock of the parent corporation.

     (2) Subsequent to the first Public Equity Offering:

       (a) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more permitted holders, is or becomes the beneficial owner, as defined in Rule 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of more than 35% of the total voting power of our Voting Stock and

       (b) the permitted holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of our Voting Stock than that other person.

   For purposes of this clause (2):

    . a person shall be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and

    . a person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if that person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the Voting Stock of the parent corporation and the permitted holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the parent corporation.

     (3) During any period of two consecutive years or, if this event occurs within the first two years after the issue date, such shorter period as shall have begun on the issue date, individuals who at the beginning of that period constituted our board of directors, together with any new directors whose election by the board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

     (4) We consolidate with, or merge with or into, another Person, other than a Wholly Owned Restricted Subsidiary, or we or any Restricted Subsidiary sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets and the assets of our Restricted Subsidiaries (determined on a consolidated basis) to any Person, other than us or any Wholly Owned Restricted Subsidiary. The foregoing shall not apply to any transaction where immediately after the transaction the Person or Persons that "beneficially owned," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, immediately prior to the transaction, directly or indirectly, a majority of the total voting power of our then outstanding Voting Stock "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee Person. For purposes of this clause (3), a Person shall be deemed to have "beneficial ownership" of all securities that the Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

   "Change of Control Offer" has the meaning set forth under "Change of Control."

   "Change of Control Payment Date" has the meaning set forth under "Change of Control."

   "Consolidated EBITDA" means, for any period, Consolidated Net Income for that period, plus the following to the extent deducted in calculating Consolidated Net Income:

     (1) Consolidated Income Tax Expense for that period;

     (2) Consolidated Interest Expense for that period; and

     (3) Consolidated Non-cash Charges for that period; less

       (a) all non-cash items increasing Consolidated Net Income for that period and

       (b) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

   "Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA for the four full fiscal quarters for which financial statements are available most recently ending prior to the date of that determination to Consolidated Fixed Charges for the four quarter period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of the calculation to

     (1) the Incurrence or repayment of any Indebtedness of our or any Restricted Subsidiaries and the application of the proceeds of the Indebtedness, including the Incurrence of any Indebtedness and the application of the Indebtedness giving rise to the need to make the determination, occurring during or after the four quarter period and on or prior to the date of determination, as if that Incurrence or repayment, as the case may be, and the application of the proceeds of the Indebtedness, occurred on the first day of the four quarter period and

     (2) any Asset Sale Transactions or Asset Acquisitions occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the date of determination, as if the Asset Sale Transaction or Asset Acquisition, including the Incurrence of any Acquired Indebtedness, occurred on the first day of the Four Quarter Period.

If we or any of our Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the Incurrence of that guaranteed Indebtedness as if we or any of our Restricted Subsidiaries had directly Incurred that guaranteed Indebtedness, including, any Asset Acquisition giving rise to the need to make that determination as a result of our or one of our Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, Incurring Acquired Indebtedness, by giving pro forma effect to any Consolidated EBITDA. The pro forma Consolidated EBITDA shall be calculated in a manner consistent with the exclusions in the definition of "Consolidated Net Income", but without giving effect to clause (3) of the definition of Consolidated Net Income, attributable to the assets which are the subject of the Asset Sale Transaction or Asset Acquisition during the four quarter period.

   Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

     (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

     (2) if interest on any Indebtedness actually Incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the four quarter period; and

     (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent the interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, for any period, the sum, without duplication, of:

     (1) Consolidated Interest Expense, plus

     (2) the product of:

       (a) the amount of all dividend payments on any series of our Preferred Stock (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during that period times

       (b) a fraction, the numerator of which is one and the denominator of which is one minus our then current effective consolidated federal, state and local tax rate, expressed as a decimal.

   "Consolidated Income Tax Expense" means, with respect to us for any period, the provision for Federal, state, local and foreign income taxes payable by us and our Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

     (1) our and our Restricted Subsidiaries' aggregate cash and non-cash interest expense for that period determined on a consolidated basis in accordance with GAAP, and in any event shall include, whether or not interest expense in accordance with GAAP,

       (a) any amortization of debt discount and any amortization or write off of deferred financing costs,

       (b) the net costs under Hedging Obligations related to Indebtedness, including amortization of fees,

       (c) all capitalized interest,

       (d) the interest portion of any deferred payment obligation,

       (e) commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers' acceptances and

       (f) any interest expense on Indebtedness of another Person that is guaranteed by us or one of our Restricted Subsidiaries or secured by a Lien on our or our Restricted Subsidiaries' assets, whether or not such guarantee or Lien is called upon; and

     (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by us and our Restricted Subsidiaries during that period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of us and our Restricted Subsidiaries for that period on a consolidated basis, determined in accordance with GAAP; but that there shall be excluded therefrom:

     (1) net after-tax gains from Asset Sale Transactions or abandonments of reserves relating thereto,

     (2) net after-tax items classified as extraordinary or non-recurring gains or losses,

     (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with us or any Restricted Subsidiary,

     (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise,

     (5) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to us or to a Restricted Subsidiary by that Person,

     (6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the issue date and

     (7) all gains and losses from the cumulative effect of any change in accounting principles.

   "Consolidated Non-cash Charges" means, for any period, our and our Restricted Subsidiaries' aggregate depreciation, amortization and other non-cash expenses for that period, determined on a consolidated basis in accordance with GAAP, excluding any such charge which requires an accrual of or a reserve for cash charges for any future period.

   "Currency Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which that Person is a party.

   "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

   "Designated Senior Indebtedness" means:

     (1) in our respect,

       (a) the senior credit facility; and

       (b) any other senior Indebtedness of ours which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by us in the instrument evidencing or governing the senior Indebtedness as "Designated Senior Indebtedness" and

     (2) in respect of any Note Guarantor,

       (a) the senior credit facility, and

       (b) any guarantee by that Note Guarantor of our Indebtedness referred to in clause (1) and

       (c) any other senior Indebtedness of that Note Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by that Note Guarantor in the instrument evidencing or governing the senior Indebtedness as "Designated Senior Indebtedness."

   "Designation Amount" has the meaning set forth under "--Material Covenants-- Designation of Unrestricted Subsidiaries" above.

   "Disqualified Capital Stock" means that portion of any capital stock or other equity interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder of the capital stock or other equity interests), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder of the capital stock or other equity interests, in any case, on or prior to the 91st day after the final maturity date of the notes.

   "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to the asset) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; but the Fair Market Value of any asset or assets may be determined conclusively by our board of directors acting in good faith, and shall be evidenced by a Board Resolution.

   "Foreign Subsidiary" means, with respect to any Person, any direct or indirect Subsidiary of that Person that is organized under the laws of any jurisdiction outside the United States or the District of Columbia.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by another entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the issue date.

   "GHC" means Glass Holdings Corp., a Delaware corporation.

   "Guaranteed Obligations" has the meaning set forth under "note guarantees."

   "Hedging Obligations" means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.

   "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of that Indebtedness or other obligation on the balance sheet of that Person. Indebtedness of any Person or any of its Subsidiaries existing at the time that Person becomes a Restricted Subsidiary or is merged into or consolidated with us or any Restricted Subsidiary, whether or not the Indebtedness was Incurred in connection with, as a result of, or in contemplation of, that Person becoming a Restricted Subsidiary or being merged into or consolidated with us or any Restricted Subsidiary, shall be deemed Incurred at the time any Person becomes a Restricted Subsidiary or merges into or consolidates with us or any Restricted Subsidiary. Accrual of interest, the accretion of accreted value and the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument will not be deemed to be an Incurrence of Indebtedness for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

   "Indebtedness" means with respect to any Person, without duplication,

     (1) the principal amount (or, if less, the accreted value) of all obligations of that Person for borrowed money,

     (2) the principal amount (or, if less, the accreted value) of all obligations of that Person evidenced by bonds, debentures, notes or other similar instruments,

     (3) all Capitalized Lease Obligations of that Person,

     (4) all obligations of that Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

     (5) all obligations of that Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

     (6) guarantees and other contingent obligations of that Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

     (7) all Indebtedness of any other Person of the type referred to in clauses (1) through (6) which is secured by any Lien on any property or asset of that Person, the amount of that Indebtedness being deemed to be the lesser of the Fair Market Value of the property or asset or the amount of the Indebtedness so secured,

     (8) all obligations under Hedging Obligations of that Person and

     (9) all Disqualified Capital Stock issued by that Person with the amount of Indebtedness represented by the Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined under the indenture, and if the price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the Fair Market Value of the Disqualified Capital Stock.

   "Independent Financial Advisor" means an accounting firm, appraisal firm, investment banking firm or consultant to Persons engaged in a Permitted Business, in each case, of nationally recognized standing that is, in the judgment of our board of directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

   "Interest Rate Agreement" of any Person means any interest rate protection agreement, including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements, and/or other types of interest hedging agreements.

   "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by that Person of any capital stock or other equity interests, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude accounts receivable or deposits arising in the ordinary course of business.

   For purposes of the "Limitation on Restricted Payments" covenant,

     (1) "Investment" shall include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that the Restricted Subsidiary is designated an unrestricted Subsidiary; but upon a redesignation of the Subsidiary as a Restricted Subsidiary, we will be deemed to continue to have a permanent "Investment" in an unrestricted Subsidiary in an amount (if positive) equal to

       (a) the total amount of our "Investments" in the Subsidiary made prior to or at the time of the redesignation less

       (b) that portion of the Fair Market Value of the net assets of the Subsidiary at the time that the Subsidiary is so re-designated a Restricted Subsidiary that is proportionate to our equity interest in the Subsidiary; and

     (2) any property transferred to or from an unrestricted Subsidiary will be valued at its Fair Market Value at the time of the transfer.

   If we or any Restricted Subsidiary sells or otherwise disposes of any common stock of a Restricted Subsidiary (including any issuance and sale of capital stock by a Restricted Subsidiary) in a way that, after giving effect to any sale or disposition, the Restricted Subsidiary would cease to be our Subsidiary, we shall be deemed to have made an Investment on the date of that sale or disposition equal to the Fair Market Value of the common stock of the Restricted Subsidiary not sold or disposed of.

   "issue date" means the first date of issuance of old notes under the indenture.

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by us or any of our Restricted Subsidiaries from the Asset Sale, net of:

     (1) reasonable out-of-pocket expenses and fees relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions,

     (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

     (3) repayment of Indebtedness that is required to be repaid in connection with the Asset Sale, and

     (4) appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with the Asset Sale and retained by us or any Restricted Subsidiary, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale.

   "Net Proceeds Offer" has the meaning set forth under "--Material Covenants--Limitation on Asset Sales."

   "Net Proceeds Offer Payment Date" has the meaning set forth under "-- Material Covenants--Limitation on Asset Sales."

   "Net Proceeds Offer Trigger Date" has the meaning set forth under "-- Material Covenants--Limitation on Asset Sales."

   "Note Guarantor" has the meaning set forth in the third paragraph of the introduction to this "Description of Exchange Notes."

   "obligations" means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, including, in the case of the notes and the note guarantees in respect of the foregoing, damages, and other liabilities payable under the documentation governing the Indebtedness.

   "OC"means Owens Corning, a Delaware corporation.

   "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to us or the trustee.

   "Permitted Business" means the business or businesses conducted by us and our Restricted Subsidiaries as of the issue date and any business ancillary, complementary or reasonably related thereto.

   "Permitted Holders" means:

     (1) Robert Porcher;

     (2) the spouse, parents, siblings, descendants of Robert Porcher or the descendants of his spouse or siblings;

     (3) in the event of incompetence or death of Robert Porcher or any of the Persons described in (2) above, that Person's estate, executor, administrator, committee or other personal representative in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, our Voting Stock;

     (4) any trusts created for the sole benefit of Robert Porcher or any of the Persons described in clauses (2) or (3) above or any trust for the benefit of those trusts;

     (5) any Person of which Robert Porcher or any of the Persons described in clauses (2) or (3) above

       (a) "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) on a fully diluted basis at least 51% of the voting power of the Voting Stock of that Person or

       (b) is the sole trustee or general partner, or otherwise has the sole power to manage the business and affairs, of that Person.

   "Permitted Indebtedness" means, without duplication, each of the following:

     (1) Indebtedness in respect of the old notes and exchange notes and any replacement notes issued pursuant to the indenture, and the note guarantees in respect of the old notes and exchange notes;

     (2) guarantees by any Note Guarantor of our Indebtedness other than the notes; but if any guarantee is of Subordinated Indebtedness, then the note guarantee of that Note Guarantor shall be senior to that Note Guarantor's guarantee of the Subordinated Indebtedness;

     (3) Indebtedness Incurred under the senior credit facility in an aggregate principal amount at any time outstanding not to exceed $125.0 million less the amount of any permanent prepayments of Indebtedness made with the Net Cash Proceeds of an Asset Sale pursuant to the third sentence under "Material Covenants--Limitation on Asset Sales;"

     (4) other Indebtedness of ours and our Restricted Subsidiaries outstanding on the issue date, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereto;

     (5) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

     (6) Indebtedness of any Restricted Subsidiary owed to and held by us or any Note Guarantor for so long as the Indebtedness is held by us or any Note Guarantor, in each case subject to no Lien securing

  Indebtedness other than Permitted Liens; but if as of any date any Person other than us or any Note Guarantor holds any Indebtedness or holds a Lien in respect of the Indebtedness securing Indebtedness other than Permitted Liens, that date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of the Indebtedness;

     (7) Our Indebtedness owed to and held by any Note Guarantor that is unsecured and subordinated in right of payment to the payment and performance of our obligations under any senior Indebtedness, the indenture, the notes and the note guarantees and subject to no Lien securing Indebtedness other than Permitted Liens; but if as of any date any Person other than any Note Guarantor owns or holds any Indebtedness or any Person other than any Note Guarantor holds a Lien in respect of the Indebtedness securing Indebtedness other than Permitted Liens, that date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by us;

     (8) Indebtedness of ours or any of our Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business so long as the Indebtedness is extinguished within two business days of Incurrence;

     (9) Indebtedness of ours or any of our Restricted Subsidiaries represented by letters of credit for our account or the account of any of our Restricted Subsidiaries, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

     (10) Refinancing Indebtedness in respect of Indebtedness, other than Permitted Indebtedness Incurred pursuant to the covenant described under "--Material Covenants--Limitation on Incurrence of Additional Indebtedness" or Indebtedness Incurred pursuant to clauses (1) or (4) of this definition of Permitted Indebtedness;

     (11) Capitalized Lease Obligations and Purchase Money Indebtedness of ours and our Restricted Subsidiaries that do not exceed $5.0 million in the aggregate at any one time outstanding;

     (12) Indebtedness arising from agreements of ours or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets, or Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or Restricted Subsidiary for the purpose of financing the acquisition; but the maximum aggregate liability in respect of all that Indebtedness shall at no time exceed the gross proceeds actually received by us and the Restricted Subsidiary in connection with the disposition; and

     (13) Additional Indebtedness of ours or any Note Guarantor in an aggregate principal amount not to exceed $5.0 million at any one time outstanding, which amount may, but need not, be Incurred in whole or in part under the senior credit facility.

   "Permitted Investments" means:

     (1) Investments by us or any Restricted Subsidiary in any Person that is, or that results in any Person becoming, immediately after the Investment, a Restricted Subsidiary or constituting a merger or consolidation of that Person into us or with or into a Restricted Subsidiary;

     (2) Investments by any Restricted Subsidiary in us;

     (3) Investments in cash and Cash Equivalents;

     (4) any extension, modification or renewal of any Investments existing as of the issue date, but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of that Investment as of the issue date;

     (5) transactions or arrangements with our officers, directors or employees or any officers, directors or employees of any of our Subsidiaries entered into in the ordinary course of business, including compensation or employee benefit arrangements with any of our officers or directors or any officers or directors of any of our Subsidiaries permitted under the covenant described under "--Material Covenants--Limitations on Transactions with Affiliates";

     (6) Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

     (7) Investments made by us or our Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under "--Material Covenants--Limitation on Asset Sales";

     (8) Investments consisting of consigned inventory in an aggregate amount not to exceed $5.0 million at any one time outstanding;

     (9) Investments in the form of intercompany Indebtedness permitted to be issued under the covenant entitled "Limitation on Incurrence of Additional Indebtedness"; and

     (10) other Investments not to exceed $5.0 million at any one time outstanding.

   "Permitted Junior Securities" means any of our securities or that of any other Person that are:

     (1) equity securities without special covenants or

     (2) debt securities expressly subordinated in right of payment to all senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the notes are subordinated as provided in the indenture, in any event pursuant to a court order so providing and as to which

       (a) the rate of interest on those securities shall not exceed the effective rate of interest on the notes on the issue date,

       (b) those securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of those securities than those in effect with respect to the notes on the issue date and

       (c) those securities shall not provide for amortization, including sinking fund and mandatory prepayment provisions commencing prior to the date six months following the final scheduled maturity date of the senior Indebtedness, as modified by the plan of reorganization pursuant to which those securities are issued.

   "Permitted Liens" means any of the following:

     (1) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if the reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

     (2) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money;

     (3) any interest or title of a lessor under any Capitalized Lease Obligation; so long as the Liens do not extend to any property which is not leased property subject to that Capitalized Lease Obligation;

     (4) purchase money Liens to finance property of ours or a Restricted Subsidiary acquired in the ordinary course of business as long as

       (a) the related purchase money Indebtedness shall not exceed the cost of that property and shall not be secured by any property of ours or any Restricted Subsidiary other than the property so acquired and

       (b) the Lien securing the Indebtedness shall be created within 90 days of the acquisition;

     (5) Liens upon specific items of inventory or other goods and proceeds of any Person securing that Person's obligations in respect of bankers' acceptances issued or created for the account of that Person to facilitate the purchase, shipment or storage of the inventory or other goods;

     (6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to those letters of credit and products and proceeds thereof;

     (7) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of ours or a Restricted Subsidiary, including rights of offset and set-off;

     (8) Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with the covenant described under "Material Covenants--Limitation on Incurrence of Additional Indebtedness" and that are secured by the same assets as secure those Hedging Obligations;

     (9) Liens existing on the issue date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the covenant described under "--Material Covenants--Limitation on Liens" and which Indebtedness has been Incurred in accordance with the covenant described under "--Material Covenants-- Limitation on Incurrence of Additional Indebtedness"; if those new Liens:

       (a) are not materially less favorable to the holders of notes and are not materially more favorable to the lienholders with respect to those Liens than the Liens in respect of the Indebtedness being Refinanced and

       (b) do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by the Refinancing Indebtedness;

     (10) Liens securing Acquired Indebtedness Incurred in accordance with the covenant described under "Material Covenants--Limitation on Incurrence of Additional Indebtedness"; so long as:

       (a) those Liens secured that Acquired Indebtedness at the time of and prior to the Incurrence of that Acquired Indebtedness by us or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of that Acquired Indebtedness by us or a Restricted Subsidiary and

       (b) those Liens do not extend to or cover any of our property or the property of any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time the Indebtedness became our Acquired Indebtedness or the Acquired Indebtedness of a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of that Acquired Indebtedness by us or a Restricted Subsidiary; and

     (11) Liens securing other Indebtedness not in excess of $3.0 million at any one time outstanding.

   "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

   "Post-Petition Interest" means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding in accordance with and at the contract rate, including, without limitation, any rate applicable upon default, specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, under applicable law or otherwise, the claim for that interest is allowed as a claim in the insolvency or liquidation proceeding. Post Petition Interest shall also include any interest that would accrue but for the commencement of any insolvency or liquidation proceeding.

   "Preferred Stock" of any Person means any capital stock of that Person that has preferential rights over any other capital stock of that Person with respect to dividends or redemptions or upon liquidation.

   "Public Equity Offering" has the meaning set forth under "Redemption."

   "Purchase Money Indebtedness" means Indebtedness of us or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; as long as the aggregate principal amount of that Indebtedness does not exceed the lesser of the Fair Market Value of the property or the purchase price or cost, including any Refinancing of that Indebtedness that does not increase the aggregate principal amount, or accreted amount, if less, of the Indebtedness as of the date of Refinancing.

   "Purchase Price Loan" means the loan of approximately $135.3 million from GHC to AGY Holdings to fund AGY Holdings' acquisition of a 51% interest in AGY.

   "Qualified Capital Stock" means any capital stock that is not Disqualified Capital Stock.

   "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, that security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means any Refinancing by us or any Restricted Subsidiary, to the extent that the Refinancing does not:

     (1) result in an increase in the aggregate principal amount of the Indebtedness of that Person as of the date of the proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing that Indebtedness and plus the amount of reasonable expenses incurred by us in connection with that Refinancing) or

     (2) create Indebtedness with

       (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

       (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

   as long as:

     (1) the Indebtedness being Refinanced is our Indebtedness, then the Refinancing Indebtedness shall be our Indebtedness

     (2) the Indebtedness being Refinanced is Indebtedness of a Note Guarantor, then the RefinancingIndebtedness shall be our Indebtedness and/or the Indebtedness of that Note Guarantor and

     (3) the Indebtedness being Refinanced is subordinate or junior to the notes or any note guarantee, then the Refinancing Indebtedness shall be subordinate to the notes or the note guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced.

   "Replacement Assets" has the meaning set forth under "Material Covenants-- Limitation on Asset Sales."

   "Representative" means any trustee, agent or representative, if any, for an issue of our senior Indebtedness.

   "Restricted Payment" has the meaning set forth under "Material Covenants-- Limitation on Restricted Payments."

   "Restricted Subsidiary" means any of our Subsidiaries which at the time of determination is not an unrestricted Subsidiary.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any Person is a party providing for the leasing to us or a Restricted Subsidiary of any of our property or property owned by any Restricted Subsidiary at the issue date or later acquired, which has been or is to be sold or transferred by us or that Restricted Subsidiary to that Person or to any other Person by whom funds have been or are to be advanced on the security of the property.

   "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

   "senior credit facility" means the Credit Agreement dated as of September 30, 1998 by and between us, the guarantors from time to time a party thereto, the lenders from time to time party thereto and First Union National Bank, as agent, pursuant to which we may, as of the issue date, borrow up to $125.0 million in the aggregate at any one time outstanding, together with the documents related thereto including any guarantee agreements and security documents, as those agreements may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, including adding any of our Subsidiaries as additional borrowers or guarantors thereunder or increasing the principal amount available thereunder, all or any portion of the Indebtedness under the agreement(s) or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "senior Indebtedness" means, at any date, with respect to any Person

     (1) all Obligations of that Person under the senior credit facility;

     (2) all Hedging Obligations of that Person;

     (3) all Obligations of that Person under stand-by letters of credit; and

     (4) all other Indebtedness of that Person permitted under the indenture, including principal, premium, if any, and interest (including Post-Petition Interest) on that Indebtedness, unless the instrument under which that Indebtedness is Incurred expressly provides that that Indebtedness is not senior or superior in right of payment to the notes in our case or a note guarantee in the case of a Note Guarantor, and all renewals, extensions, modifications, amendments or refinancings thereof in whole or in part.

   Notwithstanding the foregoing, senior Indebtedness shall not include:

     (1) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes;

     (2) any Indebtedness among or between us and any of our Subsidiaries or any of our Affiliates or any of our Affiliate's Subsidiaries (other than Indebtedness created by us in connection with the guarantee of Indebtedness of a Subsidiary); unless and for so long as that Indebtedness has been pledged to secure obligations under or in respect of senior Indebtedness;

     (3) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

     (4) that portion of any Indebtedness that is Incurred in violation of the indenture;

     (5) Indebtedness evidenced by the notes or the note guarantees;

     (6) Our Indebtedness or the Indebtedness of a Note Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of ours or a Note Guarantor;

     (7) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements;

     (8) any obligation that by operation of law is subordinate to any general unsecured obligations of that Person; and

     (9) Our Indebtedness to the extent the Indebtedness is owed to and held by any Federal, state, local or other governmental authority, excluding Indebtedness owing to state or local governmental authorities in the form of industrial revenue bonds or other state or local bond financings.

   "Senior Subordinated Indebtedness" means, with respect to us, the notes and, with respect to any Note Guarantor, any Note Guarantor's note guarantee and any other Indebtedness of ours or that Note Guarantor that specifically provides that the Indebtedness is to rank pari passu in right of payment with the notes or the note guarantee, as the case may be, and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of ours or that Note Guarantor which is not senior Indebtedness.

   "Significant Subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

   "Stated Maturity" means, with respect to any security, the date specified in that security as the fixed date on which the final payment of principal of that security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of that security at the option of the holder of the security upon the happening of any contingency unless the contingency has occurred.

   "Subordinated Indebtedness" means, with respect to us or any Note Guarantor, any Indebtedness of ours or that Note Guarantor which is expressly subordinated in right of payment to the notes or that Note Guarantor's note guarantee.

   "Subsidiary," with respect to any Person, means

     (1) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by that Person; or

     (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by that Person.

   "Voting Stock" with respect to any Person, means securities of any class of capital stock or other equity interests of that Person entitling the holders of the capital stock or other equity interests, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency, to vote in the election of members of the board of directors or equivalent governing body of that Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying

       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

       (b) the number of years, calculated to the nearest one-twelfth, that will elapse between that date and the making of the payment, by

     (2) the then outstanding principal amount or liquidation preference, as applicable, of the Indebtedness.

   "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding capital stock (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by us or any Wholly Owned Restricted Subsidiary.

                 UNITED STATES FEDERAL TAX CONSIDERATIONS

   The following summary describes material U.S. federal income tax considerations associated with the exchange of the old notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the notes. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus, all of which may be repealed, revoked or modified with possible retroactive effect. This summary is limited to investors who will hold the notes as capital assets within the meaning of Section 1221 of the Code and does not deal with holders that may be subject to special tax rules including, but not limited to:

  .  insurance companies,

  .  tax-exempt organizations,

  .  financial institutions,

  .  dealers in securities or currencies,

  .  traders in securities electing to mark to market,

  .  holders whose functional currency is not the U.S. dollar,

  . holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments or,

  . except to the extent discussed below, Non-U.S. Holders (as defined below).

   The summary is applicable only to persons who tender their old notes in exchange for newly issued exchange notes and does not address other purchasers.

   This summary is for general information only and does not address all aspects of federal income taxation that may be relevant to holders of the notes in light of their particular circumstances. It does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

   You should consult your own tax advisor as to the particular tax consequences to you of the exchange of old notes for exchange notes and the ownership and disposition of the notes, including the applicability of any federal estate or gift tax laws, any state, local, or foreign tax laws, any changes in applicable tax laws, and any pending or proposed legislation or regulations. We have not asked for or received an opinion of counsel with regard to the following discussion of federal income tax consequences.

   As used herein, the term "U.S. Holder" means a holder of notes that is:

  . a citizen or resident of the United States for U.S. federal income tax purposes,

  . a corporation or entity taxed as a corporation created or organized under the laws of the United States, any state in the U.S. or the District of Columbia,

  . an estate, the income of which is subject to United States federal income tax without regard to its source, or

  . a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

   A "Non-U.S. Holder" is any beneficial holder that is not a U.S. Holder.

U.S. Taxation of U.S. Holders and Non-U.S. Holders

   There will be no U.S. federal income tax consequences to anyone exchanging an old note for an exchange note pursuant to the exchange offer. You will have the same adjusted basis and holding period in the exchange note as you had in the old note immediately before the exchange.

U.S. Taxation of U.S. Holders

   Stated interest on notes. Stated interest on a note generally will be included in the gross income of a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

   Disposition of the notes. Upon the sale, exchange, redemption, retirement or other disposition of a note (collectively, a "Disposition"), a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the Disposition (except to the extent such amount is attributable to accrued but unpaid interest which will be taxable as such) and such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will, in general, be the U.S. Holder's cost for that note. This gain or loss will be capital gain or loss. Net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual U.S. Holder upon the disposition of a note that has been held for more than one year generally will be subject to tax at a maximum rate of 20%. A note that has been held for one year or less will be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

   Market discount. U.S. Holders, other than original purchasers of the old notes, should be aware that the sale of the exchange notes may be affected by the market discount provisions of the Code. The market discount rules generally provide that if a U.S. Holder of a note

  . purchased the note, after the original offering, at a "market discount" (i.e., at an amount less than the adjusted issue price of the note as determined on the date of such purchase) exceeding a statutorily defined de minimis amount, and

  . thereafter recognizes gain upon a disposition, including a partial redemption, of the exchange note received in exchange for an old note,

the lesser of such gain or the portion of the market discount that accrued while the old note and exchange note were held by such U.S. Holder will be treated as ordinary interest income at the time of disposition. The rules also provide that a U.S. Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the note until the U.S. Holder disposes of such note in a taxable transaction. If a holder of such a note elects to include market discount in income currently, both of the foregoing rules would not apply.

Non-U.S. Holders

   Under present U.S. federal income tax law, subject to the discussion of backup withholding and information reporting below:

  . payments of principal and interest on the notes to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax provided that:

   . the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock entitled to vote of BGF,

   . the Non-U.S. Holder is not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership,

   . such interest payments are not effectively connected with a United States trade or business, and

   . the beneficial owner of the note provides (either directly or through a financial institution that holds the note on behalf of the non-U.S. Holder and that holds customers' securities in the ordinary course of its trade or business) us or our agent an IRS Form W-8 or a substantially similar substitute form, signed under penalties of perjury, that it is not a United States person and provides its name and address; and

  . A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption, retirement or other disposition of a note, unless

   . the gain is effectively connected with a trade or business carried on by such holder within the United States or, if a treaty applies, attributable to the United States permanent establishment maintained by the holder, or

   . the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

Backup Withholding and Information Reporting

   Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of the notes to a holder who is not an "exempt recipient" and who fails to provide certain identifying information (such as the Holder's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. A Non-U.S. Holder who provides an IRS Form W-8 generally will not be subject to backup withholding.

   Upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) the seller provides, in the required manner, certain identifying information and, in the case of a Non- U.S. Holder, certifies that such seller is a Non-U.S. Holder (and other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (1) the broker determines that the seller is an exempt recipient or (2) the seller certifies that it is a Non-U.S. Holder.

   The amount of any backup withholding imposed on a payment to a holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                               THE EXCHANGE OFFER

Purpose and Effect

   We sold the old notes on January 15, 1999 to First Union Capital Markets Corp., which we refer to as the initial purchaser of the old notes. The initial purchaser subsequently placed the old notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. When we sold the old notes to the initial purchaser, we entered into a registration rights agreement that required us:

  . to file a registration statement with the SEC with respect to an exchange offer; and

  . use our best efforts to cause the exchange offer registration statement to be declared effective by July 1, 1999.

   This prospectus is a part of the exchange offer registration statement that we were required to file. As soon as the exchange offer registration statement has been declared effective, we will offer the exchange notes in exchange for the old notes. We will keep the exchange offer open for at least 20 business days after the date on which notice of the exchange offer is mailed to the holders of the old notes. For each old note validly tendered to us and not withdrawn, the holder of the old note will receive an exchange note having a principal amount equal to the principal amount of the surrendered old note. Interest on the exchange note will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from January 21, 1999, which was the date of issuance of the old notes.

   Under existing SEC interpretations set forth in no-action letters, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

  . you are acquiring the exchange notes in the ordinary course of business;

  . you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

  . you are not an affiliate of ours.

If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

   Each participating broker-dealer that is issued exchange notes for its own account in exchange for old notes which were acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The accompanying letter of transmittal states that by so acknowledging and be delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A participating broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. We will make this prospectus and any amendment or supplement to this prospectus available for a period of 180 days after the date of this prospectus to any such participating broker-dealer for use in connection with any such resales. We believe that no registered holder of the old notes is an affiliate (as such term is defined in Rule 405 of the Securities Act) of ours.

   By tendering your old notes, you will be representing, among other things, that:

  . you are acquiring the exchange notes in the ordinary course of business;

  . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer;

  . you are not an affiliate of ours; and

  . if you are a participating broker-dealer, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Any broker-dealer that is not a participating broker-dealer may not rely on existing SEC interpretations set forth in no-action letters and must comply with the registration and prospectus delivery requirement of the Securities Act in order to resell the old notes or the exchange notes. Such requirements include being named as a selling security holder in a registration statement related to any such resales.

Registration Rights

   The following is a summary of the material terms of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

   Under the registration rights agreement, we are obligated to file a "shelf" registration statement covering resales of the old notes or the exchange notes if any of the following situations occur:

  . new interpretations of the SEC prohibit us from effecting the exchange offer;

  . the exchange offer is not consummated within 30 business days of the date the exchange offer registration statement became effective;

  . the initial purchaser so requests with respect to old notes it acquired directly from us on or prior to the 20th business day following the consummation of the exchange offer;

  . any holder notifies us on or prior to the 20th business day following the consummation of the exchange offer that the holder is not eligible to participate in the exchange offer or the exchange notes the holder would receive would not be freely tradable; or

  . the initial purchaser participates in the exchange offer and does not receive freely tradable exchange notes in exchange for old notes constituting any portion of an unsold allotment and the initial purchaser notifies us on or prior to the 20th business day following the consummation of the exchange offer.

   If any of the events in the preceding paragraph occur, we will file a shelf registration statement within 75 days. We will also use our reasonable efforts to cause the shelf registration statement to be declared effective within 135 days. We will keep the shelf registration statement effective until the earlier of;


  . the time when the old notes or the exchange notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144;

  . two years from the date on which the shelf registration statement was filed; and

  . such date as of which all old notes and exchange notes covered by the shelf registration statement have been sold.

   If a shelf registration statement is filed, we will provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the old notes or the exchange notes. A holder selling such old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. These holders would also be subject to the civil liability provisions under the Securities Act and would be bound by the indemnification provisions of the registration rights agreement.

   If any of the following "registration defaults" occur:

  . we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

  . any of the registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the
    "Effectiveness Target Date");

  . we fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement;

  . the shelf registration statement or the exchange offer registration statement has been declared effective but the SEC issues a stop order suspending such effectiveness or proceedings have been initiated under Sections 8(d) or 8(e) of the Securities Act with respect to the exchange offer registration statement or shelf registration statement;

  . the aggregate number of days in any suspension period referred to in the preceding bulletpoint exceeds the number permitted in the registration rights agreement; or

  . the number of suspension periods referred to in the second preceding bulletpoint exceeds the number permitted in the registration rights agreement,

then we will pay liquidated damages to each holder of old notes. During the first 90-day period immediately following the occurrence of such registration default, we will pay liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount of old notes held by such holder. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of old notes for each subsequent 90-day period until such registration default has been cured, up to an aggregate maximum amount of liquidated damages of $0.30 per week per $1,000 principal amount of old notes for all registration defaults. We will pay all accrued liquidated damages on each date that interest must be paid on the old notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease and all accrued and unpaid liquidated damages will be paid promptly thereafter. At all other times, the old notes will bear interest at the original interest rate thereof.

Terms of the Exchange Offer

   Subject to the conditions in this prospectus and in the letter of transmittal, we will accept old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, tenders of old notes must be in a minimum principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

   The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that:

  . the exchange notes will bear a different CUSIP number from the old notes;

  . the issuance of the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not bear legends restricting transfer; and

  . the holders of the exchange notes will not be entitled to rights under the registration rights agreement, including liquidated damages.

   As of the date of this prospectus, $100,000,000 aggregate principal amount of old notes were outstanding. This prospectus and the letter of transmittal are being mailed to persons who were holders of old notes on the close of business on the date of this prospectus. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

   We will be deemed to have accepted validly tendered old notes when we have given written notice thereof to The Bank of New York, as exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

   If any tendered old notes are not accepted for exchange for any reason, the certificates for the unaccepted old notes will be returned, without expense, to the tendering holders as soon as possible.

   Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes for exchange notes. We will pay all charges and expenses, other than transfer taxes, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The term "expiration date" means 5:00 p.m., New York City time, on      ,
1999, unless we extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent by written notice and will make a public announcement of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion:

  . to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions" has not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; or

  . to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as soon as possible by oral or written notice thereof to the registered holders. If we amend the terms of the exchange offer, we may be required to file a post-effective amendment to the exchange offer registration statement.

Accrued Interest on the Exchange Notes

   Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes, or, if no interest was paid on the old notes, from the date of interest of the old notes (January 21, 1999). Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

Procedures for Tendering Old Notes

   Only a holder of old notes may tender old notes in the exchange offer. Each holder wishing to accept the exchange offer must:

  . complete, sign and date the accompanying letter of transmittal, or a facsimile thereof, in accordance with the instructions in this prospectus and the letter of transmittal;

  . have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer; and

  . mail or otherwise deliver such letter of transmittal or such facsimile or agent's message, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfer must be received by the exchange agent prior to the expiration date.

   The term "agent's message" means a message transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the old notes that such participant has received and agrees:

  . to participate in the Automated Tender Option Program ("ATOP");

  .  to be bound by the terms of the letter of transmittal; and

  . that we may enforce such agreement against such participant.

   By executing the letter of transmittal, each holder will make the representations set forth under the heading "--Purpose and Effect" to us. Your tender and our acceptance will constitute an agreement that you will participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   The method of delivery of the old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and sole risk. As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You may request your broker, dealer, commercial bank, trust company or nominee to effect the exchange of old notes for you.

   If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible institution." An eligible institution is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a savings institution, commercial bank or trust company having an office or correspondent in the United States, or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, and which is, in each case, a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program). However, signatures on a letter of transmittal or notice of withdrawal are not required to be guaranteed with respect to old notes that are tendered:

  . by a registered holder who has not completed the box entitled "Special
    Issuance Instructions" or the box entitled "Special Delivery
    Instructions" on the letter of transmittal; or

  . for the account of an Eligible Institution.

   If a letter of transmittal is signed by a person other than the registered holder, such old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   We understand that the exchange agent will make a request soon after the date of this prospectus to establish an account through the facilities of The Depository Trust Company ("DTC") for receipt of the tender of old notes through book-entry delivery. For the purpose of facilitating the exchange offer, any financial institution that is a DTC participant may participate in the exchange offer through book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account for the old notes. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with the Automated Tender Option Program, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be delivered to the exchange agent on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

   All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us. We reserve the absolute right to reject old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as promptly as practicable following the expiration date.

   No letter of transmittal, old notes, notice of guaranteed delivery or other documents should be sent to us or DTC. Delivery thereof to us or DTC will not constitute valid delivery.

Guaranteed Delivery Procedures

   Holders of old notes who wish to tender their old notes but who cannot, prior to 5:00 p.m., New York City time, on the expiration date (1) deliver their old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or (2) deliver a confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC and otherwise complete the procedures for book-entry transfer, may effect a tender of old notes if:

  . the tender is made through an eligible institution;

  . prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery setting forth the name and address of the holder, the certificate number(s) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes (or a confirmation of book-entry transfer of such old notes into the exchange agent's account at
    DTC), and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the properly completed and duly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer (or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC), and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

   Promptly after satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes properly tendered and will issue the exchange notes. For a description of conditions to the exchange offer, see "--Conditions" below. We will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note.

   In all cases, issuance of exchange notes will be made only after timely receipt by the exchange agent of certificates for such old notes (or a timely confirmation that such old notes have been transferred into the exchange agent's account at DTC), a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder soon after the expiration or termination of the exchange offer.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw a tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of old notes, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. A notice of withdrawal must:

  . specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

  . identify the old notes to be withdrawn (including the certificate number(s) and principal amount of such old notes, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the applicable book-entry procedures, the name and number of the account at DTC to be credited);

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

  . specify the name in which any such old notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us. Any old notes so withdrawn will be deemed not to have been validly tendered and no exchange notes will be issued unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned, without expense, to the holder soon after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering old notes" at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any old notes, and may terminate or amend the exchange offer if:

  . any action or proceeding is instituted or threatened in any court or by any governmental or quasi-governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us;

  . the exchange offer violates applicable law or any applicable SEC interpretations; or

  . any governmental or quasi-governmental approval has not been obtained, which approval we deem necessary for the consummation of the exchange offer.

   If we determine in our sole, reasonable discretion that any of the foregoing conditions are not satisfied, we may:

  . refuse to accept any old notes and return all tendered old notes to the tendering holders;

  . extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes (see "--Withdrawal of Tenders"); or

  . waive such unsatisfied conditions and accept all properly tendered old notes which have not been withdrawn.

   In addition, we reserve the right, notwithstanding the satisfaction or failure of any or all of the conditions, to terminate or amend the exchange offer in any manner.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered or accepted for exchange.

Exchange Agent

   The Bank of New York, which also acts as trustee under the indenture, has been appointed as exchange agent for the exchange offer. Each holder wishing to accept the exchange offer must deliver (1) a letter of transmittal, such holder's tendered old notes and all other required documents or (2) a notice of guaranteed delivery and all other documents described under "--Guaranteed Delivery Procedures," to the exchange agent as follows:

   By Mail or Hand Delivery: The Bank of New York
                             101 Barclay Street
                             New York, New York 10286
                             Attention: Reorganization Section 7-E

   Facsimile Transmission:
   Confirm by Telephone:     (212) 815-6339

                             (212) 815-

   Delivery to an address other than as set forth above will not constitute valid delivery.

   If you have any questions or need additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery, please write or telephone the exchange agent.

Fees and Expenses

   The principal solicitation of tenders for the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telecopy, telephone or in person by our officers, employees or agents and our affiliates. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others to solicit acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will pay all other expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the old notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

   The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, old notes may not be reoffered, resold, pledged or otherwise transferred except in accordance with applicable state securities laws and:

  . to a person whom the transferor reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  . in an offshore transaction meeting the requirements of Rule 903 or Rule
    904 of Regulation S;

  . to an institution that is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act;

  . pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder; or

  . pursuant to an effective registration statement under the Securities Act.

   Following consummation of the exchange offer, holders of the old notes who were eligible to participate in the exchange offer but who did not tender their old notes will generally not have any further registration rights under the registration rights agreement, and such old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such old notes could be adversely affected. See "Risk Factors--Old Notes Outstanding After the Exchange Offer Will Not Have Registration Rights and We Expect the Market for the Old Notes to be Illiquid."

                              PLAN OF DISTRIBUTION

   Except as provided in this prospectus, this prospectus may not be used for an offer to resell, a resale or other transfer of exchange notes. Under existing SEC interpretations set forth in no-action letters, we believe that the exchange notes may be offered for resale, resold and otherwise transferred (other than by our affiliates within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of business and holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes. Any holder who is one of our affiliates or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  . will not be able to rely on the existing SEC interpretations set forth in no-action letters;

  . will not be able to tender its old notes; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements.

   A participating broker-dealer holding old notes may participate in the exchange offer provided that it acquired the old notes for its own account as a result of market-making or other trading activities. In connection with any resales of exchange notes, any participating broker-dealer who receives exchange notes in the exchange offer may be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with this prospectus, as amended or supplemented from time to time, other than in a resale of an unsold allotment from the original sale of the old notes. Under the registration rights agreement, we are required to allow participating broker-dealers to use this prospectus, as amended or supplemented from time to time, in connection with the resale of exchange notes for a period of 180 days. Each participating broker-dealer wishing to accept the exchange offer must represent that it will deliver a prospectus meeting the requirements of the Securities Act if it resells any exchange notes.

   Any broker-dealer that is not a participating broker-dealer may not rely on existing SEC interpretations set forth in no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes or the exchange notes. Such requirements include being named as a selling security holder in a registration statement related to any such resales.

   The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive a like principal amount of old notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except for the elimination of transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

   Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any person that participates in the distribution of such exchange notes may be deemed an "underwriter" within the meaning of the Securities Act. Any profit on such resale and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that any acknowledgment by a participating broker-dealer that it will deliver a prospectus in connection with any resale of exchange notes, and any such delivery of a prospectus, shall not be deemed an admission by such participating broker-dealer that it is an underwriter.

   For a period of 180 days after the expiration date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests these documents in the participating broker-dealer's letter of transmittal. By acceptance of the exchange offer, each broker-dealer that receives exchange notes for old notes agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not materially misleading (which notice we have agreed to deliver to such broker-dealer), such broker-dealer will suspend the use of this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to such broker-dealer.

   We have agreed, pursuant to the registration rights agreement, to pay all expenses incident to our performance of the exchange offer and the registration rights agreement other than agency fees and commissions, underwriting discounts and commissions and the fees and disbursements of counsel and other advisors and experts retained by the holders. In addition, we have agreed to indemnify the holders of the exchange notes against some liabilities, including liabilities under the Securities Act.

   The exchange notes are a new issuance of securities for which there is currently no trading market. The exchange notes will not be listed on any national securities exchange or Nasdaq. We have been advised by the initial purchaser that it intends to make a market in the exchange notes; however, the initial purchaser is not obligated to do so, and any such market making activities may be discontinued at any time without notice. Accordingly, we cannot assure you that an active trading market for the exchange notes will develop or as to the liquidity of any such market. In addition, if the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

                                 LEGAL MATTERS

   The validity of the exchange notes offered hereby will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

   The consolidated financial statements of BGF as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 included elsewhere in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein and are included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
BGF Industries, Inc.
  Report of Independent Accountants....................................... F-2
  Consolidated Balance Sheets at December 31, 1997 and 1998 .............. F-3
  Consolidated Statements of Operations for the years ended December 31,
   1996, 1997 and 1998.................................................... F-4
  Consolidated Statement of Cash Flows for the years ended December 31,
   1996, 1997 and 1998.................................................... F-5
  Consolidated Statements of Stockholder's Equity for the years ended
   December 31, 1996, 1997 and 1998....................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7

                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

BGF Industries, Inc.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in stockholder's equity present fairly, in all material respects, the financial position of BGF Industries, Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Greensboro, North Carolina

February 26, 1999

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)
                          CONSOLIDATED BALANCE SHEETS

                        December 31, 1997 and 1998

                 (dollars in thousands, except share data)

                                                      December 31, December 31,
                                                          1997         1998
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................   $     29    $      18
  Trade accounts receivable, less allowance for
   returns and doubtful accounts of $723 and $696,
   respectively......................................     32,686       20,808
  Inventories........................................     40,866       42,532
  Other current assets...............................      3,366        5,260
                                                        --------    ---------
    Total current assets.............................     76,947       68,618
                                                        --------    ---------
Property, plant and equipment:
  Land...............................................      1,155        1,975
  Buildings..........................................     30,302       35,850
  Machinery and equipment............................     86,197       90,798
                                                        --------    ---------
                                                         117,654      128,623
  Less accumulated depreciation......................     63,870       70,520
                                                        --------    ---------
    Net property, plant and equipment................     53,784       58,103
                                                        --------    ---------
Other noncurrent assets..............................      5,745       10,045
                                                        --------    ---------
    Total assets.....................................   $136,476    $ 136,766
                                                        ========    =========
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Book overdraft.....................................   $  3,468    $     657
  Accounts payable...................................      8,484        6,794
  Accrued liabilities................................      8,196        6,743
  Current portion of long-term debt..................        --         1,000
  Working capital line of credit.....................      5,000          --
                                                        --------    ---------
    Total current liabilities........................     25,148       15,194
Long-term debt.......................................     20,000      150,000
Deferred income taxes................................      6,763        8,354
Postretirement benefit obligation....................      1,268        1,394
                                                        --------    ---------
    Total liabilities................................     53,179      174,942
                                                        --------    ---------
Commitments and contingencies (Note 11)
Stockholder's equity (deficit):
  Common stock, $1.00 par value. Authorized 3,000
   shares; issued and outstanding 1,000 shares.......          1            1
  Capital in excess of par value.....................     34,999       34,999
  Retained earnings..................................     48,297       63,614
  Loan to parent (Note 13)...........................        --      (136,790)
                                                        --------    ---------
    Total stockholder's equity (deficit).............     83,297      (38,176)
                                                        --------    ---------
    Total liabilities and stockholder's equity
     (deficit).......................................   $136,476    $ 136,766
                                                        ========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

                   CONSOLIDATED STATEMENTS OF OPERATIONS

           For the years ended December 31, 1996, 1997 and 1998

                          (dollars in thousands)

                                        December 31, December 31, December 31,
                                            1996         1997         1998
                                        ------------ ------------ ------------
Net sales..............................   $195,196     $217,889     $201,754
Cost of goods sold.....................    144,825      170,486      162,478
                                          --------     --------     --------
  Gross profit.........................     50,371       47,403       39,276
Selling, general and administrative
 expenses..............................     10,220        9,739        9,700
                                          --------     --------     --------
  Operating income.....................     40,151       37,664       29,576
                                          --------     --------     --------
Other (income) expenses:
  Interest expense.....................      1,993        2,355        4,517
  Other income (Note 7)................     (1,915)        (315)        (170)
  Other expenses.......................         47          242           58
                                          --------     --------     --------
                                               125        2,282        4,405
                                          --------     --------     --------
  Income before taxes..................     40,026       35,382       25,171
Income tax expense.....................     15,996       13,652        9,854
                                          --------     --------     --------
  Net income...........................   $ 24,030     $ 21,730     $ 15,317
                                          ========     ========     ========




   The accompanying notes are an integral part of the consolidated financial statements.

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             For the years ended December 1996, 1997 and 1998
                             (dollars in thousands)

                                         December 31, December 31, December 31,
                                             1996         1997         1998
                                         ------------ ------------ ------------
Cash flows from operating activities:
 Net income.............................   $ 24,030     $ 21,730    $  15,317
 Adjustment to reconcile net income to
  net cash provided by operating
  activities:
 Depreciation...........................      6,048        6,565        7,218
 Amortization...........................         94          242          370
 (Gain) loss on disposal of equipment...         (2)           4           23
 Deferred income taxes..................      1,077        1,371        1,027
 Postretirement benefit obligation......         57           98          126
 Change in operating assets and
  liabilities:
 Marketable securities-trading
  purposes..............................      4,639          --           --
 Trade accounts receivable..............         14       (6,819)      11,878
 Inventories............................    (11,474)      (3,994)      (1,666)
 Other current assets...................          7         (762)      (1,330)
 Other noncurrent assets................        (46)        (521)         (72)
 Accounts payable.......................     (1,642)       2,266       (1,967)
 Accrued liabilities....................        (11)        (282)      (1,453)
                                           --------     --------    ---------
   Net cash provided by operating
    activities..........................     22,791       19,898       29,471
                                           --------     --------    ---------
Cash flows from investing activities:
 Purchases of property, plant and
  equipment.............................    (21,983)      (7,275)     (11,299)
 Proceeds from sale of equipment........         12          --            16
 Additional consideration paid relating
  to original purchase..................     (3,454)         --           --
                                           --------     --------    ---------
   Net cash used in investing
    activities..........................    (25,425)      (7,275)     (11,283)
                                           --------     --------    ---------
Cash flows from financing activities:
 Book overdraft.........................       (834)       3,468       (2,811)
 Principal payments of long-term debt...     (8,750)     (40,750)     (20,000)
 Proceeds from borrowing of long-term
  debt..................................        --        34,000       50,000
 Proceeds from borrowing of revolving
  credit................................        --           --        48,000
 Payments on borrowing of revolving
  credit................................        --           --       (12,000)
 Proceeds from senior subordinated
  debt..................................        --           --        65,000
 Net (repayments) borrowings on working
  capital line of credit................     27,526       (4,526)      (5,000)
 Debt issuance costs....................        --           (38)      (4,598)
 Loan to parent.........................        --           --      (136,790)
 Distribution to parent.................    (15,164)      (4,913)         --
                                           --------     --------    ---------
 Net cash (used in) provided by
  financing activities..................      2,778      (12,759)     (18,199)
                                           --------     --------    ---------
 Net (decrease) increase in cash and
  cash equivalents......................        144         (136)         (11)
 Cash and cash equivalents at beginning
  of period.............................         21          165           29
                                           --------     --------    ---------
 Cash and cash equivalent at end of
  period................................   $    165     $     29    $      18
                                           ========     ========    =========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for
  interest..............................   $  1,981     $  2,622    $   3,833
                                           ========     ========    =========
 Cash paid for income taxes.............   $ 17,693     $ 11,679    $  10,399
                                           ========     ========    =========
Supplemental disclosure of non-cash
 investing activities:
 Property and equipment financed in
  accounts payable......................   $  1,098     $    421    $     698
                                           ========     ========    =========
 Deferred tax liability increase due to
  settlement of original purchase
  consideration.........................   $  1,200
                                           ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           BGF INDUSTRIES, INC.

            (a wholly owned subsidiary of Glass Holdings Corp.)

              CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                     December 31, 1996, 1997, and 1998

                          (dollars in thousands)

                                                                      Total
                              Common Paid-In Retained   Loan to   Stockholder's
                              Stock  Capital Earnings   Parent       Equity
                              ------ ------- --------   -------   -------------
Balance, December 31, 1995     $ 1   $34,999 $ 22,614  $     --     $  57,614
  Net income.................  --        --    24,030        --        24,030
  Distributions to parent....  --        --   (15,164)       --       (15,164)
                               ---   ------- --------  ---------    ---------

Balance, December 31, 1996       1    34,999   31,480        --        66,480
  Net income.................  --        --    21,730        --        21,730
  Distributions to parent....  --        --    (4,913)       --        (4,913)
                               ---   ------- --------  ---------    ---------

Balance, December 31, 1997       1    34,999   48,297        --        83,297
  Net income.................  --        --    15,317        --        15,317
  Loan to parent.............  --        --       --    (138,590)    (138,590)
  Non-interest bearing loan
   payable reclassed to
   offset loan to parent.....  --        --       --       1,800        1,800
                               ---   ------- --------  ---------    ---------

Balance, December 31, 1998...  $ 1   $34,999 $ 63,614  $(136,790)   $ (38,176)
                               ===   ======= ========  =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Summary of Significant Accounting Policies:

   General: BGF Industries, Inc. (the "Company") is a wholly owned subsidiary of Glass Holdings Corp. ("Glass Holdings"), which is a wholly owned subsidiary of Porcher Industries, S.A. ("Porcher"). These consolidated financial statements include the accounts of BGF Industries, Inc. and its wholly owned subsidiary, BGF Overseas, Inc. All intercompany transactions and balances are eliminated in consolidation. The Company manufactures high-quality glass, aramid and carbon fiber fabrics for use in a variety of electronic, composite, insulation, construction, filtration, and commercial applications. The principal market is the United States.

   Cash and Cash Equivalents: For purpose of the statements of cash flows, the Company considers cash on hand, cash deposited in financial institutions and money market accounts with maturities of less than ninety days at date of purchase to be cash equivalents. These are stated at cost which approximates market value. The book overdrafts in bank accounts consist of outstanding checks which have not been presented to a bank for payment.

   Inventories: Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

   Property, Plant and Equipment: Property, plant and equipment are stated at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Cost includes expenditures for major improvements and replacements and the net amount of interest cost associated with significant capital additions. Capitalized interest was $206, $32 and $127 in 1996, 1997, and 1998, respectively. Total interest incurred in 1996, 1997 and 1998 was $2,199, $2,339, and $4,455, respectively.

   The estimated useful lives of the assets are as follows:

            Buildings........................ 15-40 years
            Machinery and equipment..........  3-10 years

   The costs of renewals and betterments are capitalized, while repair and maintenance which do not improve or extend useful lives, are charged against income as incurred. At the time that property, plant and equipment is retired or otherwise disposed of, the respective cost and accumulated depreciation are removed from the accounts, and any gain or loss on disposition is recognized.

   In the event that facts and circumstances indicate that the cost of long lived assets may not be recoverable, the estimated future undiscounted cash flows is compared to the asset's carrying value and if less, an impairment loss is recognized in an amount by which the carrying value exceeds its fair value.

   Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases based on enacted tax laws and statutory rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the legislation is enacted. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

   Intangible Assets: The excess of acquisition cost over assigned value of net assets acquired is being amortized over 40 years, using the straight-line method. Debt issuance costs are being amortized over the terms

                             BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                            (dollars in thousands)

1. Summary of Significant Accounting Policies--(Continued):

of the respective debt agreements using the interest method. The Company assesses the recoverability of long-lived assets, including goodwill, by determining whether the carrying value of the asset balances over their remaining lives can be recovered through undiscounted future operating cash flows.

   Revenue Recognition: Revenue from product sales and the related cost of goods sold are recognized at the time of shipment.

   Financial Instruments: The Company selectively enters into interest rate protection agreements to mitigate changes in interest rates on its variable rate borrowings. None of these agreements are used for speculative or trading purposes. The fair value of the Company's interest rate swap agreement is the estimated amount the Company would have to pay or receive to terminate the swap agreement as of the reporting date, taking into account current interest rates, and is disclosed in Note 11. The interest rate swaps are accounted for as hedges on the basis that such derivatives reduce the risk of changes in interest rates on the Company's variable rate debt. The interest differentials from these swaps are recorded in interest expense. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

   The carrying amounts of the Company's long-term debt approximates fair value.

   Pension Plans and Other Postretirement Benefits: The Company has a contributory defined benefit pension plan covering most employees. Pension expense for the plan is determined using the projected unit credit method. The Company also provides certain retirement health care benefits, the estimated cost for which is accrued within the employees' active service lives. The Company's customary funding policy of these plans is to contribute amounts permitted by the Internal Revenue Code and in conformance with ERISA guidelines.

   Research and Development: The Company expenses research and development costs as incurred. These costs were approximately $1,209, $1,267, and $1,376 for the years ended December 31, 1996, 1997 and 1998, respectively.

   Advertising and Promotion: The Company expenses advertising and promotion costs as incurred and these costs are included as selling, general and administrative expenses. Such amounts were not material for 1996, 1997, and 1998.

   Foreign Currency Transactions: Gains (losses) resulting from foreign currency transactions are included in other expenses, net and amounted to $66, $126, and ($58) in 1996, 1997, and 1998, respectively.

   Use of Estimates: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications: Certain amounts from the prior consolidated financial statements have been reclassified to conform to the current presentation.

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

1. Summary of Significant Accounting Policies--(Continued):

   Recently issued accounting standards: SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" became effective in 1998. Comparative disclosures have been provided in accordance with the provisions of this statement.

   SFAS No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits," became effective in 1998. Comparative disclosures which include prior period information have been provided in accordance with the provisions of this statement.

   On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS 133 will not have a significant effect on the Company's results of operations or its financial position.

2. Inventories:

   Inventories at December 31 consist of the following:

                                                                  1997    1998
                                                                 ------- -------
   Supplies..................................................... $ 1,573 $ 1,571
   Raw materials................................................   6,205   4,283
   Stock-in-process.............................................  10,043   8,029
   Finished goods...............................................  23,045  28,649
                                                                 ------- -------
                                                                 $40,866 $42,532
                                                                 ======= =======

3. Other Current Assets:

   Other current assets at December 31 consist of the following:

                                                                    1997   1998
                                                                   ------ ------
   Deferred income taxes.......................................... $2,100 $2,664
   Prepaid expenses and other.....................................  1,266  2,596
                                                                   ------ ------
                                                                   $3,366 $5,260
                                                                   ====== ======

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


4. Other Noncurrent Assets:

   Other noncurrent assets at December 31 consist of the following:

                                                              1997    1998
                                                             ------  -------
   Excess of acquisition cost over assigned value of net
    assets acquired (Note 7)................................ $5,809  $ 5,809
   Debt issuance costs......................................     38    4,598
   Other identified intangible assets.......................    --       --
                                                             ------  -------
                                                              5,847   10,407
   Accumulated amortization.................................   (364)    (696)
                                                             ------  -------
                                                              5,483    9,711
   Other....................................................    262      334
                                                             ------  -------
                                                             $5,745  $10,045
                                                             ======  =======

   Amortization of deferred financing charges of $57, $48, and $189 for the years ended December 31, 1996, 1997, and 1998, respectively, have been included in interest expense. In 1996, 1997, and 1998, the Company wrote off $36, $1,090, and $38, respectively of fully amortized noncurrent assets.

5. Accrued Liabilities:

   Accrued liabilities at December 31 consist of the following:

                                                                    1997   1998
                                                                   ------ ------
   Income taxes................................................... $2,337 $  855
   Payroll........................................................    287    117
   Pension and 401(k).............................................  4,788  4,439
   Interest.......................................................     57    553
   Other..........................................................    727    779
                                                                   ------ ------
                                                                   $8,196 $6,743
                                                                   ====== ======

6. Debt:

   Debt at December 31 consists of the following:

                                                                 1997     1998
                                                                ------- --------
   Senior Credit Facility
    Amortizing Term Loan....................................... $   --  $ 50,000
    Revolving Credit Facility..................................     --    36,000
   Senior Subordinated Credit Facility.........................     --    65,000
   Revolving credit loan, paid in 1998.........................  20,000      --
                                                                ------- --------
                                                                 20,000  151,000
   Less current portion........................................     --     1,000
                                                                ------- --------
                                                                $20,000 $150,000
                                                                ======= ========

                             BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                            (dollars in thousands)


6. Debt--(Continued):

   The Company entered into a credit agreement dated as of September 30, 1998, with a syndicate of lenders and First Union National Bank, as Agent (the "Senior Credit Facility"). Under the Senior Credit Facility, the lenders have agreed to provide the Company with a total of up to $125.0 million of credit consisting of (i) a five-year revolving credit facility for up to $75.0 million (the "Revolver") and (ii) a six-year amortizing term loan in the amount of $50.0 million (the "Term Loan"). The Revolver contains two sub facilities: a $5.0 million swingline facility for working capital requirements and a $20.0 million letter of credit facility. At December 31, 1998 the Company had $39.0 million of available borrowings under the Revolver.

   Under the Senior Credit Facility, the Company may be required to use the proceeds for the following transactions to prepay in part, the Term Loan and the Revolver if:

  . the Company sells assets in transactions outside the ordinary course of business;

  . the Company issues debt or equity securities; or

  . the Company receives insurance proceeds for casualty losses and does not repair or replace the damaged facilities.

   These prepayments would be applied first to the Term Loan, and upon payment of the Term Loan, to permanently pay outstanding loans under the Revolver.

   The Senior Credit Facility is collateralized by a first priority lien on substantially all of the Company's real and personal property. The lien also covers (i) 100% of the capital stock of each direct or indirect domestic subsidiary of the Company, (ii) 65% of the capital stock of each first tier foreign subsidiary of the Company and (iii) certain promissory notes issued by affiliates of the Company. The Senior Credit Facility is also collateralized by a non-recourse pledge by Glass Holdings, the parent of the Company, of capital stock of certain affiliates of the Company.

   The annual interest rate applicable to the Revolver and the Term Loan is a fluctuating rate of interest measured, at the Company's option, by reference to either (i) LIBOR or (ii) the greater of the published prime rate of First Union National Bank or the overnight federal funds rate plus 0.5% ("ABR"), plus, in either case, an additional amount which fluctuates based upon the leverage ratio of the Company. This additional amount ranges from 2.00% to 2.75% for LIBOR based borrowings and 0.75% to 1.50% for ABR based borrowings.

   The Senior Credit Facility provides for an annual administrative fee to be paid to the Agent, an unused commitment fee payable to the lenders and certain other fees payable in connection with letters of credit issued under the Revolver.

   The Senior Credit Facility requires the Company to maintain a certain maximum leverage ratio and minimum consolidated net worth, interest coverage and fixed charge coverage ratios. As of December 31, 1998, the Company was in compliance with these covenants.

   On September 30, 1998, the Company also entered into a ten-year senior subordinated credit agreement with First Union Investors, Inc. as Agent (the "Senior Subordinated Credit Facility"). Subsequently, other institutions became lenders under the Senior Subordinated Credit Facility. The Senior Subordinated Credit Facility is an unsecured senior subordinated obligation of the Company. Amounts outstanding under the Senior Subordinated Credit Facility accrued interest at variable rates based on either LIBOR or a treasury based rate.

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


6. Debt--(Continued):

As of December 31, 1998, the Company had $65.0 million outstanding under the Senior Subordinated Credit Facility. The Senior Subordinated Credit Facility was paid in full on January 21, 1999 (Note 14).

   In 1997, the Company with Glass Holdings and its affiliate, Belmont of America, Inc. ("BOA"), entered into a Global Credit Agreement which allowed borrowings by the Company up to $35 million. The $35 million of available borrowings consisted of two separate arrangements as follows:

  . Revolving credit loan up to $25 million due April 2002 with interest due monthly. At December 31, 1997, $20 million of revolving credit loans were outstanding.

  . Working capital commitment loans up to $10 million due April 1998, including up to $5 million of swingline borrowings for use in daily cash management, with interest due monthly. At December 31, 1997, $5 million of working capital commitment loans were outstanding.

   All amounts outstanding under the Global Credit Agreement were repaid in 1998 with the proceeds from the Senior Credit Facility described above.

   The aggregate maturities of long-term debt at December 31, 1998 are as follows:

             1999        $  1,000
             2000           4,750
             2001           7,750
             2002          10,750
             2003          13,750
             Thereafter   113,000
                         --------
                         $151,000
                         ========

7. Income Taxes:

   Income tax expense for the years ended December 31, 1996, 1997 and 1998 consists of the following:

                                                                 1996
                                                      --------------------------
                                                      Current  Deferred  Total
                                                      -------- -------- --------
   Federal........................................... $ 12,819 $   979  $ 13,798
   State.............................................    2,100      98     2,198
                                                      -------- -------  --------
                                                      $ 14,919 $ 1,077  $ 15,996
                                                      ======== =======  ========
                                                                 1997
                                                      --------------------------
                                                      Current  Deferred  Total
                                                      -------- -------- --------
   Federal........................................... $ 10,242 $ 1,340  $ 11,582
   State.............................................    2,039      31     2,070
                                                      -------- -------  --------
                                                      $ 12,281 $ 1,371  $ 13,652
                                                      ======== =======  ========

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


7. Income Taxes--(Continued):

                                                                  1998
                                                        ------------------------
                                                        Current Deferred  Total
                                                        ------- -------- -------
   Federal............................................. $ 7,649 $   933  $ 8,582
   State...............................................   1,178      94    1,272
                                                        ------- -------  -------
                                                        $ 8,827 $ 1,027  $ 9,854
                                                        ======= =======  =======

   A reconciliation of the difference between the federal statutory rate and the effective income tax rate as a percentage of income before taxes is as follows:

                                                               1996  1997  1998
                                                               ----  ----  ----
   Federal statutory tax rate................................. 35.0% 35.0% 35.0%
   State income taxes, net of federal benefit.................  3.4   3.8   3.9
   Other......................................................  1.6  (0.2)  0.2
                                                               ----  ----  ----
                                                               40.0% 38.6% 39.1%
                                                               ====  ====  ====

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, 1997 and 1998 are presented below:

                                                       1996     1997     1998
                                                      -------  -------  -------
   Deferred tax assets:
     Inventories..................................... $   792  $ 1,157  $ 1,321
     Accounts receivable.............................     186      --       --
     Accrued liabilities.............................     538      530      550
     Reserve for self-insured medical claims.........      96       96       96
     Other...........................................       3      349      537
                                                      -------  -------  -------
       Total gross deferred tax assets...............   1,615    2,132    2,504
                                                      -------  -------  -------
   Deferred tax liabilities:
     Accounts receivable.............................     --       --       (88)
     Depreciation....................................  (4,807)  (5,960)  (6,956)
     Other...........................................    (100)    (835)  (1,150)
                                                      -------  -------  -------
       Total gross deferred tax liabilities..........  (4,907)  (6,795)  (8,194)
                                                      -------  -------  -------
       Net deferred tax liability.................... $(3,292) $(4,663) $(5,690)
                                                      =======  =======  =======

   In May 1996, the Company settled an Internal Revenue Service (IRS) examination of its federal income tax returns for fiscal years 1988, 1989, and 1990, related primarily to the valuation of certain intangible assets acquired in connection with the purchase of the Company in 1988. The Company also settled an IRS examination of the 1992, 1993, and 1994 tax returns, related primarily to the rollout of the 1988-1990 adjustment. The adjustment associated with these settlements resulted in additional current and deferred tax liabilities resulting in an increase of $4,654 to goodwill (Note 4) in 1996. Interest of $1,698 related to these IRS settlements was recorded in prior years. Further, an additional $1,549 of interest expense was recorded in prior years related to open IRS examinations. This interest expense was reversed in 1996 when the examinations were settled. Such reversal was included in other income in 1996.

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


7. Income Taxes--(Continued):

   The Company is included in the consolidated federal tax return of Glass Holdings. Pursuant to the Company's tax sharing agreement, the Company will be required to make tax sharing payments to Glass Holdings with respect to the Company's pro rata share of consolidated federal income tax liabilities which does not differ significantly from that which would be determined on a stand alone basis.

8. Employee Benefit Plans:

   Defined Contribution Plan: The Company has a savings plan (401(k) Plan) for all employees which qualifies under Section 401(k) of the Internal Revenue Code. The 401(k) Plan allows participants to contribute up to a fixed percentage of their compensation. Company contributions, if any, are made at the discretion of the Board of Directors. The Company allows participants an election of receiving their profit sharing, when applicable, in cash or as an employer contribution to the 401(k) Plan. The Company's contribution to the 401(k) Plan and cash payments to participants for 1996 amounted to $2,674 and $1,551, respectively, for 1997 amounted to $2,364 and $1,495, respectively, and for 1998 amounted to $1,743 and $1,061, respectively.

   Defined Benefit Pension Plan: The Company has a defined benefit pension plan (the "Plan") covering substantially all of its employees. Participating employees are required to contribute to the Plan. Company contributions to the Plan for 1996, 1997, and 1998 amounted to $546, $183, and $123, respectively.

   A summary of the components of the defined benefit pension plans' net periodic pension cost for the plan is as follows:

                                                           1996   1997   1998
                                                           -----  ----  -------
   Service cost-benefits earned during the period......... $ 800  $777  $   934
   Interest cost on projected benefit obligation..........   744   888    1,009
   Expected return on plan assets.........................  (789) (988)  (1,191)
   Net amortization and deferral..........................     7     7        7
                                                           -----  ----  -------
   Net periodic pension expense........................... $ 762  $684  $   759
                                                           =====  ====  =======
   Assumptions used:
   Weighted-average discount rates........................  7.50% 7.00%    6.75%
   Rate of increase in compensation levels................  5.00% 5.00%    5.00%
   Expected long-term rate of return on assets............  8.00% 8.00%    8.00%

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

8. Employee Benefit Plans--(Continued):

   The change in projected benefit obligation, the change in fair value of plan assets and the funded status of the Company's pension plans at December 31 is summarized below:

                                                               1997     1998
                                                              -------  -------
Change in projected benefits obligations:
  Projected benefit obligation at beginning of year.......... $12,350  $14,621
  Service cost...............................................     777      934
  Interest cost..............................................     888    1,009
  Actuarial (gain)/loss......................................     696      703
  Benefits paid..............................................    (846)  (1,454)
  Plan participants' contributions...........................     756      926
                                                              -------  -------
  Projected benefit obligation at end of year................ $14,621  $16,739
                                                              =======  =======
Change in fair value of plan assets:
  Fair value of plan assets at beginning of year............. $12,259  $14,763
  Actual return on plan assets...............................   2,411    1,184
  Employer contributions.....................................     183      123
  Employee contributions.....................................     756      926
  Benefits paid..............................................    (846)  (1,454)
                                                              -------  -------
  Fair value of plan assets at end of year................... $14,763  $15,542
                                                              =======  =======
Funded status................................................ $   142  $(1,197)
Unrecognized prior service cost..............................      68       61
Unrecognized gain............................................    (874)    (164)
                                                              -------  -------
Net amount recognized in accrued liabilities................. $  (664) $(1,300)
                                                              =======  =======

   Postretirement Benefits: In addition to providing pension benefits, the Company provides certain retirement health care benefits to eligible employees. Employees become eligible for these benefits by attaining specified age and service requirements.

   A summary of the components of the other postretirement benefit plan's net periodic cost for the plan is as follows:

                                                               1996  1997  1998
                                                               ----  ----  ----
Other postretirement benefit plans:
  Service cost-benefits earned during the period.............. $ 39  $ 43  $ 54
  Interest cost on projected benefit obligation...............   59    66    74
  Recognized net actuarial (gain) or loss.....................  (11)  (11)   (2)
                                                               ----  ----  ----
  Total postretirement benefit expenses....................... $ 87  $ 98  $126
                                                               ====  ====  ====
Assumptions used:
  Weighted-average discount rates............................. 7.50% 7.00% 6.75%
  Medical Trend Rate.......................................... 5.50% 5.50% 5.25%

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

8. Employee Benefit Plans--(Continued):

   These calculations are based on an assumed medical trend rate which gradually decreases to an ultimate rate of 5.00% in 1999.

   The change in projected benefit obligation, the change in fair value of plan assets and the funded status of the Company's postretirement benefit plans at December 31 is summarized below:

                                                                1997     1998
                                                               -------  -------
Change in projected benefit obligations:
  Projected benefit obligation at beginning of year........... $   925  $ 1,027
  Service cost................................................      43       54
  Interest cost...............................................      66       74
  Plan participant contributions..............................     143      144
  Actuarial (gain)/loss.......................................      31      343
  Benefits paid...............................................    (181)    (184)
                                                               -------  -------
    Projected benefit obligation at end of year............... $ 1,027  $ 1,458
                                                               =======  =======
Change in fair value of plan assets:
  Fair value of plan assets at beginning of year.............. $     0  $     0
  Actual return on plan assets................................       0        0
  Employer contributions......................................      38       40
  Employee contributions......................................     143      144
  Benefits paid...............................................    (181)    (184)
                                                               -------  -------
  Fair value of plan assets at end of year.................... $     0  $     0
                                                               =======  =======
Funded status................................................. $(1,027) $(1,458)
  Unrecognized loss/(gain)....................................    (241)      64
                                                               -------  -------
  Net amounts recognized...................................... $(1,268) $(1,394)
                                                               =======  =======

   Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                                   1997  1998
                                                                   ----  -----
1% increase:
  Effect on total of service and interest cost components......... $ 16  $  19
  Effect on postretirement benefit obligation..................... $102  $ 127
1% decrease:
  Effect on total of service and interest cost components......... $(16) $ (19)
  Effect on postretirement benefit obligation..................... $(88) $(110)

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

9. Concentrations:

   The Company's cash and cash equivalents are placed in major domestic and international banks. Deposits in such banks may exceed federally insured limits.

   Substantially all of the Company's raw materials are purchased from two suppliers. In the event suppliers are unable or unwilling to deliver glass, aramid or carbon yarns, the business, financial condition and results of operations could be materially adversely affected.

   Substantially all the Company's trade accounts receivable are due from companies in the electronics, composites, insulation, filtration, construction and commercial industries. Management periodically performs credit evaluations of its customers and generally does not require collateral. Credit losses have historically been within management's expectations.

10. Segment Information:

   The Company operates in one business segment that manufactures specialty woven and non-woven fabrics for use in a variety of industrial and commercial applications. The Company's principal market is the United States. Information by geographic area is presented below, with sales based on the location of the customer.

                                                        1996     1997     1998
                                                      -------- -------- --------
  United States...................................... $174,673 $191,632 $183,080
  Foreign............................................   20,523   26,257   18,674
                                                      -------- -------- --------
                                                      $195,196 $217,889 $201,754
                                                      ======== ======== ========

   The following table summarizes net sales for each market the Company serves for the years ended December 31, 1996, 1997 and 1998:

                                                        1996     1997     1998
                                                      -------- -------- --------
Electronics:
  Lightweight fabrics................................ $ 46,127 $ 57,559 $ 59,358
  Heavyweight fabrics................................   68,969   65,739   41,929
  Composites.........................................   31,172   45,707   52,322
  Filtration.........................................   21,699   22,781   20,227
  Commercial.........................................   11,487   11,009   10,092
  Insulation.........................................   10,279    8,961    8,040
  Construction.......................................    5,463    6,133    9,786
                                                      -------- -------- --------
                                                      $195,196 $217,889 $201,754
                                                      ======== ======== ========

   The following table presents a summary of sales of significant customers as a percentage of the Company's net sales:

                                                               1996  1997  1998
                                                               ----  ----  ----
  Customer A.................................................. 15.6% 12.1%  8.0%
                                                               ====  ====  ====
  Customer B.................................................. 14.2% 14.2% 11.2%
                                                               ====  ====  ====
  Customer C..................................................  5.8%  9.7% 10.5%
                                                               ====  ====  ====

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

11. Commitments and Contingencies:

   Financial Instruments: The Company has an interest rate swap transaction which expires September 30, 2004, on an initial notional amount on $50,000 in order to limit its exposure to interest rate fluctuations under the Term Loan portion of the Senior Credit Facility (Note 6). Under the swap agreement, the Company has secured a fixed LIBOR rate of interest of 5.04% on the notional amount which is correlated in a manner consistent with the amortization of the Term Loan principal. The fair value of the interest rate swap agreement representing the estimated amount that the Company would receive to terminate the swap agreement was $349 at December 31, 1998; however, the Company has no intention of terminating the swap agreement.

   Leases: The Company leases facilities and equipment. Generally, such leases contain renewal options under cancelable and noncancelable operating leases. Rent expense amounted to $693, $697, and $879 for the years ended December 31, 1996, 1997, and 1998, respectively. Under the terms of noncancelable operating leases, the Company is committed to the following future minimum lease payments at December 31, 1998:

            Fiscal Year
            -----------
            1999.................................... $315
            2000....................................  302
            2001....................................  290
            2002....................................   70
            2003....................................    8
                                                     ----
                                                     $985
                                                     ====

   Guarantees: In 1997, the Company cosigned a debt facility with Glass Holdings guaranteeing the payment and performance of the obligations of BOA and Shanghai Porcher Industries Co., Ltd., affiliates of the Company. The obligations guaranteed by the Company under the debt facility are a $30,000 five year stand-by letter of credit of Shanghai Porcher Industries, Ltd., and a $5,000 tax-free variable rate demand note for BOA. At December 31, 1997 and 1998, respectively, $20,500 and $28,401 of guaranteed obligations were outstanding on the books of these affiliates.

   Environmental: The Company is currently involved in environmental matters at two plant locations. Management believes, however, that the ultimate resolution of such matters will not have a material adverse impact on the Company's financial position or results of operations.

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

12. Related Party Transactions:

   Glass Holdings provided loan guarantees to the Company during 1996 and 1997. At December 31, 1996 and 1997, the Company was current on all loan guarantee fees to Glass Holdings.

   Related party balances at December 31, 1996, 1997, and 1998 and transactions for the years ended December 31, 1996, 1997, and 1998 were as follows:

                                                         1996    1997   1998
                                                        ------- ------ -------
Trade accounts receivable from Porcher................. $   162 $   98 $   213
                                                        ======= ====== =======
Trade accounts receivable from other affiliated
 companies............................................. $     1 $  --  $   --
                                                        ======= ====== =======
Reimbursable expenses payable to Porcher............... $    84 $   32 $    37
                                                        ======= ====== =======
Sales to Porcher....................................... $   484 $  329 $ 1,672
                                                        ======= ====== =======
Management fees to subsidiaries of Porcher............. $   388 $  202 $   312
                                                        ======= ====== =======
Management fees included in accounts payable........... $    62 $   56 $   158
                                                        ======= ====== =======
Management fees overpayment refundable by Porcher...... $   265 $  --  $   --
                                                        ======= ====== =======
Management fees to Porcher............................. $   --  $  102 $    12
                                                        ======= ====== =======
Fees to a subsidiary of Glass Holdings................. $ 1,050 $1,000 $   950
                                                        ======= ====== =======
Fees included accounts payable......................... $   112 $   13 $   --
                                                        ======= ====== =======
Due from affiliate in other current assets............. $   --  $   44 $ 1,430
                                                        ======= ====== =======
Purchases from Porcher and affiliated companies........ $ 5,701 $8,081 $ 7,023
                                                        ======= ====== =======
Affiliated purchases included in accounts payable...... $   965 $  749 $ 1,097
                                                        ======= ====== =======
Affiliated purchases included in inventory............. $   974 $1,491 $ 1,824
                                                        ======= ====== =======
Payable to Glass Holdings, for taxes included in
 accrued expenses...................................... $ 1,374 $2,337 $   855
                                                        ======= ====== =======
Non-interest bearing loan payable to Glass Holdings.... $   --  $1,800 $   --
                                                        ======= ====== =======
Payable to Advanced Glassfiber Yarns LLC............... $   --  $  --  $ 2,903
                                                        ======= ====== =======
Receivable from Advanced Glassfiber Yarns LLC.......... $   --  $  --  $   110
                                                        ======= ====== =======
Reimbursable expenses and lease income from Advanced
 Glassfiber Yarns LLC.................................. $   --  $  --  $   340
                                                        ======= ====== =======
Purchases from Advanced Glassfiber Yarns LLC........... $   --  $  --  $11,185
                                                        ======= ====== =======
Management accounting and administrative fee income
 from a subsidiary of Glass Holdings................... $    13 $  360 $   658
                                                        ======= ====== =======
Management, technological support and administrative
 income from a joint venture of Glass Holdings......... $   705 $  349 $    52
                                                        ======= ====== =======
Dividends to Glass Holdings............................ $15,164 $4,913 $   --
                                                        ======= ====== =======
Commissions to Porcher................................. $   307 $  380 $   363
                                                        ======= ====== =======
Service fees from subsidiary of Porcher................ $    17 $   23 $    43
                                                        ======= ====== =======

   In 1998, the Company loaned an officer $365. The loan bears no interest and is payable upon the sale of the officer's former residence.

                              BGF INDUSTRIES, INC.
              (a wholly owned subsidiary of Glass Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

13. Loan to Parent:

   On September 30, 1998, AGY Holdings, an affiliate of the Company, purchased a 51% ownership interest in Advanced Glassfiber Yarns LLC for aggregate consideration of $338.9 million (including post-closing adjustments). In connection with the acquisition, the Company loaned Glass Holdings approximately $138.6 million to provide Glass Holdings a portion of the capital necessary to fund the acquisition. The Company raised the proceeds for this loan by borrowing (i) $88.4 million under the Senior Credit Facility, and (ii) $65.0 million under the Senior Subordinated Credit Facility (Note 6). The loan from the Company to Glass Holdings is evidenced by promissory notes that bear interest at the Cost of Funds Rate for the Company for the calendar year immediately preceding the date on which any interest is due. With respect to any period of determination, the Cost of Funds Rate means a rate per annum equal to the blended interest rate (as reasonably calculated by the Company) applicable to borrowings of the Company during such period in respect of indebtedness incurred by the Company to fund the loan to Glass Holdings. Accrued interest is due and payable on the first business day of February of each year commencing on February 1, 1999 and on any date on which any principal is due. The promissory notes are payable on October 31, 2008 or such later date as may be agreed to by the Company and Glass Holdings. At December 31, 1998, the loan to Glass Holdings of $136.8 million has been included as a contra equity account in the financial statements. Accrued interest at December 31, 1998 of approximately $3.2 million on this loan has been fully reserved.

14. Subsequent Events:

   On January 15, 1999, the Company issued $100 million of Senior Subordinated Notes ($98 million net of discount) due 2009. Net proceeds of approximately $95.3 million were used to repay outstanding indebtedness of $65.0 million under the Senior Subordinated Credit Facility, interest of $0.5 million under the Senior Subordinated Credit Facility, and $29.8 million under the Revolver. Interest is payable semiannually beginning in July, 1999. In addition, debt issuance costs of $1.7 million ($1.0 net of tax) associated with the termination of the Senior Subordinated Credit Facility were written off in the first quarter of 1999.

                                  $100,000,000

                              BGF INDUSTRIES, INC.

 Exchange Offer for $100,000,000 of 10 1/4% Senior Subordinated Notes due 2009

                                       , 1999

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Under Section 145 of the General Corporation Law of the State of Delaware, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, Delaware law does not permit indemnification of any action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

   Article V of BGF Industries, Inc.'s bylaws provide, under certain circumstances, for the indemnification of BGF Industries, Inc.'s present or former directors or officers and persons who, at the request of BGF Industries, Inc., are or were serving in a similar capacity for another corporation or entity. These provisions also allow the Board of Directors to purchase and maintain insurance on behalf of BGF Industries, Inc.'s present or former directors, officers or persons who are or were serving at the request of BGF Industries, Inc. as a director or officer of another corporation or entity.

Item 21. Exhibits and Financial Statement Schedules

   (a) The following exhibits are filed as part of this Registration Statement:

 Exhibit No. Description of Exhibit
 ----------- ----------------------
  3.1(1)     Certificate of Incorporation of BGF Industries, Inc., as amended

  3.2(1)     Bylaws of BGF Industries, Inc., as amended

  4.1(1)     Indenture, dated as of January 21, 1999, among BGF Industries,
             Inc. and The Bank of New York, as trustee, relating to $100 million principal amount of 10 1/4% Senior Subordinated Notes due
             2009

  4.2(1) Form of 10 1/4% Series A and Series B Senior Subordinated Notes due 2009 (included in Exhibit 4.1)

  4.3(1) Registration Rights Agreement dated as of January 21, 1999, by and between BGF Industries, Inc. and the Initial Purchaser

  5          Form of opinion of Alston & Bird LLP regarding legality

 10.1(1) Deferred Compensation Agreement, dated November 13, 1995, by and between BGF Industries, Inc. and Graham A. Pope

 10.2(1) Deferred Compensation Agreement, dated April 1, 1998, by and between BGF Industries, Inc. and Richard L. Cromer

 10.3(1) Deferred Compensation Agreement, dated April 16, 1990, by and between BGF Industries, Inc. and James R. Henderson

 Exhibit No. Description of Exhibit
 ----------- ----------------------

 10.4(1) Deferred Compensation Agreement, dated January 28, 1993, by and between BGF Services, Inc. and Philippe Dorier

 10.5 Lease, dated March 20, 1996, between E.R. English, Sr., as lessor, and BGF Industries, Inc., as lessee

 10.6(1)     Purchase Order (Lease), dated November 26, 1996, between K&C
             Brokerage, as lessor, and BGF Industries, Inc., as lessee

 10.7(1) Lease, dated November 1, 1991, by and between H.V. Johns, Jr., as lessor, and BGF Industries, Inc., as lessee

 10.8        Agreement between Contractor and Owner (Warehouse Lease), dated
             February 1, 1998, between Boyd Warehouse/Emmett Williams, as lessor, and BGF Industries, Inc., as lessee

 10.9(1)     Note Purchase Agreement dated January 15, 1999 between BGF
             Industries, Inc. and the Initial Purchaser

 10.10(1)    Senior Credit Agreement dated as of September 30, 1998 among BGF
             Industries, Inc., as Borrower, its Domestic Subsidiaries from time to time party thereto, as Guarantors, the Lenders Parties thereto and First Union National Bank, as Agent

 10.11(1)    Senior Subordinated Credit Agreement dated as of September 30,
             1998 among BGF Industries, Inc., as Borrower, certain subsidiaries from time to time party thereto, as Guarantors, and First Union
             Investors, Inc., as Agent

 10.12(1)    Promissory Note, dated September 30, 1998, from Glass Holdings
             Corp. to BGF Industries, Inc. for the original principal amount of
             $135,043,844.62

 10.13(1)    Promissory Note, dated December 23, 1998, from Glass Holdings
             Corp. to BGF Industries, Inc. for the original principal amount of $ 2,681,000

 12          Statement of Computation of Ratios

 21(1)       Subsidiaries of BGF

 23.1        Consent of PricewaterhouseCoopers LLP

 23.2        Consent of Alston & Bird LLP (included in Exhibit 5)

 24(1)       Powers of Attorney (included on signature page)

 25(1) Statement of Eligibility and Qualification (Form T-1) of The Bank of New York, as Trustee

 27          Financial Data Schedule

 99(1) Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer

--------

(1) Previously filed.

   (b) Financial Statement Schedules--None

Item 22. Undertakings

   (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-72321 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on April 26, 1999.

                                          BGF INDUSTRIES, INC.

                                                /s/ Philippe R. Dorier
                                          By: _________________________________

                                                  Philippe R. Dorier

                                                Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-72321 has been signed by the following persons in the capacities indicated on February 12, 1999:


              Signature                                       Title
              ---------                                       -----

                  *                                 Chairman of the Board of
______________________________________               Directors, Chief
            Robert Porcher                           Executive Officer and
                                                     Director (Principal
                                                     Executive Officer)

                  *                                 Director
______________________________________
            Graham A. Pope

                  *                                 President
______________________________________
          Richard L. Cromer

        /s/ Philippe R. Dorier                      Chief Financial Officer
______________________________________               (Principal Financial and
          Philippe R. Dorier                         Accounting Officer)

*By: /s/ Philippe R. Dorier
______________________________________
     Philippe R. Dorier (Attorney-in-
fact)

                                 EXHIBIT INDEX

 Exhibit No. Description of Exhibit
 ----------- ----------------------
  3.1(1)     Certificate of Incorporation of BGF Industries, Inc., as amended

  3.2(1)     Bylaws of BGF Industries, Inc., as amended

  4.1(1)     Indenture, dated as of January 21, 1999, among BGF Industries,
             Inc. and The Bank of New York, as trustee, relating to $100 million principal amount of 10 1/4% Senior Subordinated Notes due
             2009

  4.2(1) Form of 10 1/4% Series A and Series B Senior Subordinated Notes due 2009 (included in Exhibit 4.1)

  4.3(1) Registration Rights Agreement dated as of January 21, 1999, by and between BGF Industries, Inc. and the Initial Purchaser

  5          Form of opinion of Alston & Bird LLP regarding legality

 10.1(1) Deferred Compensation Agreement, dated November 13, 1995, by and between BGF Industries, Inc. and Graham A. Pope

 10.2(1) Deferred Compensation Agreement, dated April 1, 1998, by and between BGF Industries, Inc. and Richard L. Cromer

 10.3(1) Deferred Compensation Agreement, dated April 16, 1990, by and between BGF Industries, Inc. and James R. Henderson
 10.4(1) Deferred Compensation Agreement, dated January 28, 1993, by and between BGF Services, Inc. and Philippe Dorier

 10.5 Lease, dated March 20, 1996, between E.R. English, Sr., as lessor, and BGF Industries, Inc., as lessee

 10.6(1)     Purchase Order (Lease), dated November 26, 1996, between K&C
             Brokerage, as lessor, and BGF Industries, Inc., as lessee

 10.7(1) Lease, dated November 1, 1991, by and between H.V. Johns, Jr., as lessor, and BGF Industries, Inc., as lessee

 10.8        Agreement between Contractor and Owner (Warehouse Lease), dated
             February 1, 1998, between Boyd Warehouse/Emmett Williams, as lessor, and BGF Industries, Inc., as lessee

 10.9(1)     Note Purchase Agreement dated January 15, 1999 between BGF
             Industries, Inc. and the Initial Purchaser

 10.10(1)    Senior Credit Agreement dated as of September 30, 1998 among BGF
             Industries, Inc., as Borrower, its Domestic Subsidiaries from time to time party thereto, as Guarantors, the Lenders Parties thereto and First Union National Bank, as Agent

 10.11(1)    Senior Subordinated Credit Agreement dated as of September 30,
             1998 among BGF Industries, Inc., as Borrower, certain subsidiaries from time to time party thereto, as Guarantors, and First Union
             Investors, Inc., as Agent

 10.12(1)    Promissory Note, dated September 30, 1998, from Glass Holdings
             Corp. to BGF Industries, Inc. for the original principal amount of
             $135,043,844.62

 10.13(1)    Promissory Note, dated December 23, 1998, from Glass Holdings
             Corp. to BGF Industries, Inc. for the original principal amount of $ 2,681,000


                                 EXHIBIT INDEX

 Exhibit No. Description of Exhibit
 ----------- ----------------------

 12          Statement of Computation of Ratios

 21(1)       Subsidiaries of BGF

 23.1        Consent of PricewaterhouseCoopers LLP

 23.2        Consent of Alston & Bird LLP (included in Exhibit 5)

 24(1)       Powers of Attorney (included on signature page)

 25(1) Statement of Eligibility and Qualification (Form T-1) of The Bank of New York, as Trustee

 27          Financial Data Schedule

 99(1) Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer

--------

(1) Previously filed.